Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

MASTERBRAND, INC.,

MAPLE MERGER SUB, INC.,

and

AMERICAN WOODMARK CORPORATION

Dated as of August 5, 2025

TABLE OF CONTENTS

Page

ARTICLE I

THE MERGER

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of August 5, 2025 (this “Agreement”), is made and entered into by and among MasterBrand, Inc., a Delaware corporation (“Parent”), Maple Merger Sub, Inc., a Virginia corporation and a direct, wholly owned Subsidiary of Parent (“Merger Sub”), and American Woodmark Corporation, a Virginia corporation (the “Company” and, together with Parent and Merger Sub, the “Parties”). Capitalized terms used but not otherwise defined herein have the meanings ascribed to such terms in Section 9.14.

RECITALS:

WHEREAS, it is proposed that, on the terms and subject to the conditions hereof and the Virginia Stock Corporation Act, as amended (the “VSCA”), Merger Sub will merge with and into the Company, with the Company continuing as the Surviving Corporation;

WHEREAS, for U.S. federal income Tax purposes, the Parties intend that (a) the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code that is subject to the treatment described in Section 6.16(a) (the “Intended Tax Treatment”) and (b) this Agreement is, and be adopted as, a “plan of reorganization” within the meaning of Section 368 of the Code and Treasury Regulations Section 1.368-2(g);

WHEREAS, the Company Board unanimously has (a) approved and declared advisable this Agreement and the Plan of Merger (as defined herein) and the consummation of the Merger and the other transactions contemplated hereby, (b) determined that the terms hereof, the Merger, and the other transactions contemplated hereby are advisable, and in the best interests of, the Company and the Company Stockholders, (c) directed that this Agreement be submitted to the Company Stockholders for adoption, and (d) resolved to recommend to the Company Stockholders that they adopt this Agreement and approve the Merger;

WHEREAS, the Parent Board unanimously has (a) approved and declared advisable this Agreement and the Plan of Merger and the consummation of the Merger, the Parent Stock Issuance and the other transactions contemplated hereby, (b) directed that the Parent Stock Issuance be submitted to the Parent Stockholders for approval, and (c) resolved to recommend that the Parent Stockholders approve the Parent Stock Issuance;

WHEREAS, the board of directors of Merger Sub unanimously has (a) approved and declared advisable this Agreement and the Plan of Merger and the consummation of the Merger and the other transactions contemplated hereby, (b) determined that the terms hereof, the Merger and the transactions contemplated hereby are advisable, and in the best interests of the sole stockholder of Merger Sub, (c) directed that this Agreement be submitted to the sole stockholder of Merger Sub for adoption, and (d) resolved to recommend that the sole stockholder of Merger Sub adopt this Agreement and approve the Merger;

WHEREAS, immediately following the execution and delivery of this Agreement, Parent, as the sole stockholder of Merger Sub, shall adopt this Agreement and approve the Merger; and

WHEREAS, each of Parent, Merger Sub, and the Company desire to make certain representations, warranties, covenants, and agreements in connection with the Merger and also to prescribe certain conditions to the Merger, each as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements hereunder, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

THE MERGER

Section 1.1 Closing. The consummation of the Merger (the “Closing”) shall take place remotely via the electronic exchange of documents and signature pages, at 8:30 a.m., Eastern Time, on the third (3rd) Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions in Article VII (except for any condition that by its nature is to be satisfied at the Closing, but subject to the satisfaction or waiver of any such condition at the Closing), or at such other time and date as may be mutually acceptable to and agreed by Parent and the Company. As used herein, “Closing Date” means the date on which the Closing occurs.

Section 1.2 The Merger.

(a) Surviving Corporation. On the terms and subject to the conditions set forth herein and in accordance with the VSCA, at the Effective Time, Merger Sub shall be merged with and into the Company in accordance with this Agreement and the Plan of Merger attached hereto as Exhibit A (the “Plan of Merger”), and the separate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”) and become a wholly owned Subsidiary of Parent.

(b) Effective Time. At the Closing, the Company shall file with the State Corporation Commission of the Commonwealth of Virginia (the “SCC”) articles of merger relating to the Merger containing the Plan of Merger attached as an exhibit thereto (the “Articles of Merger”), executed and acknowledged in accordance with the relevant provisions of the VSCA, and make all other filings or recordings required under the VSCA or by the SCC in connection with the Merger. The Merger shall become effective at the time that the SCC issues its certificate of merger with respect to the Articles of Merger, or at such later time or date as Parent and the Company shall agree in writing and specify in the Articles of Merger; provided, however, that in no event shall such time or date be more than 15 days following the filing of the Articles of Merger with the SCC (the time the Merger becomes effective being the “Effective Time”).

(c) Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in Section 13.1-721 of the VSCA. The effects of the Merger on the capital stock of the Company and Merger Sub shall be as set forth in Article III.

(d) Articles of Incorporation and Bylaws. At the Effective Time, (i) the articles of incorporation of the Company, as in effect immediately prior to the Effective Time shall be amended and restated in its entirety to be the same as the articles of incorporation of Merger Sub in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be “American Woodmark Corporation” and, as so amended and restated, shall be the articles of incorporation of the Surviving Corporation from and after the Effective Time; and (ii) the bylaws of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated in their entirety to be the same as the bylaws of Merger Sub in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be “American Woodmark Corporation,” and, as so amended and restated, shall be the bylaws of the Surviving Corporation from and after the Effective Time.

ARTICLE II

CERTAIN GOVERNANCE MATTERS

Section 2.1 Name and Trading Symbol. Parent’s name and NYSE ticker symbol will not be amended, revised, changed or otherwise affected in any respect as a result of the consummation of the Merger or the other transactions contemplated by this Agreement, and, for the avoidance of doubt, will continue as “MasterBrand, Inc.” and “MBC,” respectively.

Section 2.2 Headquarters; Other Locations. From and after the Effective Time, the headquarters of Parent shall be the existing headquarters of Parent in Beachwood, OH.

Section 2.3 Parent Board of Directors.

(a) At the Effective Time, the Parent Board shall consist of eleven (11) directors, of whom: (i) eight (8) directors shall be designated by Parent in writing prior to the Effective Time (the “Parent Designees”); and (ii) three (3) directors shall be designated by the Company in writing prior to the Effective Time (the “Company Designees”). Each of the Company Designees shall (i) meet the independence requirements of NYSE, (ii) satisfy Parent’s corporate governance standards, including Parent’s satisfactory completion of its customary screening and evaluation procedures for directors, and (iii) be chosen by the Parties from the list set forth on Section 2.3 of the Company Disclosure Schedule. At the Effective Time, David D. Petratis or such other designee of Parent shall be the Chairman of the Parent Board.

(b) Prior to the Effective Time, Parent shall take all actions necessary or appropriate to cause: (i) the size of the Parent Board to be increased to consist of eleven (11) directors as of the Effective Time; (ii) the three (3) Company Designees to be appointed to the Parent Board as of the Effective Time to fill the vacancies caused by the increase in size of the Parent Board referred to in clause (i) above; and (iii) the three (3) Company Designees to be appointed to serve in the classes of the Parent Board in accordance with Section 2.3(c). Once so appointed to the Parent Board, each Company Designee shall serve on the Parent Board, in the class of directors as determined in accordance with Section 2.3(c), in accordance with the Parent Constituent Documents until the earliest to occur of such Company Designee’s resignation, death, or removal in accordance with the Parent Constituent Documents.

(c) The Company Designees shall be appointed to serve in one of the three (3) existing classes of the Parent Board, such that one (1) Company Designee will be added to each of Class I, II, and III of the Parent Board. The Company Designees shall only receive rights and benefits as a Parent director that are provided on the same basis as those afforded by the Parent generally to the Parent Designees.

Section 2.4 Parent Chief Executive Officer. From and after the Effective Time, R. David Banyard, Jr. shall continue to serve as the Chief Executive Officer and President of Parent until his successor shall be appointed or until his earlier death, resignation or removal in accordance with the Parent Constituent Documents.

Section 2.5 No Control. Notwithstanding any provision in this Article II, nothing in this Agreement shall, directly or indirectly, give any Party control over any other Party’s operations, business or decision-making prior to the Effective Time, and control over all such matters shall remain in the hands of the applicable Party, subject to the terms and conditions of this Agreement.

ARTICLE III

EFFECT ON CAPITAL STOCK OF THE MERGER; EXCHANGE OF CERTIFICATES

Section 3.1 Effect on Capital Stock of the Company and Merger Sub.

(a) At the Effective Time, by virtue of the Merger and without any action by any Party or any other Person (including the Company Stockholders or the Parent Stockholders):

(i) each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (each, a “Converted Share”) shall be (1) automatically canceled and shall cease to exist and (2) converted into the right to receive, subject to Section 3.3, 5.15 (such ratio, as may be adjusted under Section 3.2, the “Exchange Ratio”) validly issued, fully paid and non-assessable shares of Parent Common Stock (the “Merger Consideration”); and

(ii) each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b) From and after the Effective Time, each holder of (i) a certificate that immediately prior to the Effective Time represented any share of Company Common Stock (each, a “Certificate”) or (ii) any share of Company Common Stock held in book-entry form (each, a “Book-Entry Share”) shall cease to have any rights with respect thereto, except the right to receive (i) the Merger Consideration, subject to compliance with Section 3.5, (ii) any cash in lieu of fractional shares under Section 3.3, and (iii) any dividends or other distributions payable under Section 3.5(d).

Section 3.2 Certain Adjustments. Notwithstanding anything herein to the contrary, if, from the date hereof until the Effective Time, the outstanding shares of Parent Common Stock or Company Common Stock or the securities convertible into or exercisable for shares of Parent Common Stock or shares of Company Common Stock are changed into a different number of shares or a different class by reason of any reclassification, stock split (including a reverse stock split), recapitalization, split-up, combination, exchange of shares, readjustment or other similar transaction, or if a stock dividend on the outstanding shares of Parent Common Stock or Company Common Stock shall be declared with a record date within such period, then the Exchange Ratio and any other similarly dependent items, as the case may be, shall be appropriately adjusted to provide Parent and the holders of Company Common Stock (including Company Equity Awards) the same economic effect as contemplated by Section 3.1 and Section 3.7 prior to such event. Nothing in this Section 3.2 shall be construed to permit any Party to take any action that is otherwise prohibited or restricted by any other provision of this Agreement.

Section 3.3 Fractional Shares. No certificate or scrip representing fractional shares of Parent Common Stock shall be issued upon the conversion of any Converted Share into the right to receive the Merger Consideration under Section 3.1(a)(i), and such fractional shares shall not entitle the holder thereof to (a) any whole or fractional share of Parent Common Stock, (b) vote any whole or fractional share of Parent Common Stock, or (c) any other rights of a holder of shares of Parent Common Stock. As promptly as reasonably practicable following the Effective Time, the Exchange Agent, acting as agent for the holders of Converted Shares that otherwise would be entitled to receive fractional shares of Parent Common Stock under Section 3.1(a)(i), shall aggregate all fractional shares of Parent Common Stock that would otherwise have been required to be distributed under Section 3.1(a)(i) and cause them to be sold on NYSE at then-prevailing prices in the manner provided in the immediately following sentence. The sale of such fractional shares of Parent Common Stock by the Exchange Agent, acting as agent for the holders of Converted Shares that otherwise would be entitled to receive fractional shares of Parent Common Stock under Section 3.1(a)(i) pursuant to the foregoing sentence shall be executed in round lots to the extent practicable, and until the proceeds of sale or sales have been distributed to such holders, the Exchange Agent shall hold such proceeds in trust for such holders. Each holder of Converted Shares that otherwise would have been entitled to receive a fraction of a share of Parent Common Stock under Section 3.1(a)(i) shall, in lieu thereof, be entitled to receive from the proceeds from such sales by the Exchange Agent, rounded to the nearest whole cent and without interest, an amount equal to such holder’s proportionate interest in the proceeds from such sales. As soon as reasonably practicable after the determination of the amount of cash, if any, to be paid to holders of Converted Shares in lieu of any fractional share interests in Parent Common Stock, the Exchange Agent shall make available such amounts, without interest, to the holders of Converted Shares entitled to receive such cash.

Section 3.4 No Appraisal Rights. In accordance with Section 13.1-730 of the VSCA, no appraisal rights shall be available to the holders of Company Common Stock in connection with the Merger or the other transactions contemplated by this Agreement.

Section 3.5 Exchange of Company Common Stock.

(a) Prior to the Effective Time, Parent shall enter into a customary exchange agent agreement with a financial institution designated by Parent and reasonably acceptable to the Company (the “Exchange Agent”).

(b) (i) At or prior to the Effective Time, Parent shall deposit (or cause to be deposited) with the Exchange Agent the aggregate number of shares of Parent Common Stock into which Converted Shares are to be converted under Section 3.1(a)(i) and (ii) after the Effective Time, on the appropriate payment date, if applicable, Parent shall deposit or cause to be deposited with the Exchange Agent an amount of cash equal to the amount of any dividends or other distributions payable under Section 3.5(d) on the shares of Parent Common Stock deposited under the foregoing clause (i) (such shares of Parent Common Stock and cash (if any) deposited with the Exchange Agent under the foregoing clauses (i) and (ii), the “Exchange Fund”). The Parties intend that the Exchange Agent shall deliver the Merger Consideration to the holders of Converted Shares out of the Exchange Fund pursuant to the exchange agent agreement contemplated by Section 3.5(a). The Parties intend that the Exchange Fund shall not be used for any purpose other than in accordance with this Section 3.5.

(c) Exchange Procedures.

(i) Certificates. Parent shall instruct the Exchange Agent to mail, as soon as reasonably practicable (and in no event more than five (5) Business Days) after the Effective Time, to each holder of record of a Certificate whose shares of Company Common Stock were converted into the right to receive the Merger Consideration under Section 3.1, (A) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or, if applicable, affidavits of loss in lieu thereof under Section 3.5(h)) to the Exchange Agent, and shall be in customary form as prepared by Parent and reasonably acceptable to the Company) and (B) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent (or affidavits of loss in lieu thereof under Section 3.5(h)), together with such letter of transmittal, duly executed, and such other documents as shall be required by such letter of transmittal or otherwise as reasonably required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor, and Parent shall instruct the Exchange Agent to pay and deliver in exchange thereof as promptly as reasonably practicable, (x) the number of shares of Parent Common Stock (which shall be in book-entry form unless a certificate is requested) representing, in the aggregate, the whole number of shares that such holder has the right to receive in exchange for the shares of Company Common Stock represented by such Certificate pursuant to Section 3.1(a)(i) (after taking into account all other Certificates surrendered by such holder under this Section 3.5(c)(i)), (y) any dividends or other distributions payable pursuant to Section 3.5(d)(i), and (z) cash in lieu of fractional shares of Parent Common Stock payable under Section 3.3, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock that has not been registered in the transfer records of the Company, delivery of the Merger Consideration may be made to a Person other than the Person in whose name the Certificate so surrendered is registered only if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other Taxes required by reason of the delivery of the Merger Consideration to a Person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such Tax was paid or is not applicable. No interest shall be paid or accrue on any cash payable upon surrender of any Certificate hereunder.

(ii) Book-Entry Shares. Notwithstanding anything herein to the contrary, any holder of a Book-Entry Share that is a Converted Share shall not be required to deliver a Certificate or an executed letter of transmittal to the Exchange Agent. In lieu thereof, each holder of record of one or more Book-Entry Shares that are Converted Shares shall automatically upon the Effective Time be entitled to receive, and Parent shall instruct the Exchange Agent to pay and deliver as promptly as reasonably practicable after the Effective Time, (A) the number of shares of Parent Common Stock (which shall be in book-entry form unless a certificate is requested) representing, in the aggregate, the whole number of shares of Parent Common Stock that such holder has the right to receive for such Converted Shares pursuant to Section 3.1(a)(i), (B) any dividends or distributions payable under Section 3.5(d)(ii), and (C) cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 3.3. No interest shall be paid or accrue on any cash payable in respect of any Book-Entry Shares.

(d) Distributions Related to Unexchanged Shares.

(i) No dividends or other distributions on shares of Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any Certificate formerly representing Company Common Stock, and no cash payment in lieu of fractional shares shall be paid to any such holder under Section 3.3, until the surrender of such Certificate (or affidavit of loss in lieu thereof) in accordance with this Article III. Subject to applicable Law, following a holder’s surrender of any such Certificate in accordance with this Article III, there shall be paid to such holder, without interest, (A) by the Exchange Agent, at the time of delivery to such holder of shares of Parent Common Stock by the Exchange Agent under Section 3.5(c)(i), (1) the aggregate amount of dividends or other distributions payable on such shares of Parent Common Stock in connection with any dividend or other distribution with a record date after the Effective Time that was paid by Parent prior to such delivery of such shares of Parent Common Stock by the Exchange Agent and (2) cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 3.3 and (B) by Parent, at the appropriate payment date, the aggregate amount of dividends or other distributions payable on the shares of Parent Common Stock delivered to such holder by the Exchange Agent under Section 3.5(c)(i) in connection with any dividend or other distribution with a record date after the Effective Time, but prior to such delivery of such shares of Parent Common Stock by the Exchange Agent under Section 3.5(c)(i), that has a payment date subsequent to the time of such delivery of such shares of Parent Common Stock by the Exchange Agent under Section 3.5(c)(i).

(ii) Subject to applicable Law, there shall be paid to the holder of each share of Parent Common Stock issued in exchange for Book-Entry Shares under this Article III, without interest, (A) by the Exchange Agent, at the time of delivery to such holder of such Parent Common Stock by the Exchange Agent under Section 3.5(c)(ii), (1) the aggregate amount of dividends or other distributions payable on such shares of Parent Common Stock in connection with any dividend or other distribution with a record date after the Effective Time that was paid by Parent prior to such delivery of such shares of Parent Common Stock by the Exchange Agent and (2) cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 3.3; and (B) by Parent, at the appropriate payment date, the aggregate amount of dividends or other distributions on the shares of Parent Common Stock delivered to such holder by the Exchange Agent under Section 3.5(c)(ii) in connection with any dividend or other distribution with a record date after the Effective Time, but prior to the time of such delivery by the Exchange Agent under Section 3.5(c)(ii), that has a payment date subsequent to the time of such delivery of such shares of Parent Common Stock by the Exchange Agent under Section 3.5(c)(ii).

(e) The Merger Consideration issued and paid pursuant to this Article III shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to Converted Shares of Company Common Stock (except for the right to receive dividends or other distributions, if any, pursuant to Section 3.5(d), subject to the right to receive cash in lieu of any fractional shares of Parent Common Stock pursuant to Section 3.3). After the Effective Time, there shall be no registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Common Stock that were outstanding prior to the Effective Time. If, after the Effective Time, any Certificates formerly representing shares of Company Common Stock are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article III, subject to the terms and conditions hereof.

(f) Any portion of the Exchange Fund that remains undistributed to the former holders of Company Common Stock twelve (12) months after the Effective Time shall be delivered to Parent, upon demand, and any former holder of Company Common Stock who has not theretofore complied with this Article III shall thereafter look only to Parent for payment of its claim for the Merger Consideration and any dividends or distributions on shares of Parent Common Stock as contemplated by Section 3.5(d).

(g) None of Parent, Merger Sub, the Surviving Corporation, or the Exchange Agent shall be liable to any Person for any shares of Parent Common Stock (or dividends or distributions with respect thereto) or cash (if any) from the Exchange Fund delivered to a public official under any applicable abandoned property, escheat, or similar Law. Any Merger Consideration remaining unclaimed by former holders of Company Common Stock immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the fullest extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.

(h) In the event any Certificate has been lost, stolen, or destroyed, upon the making of an affidavit, in form and substance reasonably acceptable to Parent, of that fact by the Person claiming such Certificate to be lost, stolen, or destroyed and, if required by Parent or the Exchange Agent, the posting by such Person of a bond in reasonable amount as Parent or the Exchange Agent may direct, as indemnity against any claim that may be made against it or the Surviving Corporation related to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen, or destroyed Certificate the Merger Consideration and any unpaid dividends or other distributions that would be payable or deliverable in respect thereof under Section 3.5(d) had such lost, stolen, or destroyed Certificate been surrendered as provided in this Article III.

(i) The Exchange Agent shall invest the amount of cash included in the Exchange Fund as directed by Parent; provided, however, that no such investment income or gain or loss thereon shall affect the amounts payable to holders of Company Common Stock pursuant to this Article III. Any interest, gains, and other income resulting from such investments (net of any losses) shall be the sole and exclusive property of Parent payable to Parent upon its request, and no part of such interest, gains, and other income shall accrue to the benefit of holders of Company Common Stock; provided, however, that any investment of such cash shall in all events be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government, in commercial paper rated A-1 or P-1 or better by

Moody’s Investors Service, Inc. or S&P Global Inc., respectively, or in certificates of deposit, bank repurchase agreements, or banker’s acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank that are then publicly available). If for any reason (including losses) the cash in the Exchange Fund shall be insufficient to fully satisfy all of the payment obligations to be made in cash by the Exchange Agent hereunder, Parent shall promptly deposit cash into the Exchange Fund an amount equal to the deficiency in the amount of cash required to fully satisfy such cash payment obligations.

(j) Notwithstanding anything to the contrary contained in this Agreement, each of Parent, Merger Sub, the Surviving Corporation, and the Exchange Agent shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amounts (including stock) otherwise payable to any Person under this Agreement such amounts as Parent determines in good faith are required to be deducted and withheld therefrom or in connection therewith under the Code or any other provision of state, local or non-U.S. Law. Any amount deducted or withheld pursuant to this Section 3.5(j) shall be treated as having been paid to the Person for which such deduction or withholding was made.

Section 3.6 Further Assurances. If, at any time after the Effective Time, the Surviving Corporation determines that any actions are necessary or desirable to vest, perfect, or confirm of record or otherwise in the Surviving Corporation its right, title, or interest in, to or under any right, property, or asset of the Company or (if applicable) Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with the Merger or otherwise to carry out this Agreement, then the agents of the Surviving Corporation shall be authorized to take all such actions as such agents (or any one of them) deem necessary or desirable to vest all right, title, or interest in, to and under such rights, properties, or assets in the Surviving Corporation or otherwise to carry out the purposes hereof.

Section 3.7 Stock-Based Awards.

(a) Company Stock Options. As of the Effective Time, each Company Stock Option that is outstanding immediately prior to the Effective Time shall, without any further action on the part of the holder thereof, be assumed by Parent and become, as of the Effective Time, an option (each, an “Assumed Stock Option”) to purchase, on the same terms and conditions (including applicable vesting, exercise and expiration provisions, but excluding performance-based vesting conditions applicable to such Company Stock Option immediately prior to the Effective Time, which shall cease to apply from and after the Effective Time) as applicable to each such Company Stock Option as of immediately prior to the Effective Time, shares of Parent Common Stock, except that (i) the number of shares of Parent Common Stock subject to such Assumed Stock Option shall equal the product of (x) the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time with the achievement of the applicable performance metrics for any open performance period determined based on actual performance through the Effective Time, as determined reasonably and in good faith by the Compensation Committee of the Company Board and subject to Parent’s approval, multiplied by (y) the Exchange Ratio, rounded down to the nearest whole share, and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such Assumed Stock Option shall equal the quotient determined by dividing (x) the exercise price per share of Company Common Stock at which such Company

Stock Option was exercisable immediately prior to the Effective Time by (y) the Exchange Ratio, rounded up to the nearest whole cent. Notwithstanding anything to the contrary set forth in this Section 3.7(a), to the extent that any Company Stock Option is not earned based on the achievement of actual performance as determined in accordance with this Section 3.7(a), such Company Stock Option shall, as of immediately prior to the Effective Time, be automatically cancelled without consideration therefor and shall be of no further force and effect.

(b) Company RSUs.

(i) Immediately prior to the Effective Time, each Company RSU that, pursuant to its terms as in effect as of the date hereof, provides for automatic accelerated vesting upon the consummation of the transactions contemplated hereby shall, without any further action on the part of the holder thereof, be converted as of the Effective Time into the right to receive a number of shares of Parent Common Stock equal to the product of (A) the number of shares of Company Common Stock subject to such Company RSU immediately prior to the Effective Time, multiplied by (B) the Exchange Ratio (with a cash payment in respect of any fractional shares in accordance with Section 3.3), less applicable Tax withholdings, which shall be paid or provided by Parent as soon as practicable following the Effective Time, but in no event later than twenty (20) Business Days following the Effective Time; provided that, notwithstanding anything to the contrary contained in this Agreement, any payment pursuant to this Section 3.7(b)(i) in respect of any such Company RSU that constitutes “deferred compensation” subject to Section 409A of the Code shall be made on the earliest possible date that such payment would not trigger a tax or penalty under Section 409A of the Code.

(ii) As of the Effective Time, each Company RSU (other than Company RSUs that are covered by Section 3.7(b)(i)) outstanding immediately prior to the Effective Time shall, without any further action on the part of the holder thereof, be converted into a restricted stock unit with respect to shares of Parent Common Stock (each, an “Assumed RSU”) with the same terms and conditions as were applicable to such Company RSU immediately prior to the Effective Time (including with respect to vesting and termination-related provisions), except that such Assumed RSU shall relate to such number of shares of Parent Common Stock as is equal to the product of (A) the number of shares of Company Common Stock subject to such Company RSU immediately prior to the Effective Time, multiplied by (B) the Exchange Ratio, with any fractional shares rounded down to the nearest whole share.

(c) Company PSUs. As of the Effective Time, each Company PSU that is outstanding immediately prior to the Effective Time shall, without any further action on the part of the holder thereof, be converted into a restricted stock unit with respect to shares of Parent Common Stock (each, an “Assumed PSU”) with the same terms and conditions as were applicable to such Company PSU immediately prior to the Effective Time (other than the performance-based vesting conditions applicable to such Company PSU immediately prior to the Effective Time, which shall cease to apply from and after the Effective Time), except that such Assumed PSU shall relate to such number of shares of Parent Common Stock equal to the product of (i) the number of shares of Company Common Stock subject to such Company PSU immediately prior to the Effective Time with the achievement of the applicable performance metrics for any open performance period determined, (x) with respect to the Company PSUs set forth on Section 3.7(c) of the Company Disclosure Schedule, based on actual performance through the Effective Time, as determined reasonably and in good faith by the Compensation Committee of the Company Board and subject to Parent’s approval, and (y) for Company PSUs not covered by clause (x) of this Section 3.7(c), at the superior performance level, multiplied by (ii) the Exchange Ratio, with any fractional shares rounded down to the nearest whole share. Notwithstanding anything to the contrary set forth in this Section 3.7(c), to the extent that any Company PSU covered by clause (x) of this Section 3.7(c) is not earned based on the achievement of actual performance as determined in accordance with this Section 3.7(c), such Company PSU shall, as of immediately prior to the Effective Time, be automatically cancelled without consideration therefor and shall be of no further force and effect.

(d) Company RSTUs. As of the Effective Time, each Company RSTU that is outstanding immediately prior to the Effective Time shall, without any further action on the part of the holder thereof, be assumed by Parent and become a cash-settled restricted stock tracking unit (each, an “Assumed RSTU”) with the same terms and conditions as were applicable to such Company RSTU immediately prior to the Effective Time (other than any performance-based vesting conditions applicable to such Company RSTU immediately prior to the Effective Time, which shall cease to apply from and after the Effective Time), except that such Assumed RSTU shall be based on such number of shares of Parent Common Stock equal to the product of (i) the number of shares of Company Common Stock related to such Company RSTU immediately prior to the Effective Time with the achievement of any applicable performance metrics for any open performance period determined at the superior performance level, multiplied by (ii) the Exchange Ratio, with any fractional amounts rounded down to the nearest whole share.

(e) Company Actions. Prior to the Effective Time, the Company Board or a committee thereof with necessary authority shall take actions (including adopting resolutions) as may be necessary or desirable to approve, provide for or give effect to the transactions and adjustments contemplated by this Section 3.7, and to authorize and direct the Company’s officers and employees to take such actions as may be necessary or appropriate to give effect thereto, including seeking the consent of any other Person. Prior to any adoption of such resolutions, the Company shall provide Parent with drafts of, and a reasonable opportunity to comment upon, all such resolutions.

(f) Parent Actions. At the Effective Time, Parent shall assume all obligations of the Company under the Company Stock Plans with respect to each Assumed Stock Option, Assumed RSU, Assumed PSU and Assumed RSTU (collectively, the “Assumed Equity Awards”), subject to the adjustments required pursuant to this Section 3.7, and the award agreements evidencing the grants of such Company Equity Awards to be converted into Assumed Equity Awards pursuant to this Section 3.7. Parent shall administer and honor all such Assumed Equity Awards in accordance with the terms and conditions of the Company Stock Plans and the applicable award agreements pursuant to which the Company Equity Awards to be converted into Assumed Equity Awards pursuant to this Section 3.7 were granted (subject to the adjustments required pursuant to this Section 3.7). As soon as reasonably practicable after the Effective Time, Parent shall file a registration statement on an appropriate form, or a post-effective amendment to a registration statement previously filed under the Securities Act, with respect to the shares of Parent Common Stock subject to such Assumed Stock Options, Assumed RSUs and Assumed PSUs, and shall use its reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Assumed Stock Options, Assumed RSUs and Assumed PSUs remain outstanding.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as expressly set forth in the Company Disclosure Schedule or as disclosed in the Company SEC Documents filed with or furnished to the SEC on or after December 31, 2022, but prior to the Business Day immediately preceding the date hereof (collectively, the “Pre-Signing Company Reports”), but only to the extent publicly available on EDGAR (excluding, in each case, (i) any risk factor disclosure that is contained solely in any “Risk Factors” section of any such Pre-Signing Company Report or any disclosure in any “qualitative and quantitative disclosure about market risk” section, (ii) any “forward-looking statements” or similar disclaimer, or (iii) any other disclosure included in any such Pre-Signing Company Report that is predictive or forward-looking in nature, in each case other than any specific factual information contained therein, which shall not be excluded), the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 4.1 Organization; Good Standing; Corporate Power; Company Subsidiaries.

(a) The Company is a corporation duly incorporated, validly existing, and in good standing in accordance with the Laws of the Commonwealth of Virginia and has the requisite corporate power and authority to own or lease, as applicable, and operate its assets and to carry on its business as currently conducted in all material respects. Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect, the Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing, or operation of its assets makes such qualification or licensing necessary.

(b) The Company’s Constituent Documents that are in effect on the date hereof are available on EDGAR and are in full force and effect. No further amendment to the Company’s Constituent Documents has been approved by the Company Board or Company Stockholders. The Company is not in violation of any of its Constituent Documents.

(c) Section 4.1(c) of the Company Disclosure Schedule lists all of the Company’s Subsidiaries as of the date hereof, including each Company Subsidiary’s jurisdiction of incorporation, formation, or organization. Each material Company Subsidiary is duly incorporated or a limited liability company, or other entity duly organized or formed, as applicable, and is validly existing and in good standing in accordance with the Laws of the jurisdiction of its incorporation, formation, or organization, as the case may be, and has the requisite corporate, limited liability company, or other power and authority, as the case may be, to own, lease, and operate its assets and to carry on its business as currently conducted in all material respects. Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect, each Company Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing, or operation of its assets makes such qualification or licensing necessary.

(d) The Constituent Documents of each Company Subsidiary are in full force and effect, and no Company Subsidiary is in violation of any of its Constituent Documents.

Section 4.2 Company Capitalization.

(a) The authorized capital stock of the Company consists of (i) 40,000,000 shares of Company Common Stock, and (ii) 2,000,000 shares of preferred stock, par value $1.00 per share (the “Company Preferred Stock” and, together with the Company Common Stock, the “Company Capital Stock”).

(b) As of the close of business on August 1, 2025 (the “Capitalization Date”), there were (i) 14,558,035 shares of Company Common Stock issued and outstanding, (ii) no shares of Company Preferred Stock issued or outstanding, (iii) 551,531 shares of Company Common Stock reserved for issuance under outstanding awards and rights under the Company Stock Plans, of which (1) 164,504 shares of Company Common Stock related to outstanding Company RSUs, (2) 325,467 shares of Company Common Stock related to Company PSUs (assuming achievement at the maximum performance level), and (3) 61,560 shares of Company Common Stock related to outstanding Company Stock Options (assuming achievement at the maximum performance levels), and (iv) 1,180,297 shares of Company Common Stock reserved for issuance for future awards under the Company Stock Plans. Since the close of business on the Capitalization Date through the date hereof, the Company has not granted or issued any Company Equity Awards, and the Company has not issued (or authorized the issuance of) any shares of Company Capital Stock, except in satisfaction of the vesting or exercise of (in each case, in accordance with their respective terms) any Company Equity Awards, in each case, that were outstanding as of the close of business on the Capitalization Date (such shares of Company Common Stock, together with the outstanding Equity Securities of the Company described by the foregoing clauses (i)–(iv) of the foregoing sentence, the “Outstanding Company Equity Securities”). All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive or other anti-dilutive rights. Except for (A) the Outstanding Company Equity Securities and (B) the issuance of Company Common Stock upon the exercise of Company Stock Options or the vesting and settlement of Company RSUs and Company PSUs, in each case, included in the Outstanding Company Equity Securities, no Equity Securities in the Company are issued, reserved for issuance or outstanding. As of the date hereof, there are no accrued or declared, and unpaid, dividends or dividend equivalents on any shares of Company Capital Stock.

(c) Except for acquisitions, or deemed acquisitions, of Company Common Stock in connection with (i) required Tax withholding in connection with the exercise, vesting and settlement, as applicable, of Company Equity Awards and (ii) forfeitures of Company Equity Awards, no Company Entity has any obligation to repurchase, redeem or otherwise acquire any Equity Securities of any Company Entity.

(d) There is no Indebtedness of any Company Entity providing any holder thereof with the right to vote (or that is convertible into, or exchangeable for, Equity Securities providing the holder thereof with the right to vote) on any matters on which Company Stockholders or any holder of Equity Securities of any Company Entity may vote. Except pursuant to award agreements for outstanding Company Equity Awards, there are no stockholder agreements, voting trusts or other Contracts to which any Company Entity is a party or, to the Company’s Knowledge, among any stockholders of the Company or any Company Subsidiaries related to the voting, registration, redemption, repurchase, or disposition of, or that restrict the transfer of, grant preemptive rights with respect to any Equity Securities of any Company Entity, or grant board (or other governing body) designation rights with respect to any Company Entity.

(e) The Company owns of record or Beneficially Owns all of the outstanding Equity Securities in each Company Subsidiary, and all of the outstanding Equity Securities in each Company Subsidiary are owned of record by a Company Entity, in each case, free and clear of any Lien thereon (other than (i) Liens under the Existing Company Credit Facility that will be removed in accordance with the Closing assuming the Payoff Amount is made in connection with the Payoff Letter and (ii) any restrictions on transfer imposed by federal and state securities Laws). All outstanding Equity Securities in the Company Subsidiaries have been duly authorized and validly issued and are fully paid, non-assessable, and free of preemptive rights, subscription rights, rights of first refusal or offer, or other similar rights. No Company Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, puts, rights, commitments or agreements of any character requiring the purchase, sale, or issuance of any Equity Securities of such Company Subsidiary. Except for the outstanding Equity Securities of the Company Subsidiaries, no Company Entity owns of record or Beneficially Owns any Equity Securities of any Person (other than another Company Subsidiary). No Company Entity is obligated to form, provide funds to or make any loan, capital contribution, guarantee, credit enhancement or other investment in any Person.

(f) Section 4.2(f) of the Company Disclosure Schedule lists all outstanding Company Equity Awards as of the close of business on the Capitalization Date, including (i) the identity of the holder thereof, (ii) the type of award and number of shares of Company Common Stock related thereto (and, if applicable, assuming achievement of the applicable performance metrics at the target level), (iii) the date of grant, and (iv) with respect to each Company Stock Option, the per-share exercise price and expiration date thereof.

Section 4.3 Authority; Execution and Delivery; Enforceability; State Takeover Statutes; No Rights Plan.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and comply with its covenants and agreements hereunder and, subject to the adoption of this Agreement and the Plan of Merger by the holders of more than two-thirds of the outstanding shares of Company Common Stock that are entitled to vote thereon at the Company Stockholders Meeting (the “Company Stockholder Approval”), to consummate the transactions contemplated hereby, including the Merger. The Company’s execution and delivery of this Agreement, performance of its obligations hereunder and compliance with its covenants and agreements hereunder and subject to, with respect to the Merger, obtaining Company Stockholder Approval, the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the Company’s part. The Company has duly executed and delivered this Agreement and, assuming Parent’s and Merger Sub’s respective due authorization, execution and delivery hereof, this Agreement constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with the terms hereof, except as may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, or similar Laws affecting the enforcement of creditors’ rights or by general equitable principles (regardless of whether enforcement is sought in a proceeding of law or in equity) (the “Bankruptcy and Equitable Exceptions”). The Company Stockholder Approval is the only approval of holders of any shares of Company Capital Stock or any Equity Securities of any Company Entity necessary to adopt this Agreement and the Plan of Merger and to consummate the Merger and the other transactions contemplated hereby.

(b) At a meeting duly called and held, the Company Board unanimously adopted resolutions (i) approving and adopting this Agreement, the Plan of Merger, the consummation of the Merger and the other transactions contemplated hereby, (ii) determining that the terms hereof, the Merger and the other transactions contemplated hereby are advisable, and in the best interests of, the Company and the Company Stockholders, (iii) directing that this Agreement and the Plan of Merger be submitted to a vote by the Company Stockholders for adoption, and (iv) resolving to recommend to the Company Stockholders that they adopt this Agreement and the Plan of Merger (the “Company Recommendation”). The Company is not a party to any stockholder rights plan, “poison pill,” anti-takeover plan, or other similar agreement or device that would be applicable to the Merger.

(c) No restrictions on business combinations in any “business combination,” “control share acquisition,” “fair price,” “moratorium,” “interested shareholder” or other anti-takeover Laws (collectively, “Takeover Laws”) or anti-takeover provisions in the articles of incorporation or bylaws of the Company, and the Company has no rights plans, “poison pill” or similar agreements that are applicable to the Merger or the other transactions contemplated hereby. In accordance with Section 13.1-730 of the VSCA, no appraisal or dissenters’ rights will be available to the holders of Company Common Stock in connection with the Merger.

Section 4.4 No Conflicts; Consents and Approvals.

(a) The Company’s execution and delivery hereof does not, the Company’s performance of its obligations and compliance with its covenants and agreements hereunder shall not, and the consummation of the transactions contemplated hereby, including the Merger, shall not, subject to obtaining the Company Stockholder Approval, (i) constitute a default under the Constituent Documents of the Company or any Company Subsidiary, (ii) subject to making the Filings with and obtaining the Consents from the Governmental Authorities contemplated by Section 4.4(b), conflict with or violate any applicable Laws that the Company Entities are subject or by which any of their properties are bound, or (iii) subject to obtaining the third-party consents and approvals set forth in Section 4.4(a) of the Company Disclosure Schedule, breach, result in the loss of any benefit under, be a default (or an event that, with or without notice or lapse of time, or both, would be a default) under, result in the termination, cancellation, or amendment of or a right of termination, cancellation, or amendment under, accelerate the performance required by, or require any Consent under, any Company Material Contract or result in the creation or imposition of any Lien on any of the assets of a Company Entity, except, in the case of the foregoing clauses (ii) and (iii), as would not reasonably be expected to, individually or in the aggregate, (A) have a Company Material Adverse Effect or (B) prevent or materially delay the consummation by the Company of the transactions contemplated hereby.

(b) The Company’s execution and delivery hereof does not, the Company’s performance of its obligations and compliance with its covenants and agreements hereunder shall not, and the consummation of the transactions contemplated hereby shall not, require any Company Entity to make any registration, declaration, notice, report, submission, application or other filing (each, a “Filing”) with or to, or to obtain any consent, approval, waiver, license, permit, franchise, or authorization (each, a “Consent”) of, any Governmental Authority, except for the following:

(i) the filing with the SEC of the Joint Proxy Statement in preliminary and definitive form;

(ii) the filing of the Articles of Merger with the SCC and the issuance of the Certificate of Merger by the SCC;

(iii) the Filings required by the Exchange Act, the Securities Act, the rules and regulations of NASDAQ or state securities or “blue-sky” Laws, including the filing with the SEC, and declaration of effectiveness under the Securities Act, of the Form S-4;

(iv) the HSR Clearance and the Filings required by the HSR Act for the transactions contemplated hereby;

(v) all approvals of any Governmental Authority set forth in Sections 7.1(e) and 7.1(f) of the Company Disclosure Schedule; and

(vi) any other Filing with or to, or other Consent of, any Governmental Authority, the failure of which to make or obtain would not be expected to result in, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.5 SEC Documents; Financial Statements; Related-Party Transactions.

(a) The Company has filed with or furnished to the SEC all reports, schedules, forms, statements, registration statements, prospectuses and other documents (including all exhibits and financial statements required to be filed or furnished therewith and any other document or information required to be incorporated therein) required by the Securities Act or the Exchange Act to be filed or furnished by the Company with the SEC since April 30, 2023 (collectively, together with any documents filed with or furnished to the SEC during such period by the Company to the SEC on a voluntary basis and excluding the Joint Proxy Statement, the “Company SEC Documents”). As of its respective date, or, if amended prior to the date hereof, as of the date of the last such amendment, each Company SEC Document complied when filed or furnished (or, if applicable, when amended) in all material respects with the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and none of the Company SEC Documents when filed or furnished (or, in the case of a registration statement filed under the Securities Act, at the time it was declared effective or subsequently amended) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. No Company Subsidiary is, or has at any time since April 30, 2023, been, subject to the periodic reporting requirements of the Exchange Act or is or has been otherwise required to file any report, schedule, form, statement, registration statement, prospectus or other document with the SEC.

(b) The consolidated financial statements of the Company included in the Company SEC Documents (including, in each case, any notes or schedules thereto) and all reports issued by the Company’s accountants with respect thereto (the “Company SEC Financial Statements”) (i) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and except, in the case of the unaudited interim financial statements, as may be permitted by Form 10-Q and Regulation S-X under the Securities Act), and (ii) present fairly, in all material respects, the Company Entities’ consolidated financial position as at the respective dates thereof and the Company Entities’ consolidated results of operations and, where included, consolidated stockholders’ equity and consolidated cash flows for the respective periods indicated, in each case, in conformity with GAAP (except as may be indicated in the notes thereto and except, in the case of the unaudited interim financial statements, (1) as may be permitted by Form 10-Q and Regulation S-X under the Securities Act and (2) normal year-end adjustments (none of which is material to the Companies Entities, taken as a whole)). Except as required by GAAP and disclosed in the Company SEC Documents, between April 30, 2023 and the date hereof, the Company has not made or adopted any material change in its accounting methods, practices or policies. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC’s staff related to any Company SEC Documents.

(c) The Company is, and since April 30, 2023 has been, in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of NASDAQ.

(d) The Company has established and maintains, adheres to and enforces a system of internal control over financial reporting (within the meaning of Rules 13a-15(f) and 15d-15(f) under the Exchange Act) that is effective in providing reasonable assurance about the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company Entities, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company Entities are being made only in accordance with appropriate authorizations of the Company’s management and the Company Board, and (iii) provide reasonable assurance about prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company Entities. The Company has established and maintains, adheres to and enforces a system of disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) designed to ensure that information required to be disclosed by the Company in the Company SEC Documents is recorded, processed, summarized, and reported within the time periods specified in the SEC’s rules and forms and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions about required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.

(e) The Company has disclosed to the Company’s outside auditors and the audit committee of the Company Board (1) any significant deficiencies and any material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) which are reasonably likely, individually or in the aggregate, to adversely affect the Company’s ability to record, process, summarize and report financial information and (2) any fraud, whether or not material, that involves the Company’s management or other employees who have a significant role in the Company’s internal control over financial reporting, and Section 4.5(e) of the Company Disclosure Schedule summarizes any such disclosure made after April 30, 2025.

(f) Since April 30, 2023, none of the Company Entities, their respective controlled Affiliates or Representatives have received any written complaint, allegation, assertion, or claim related to the accounting or auditing practices, procedures, methodologies, or methods of any Company Entity or their respective internal accounting controls, including any complaint, allegation, assertion, or claim that any Company Entity has engaged in questionable accounting or auditing practices.

(g) No Company Entity is party to any Contract or transaction with (i) any Affiliate (except for any Company Entity), or any director, manager or officer of any Company Entity or (ii) any Affiliate of, or any “associate” or any member of the “immediate family” (as such terms are defined in Rules 12b-2 and 16a-1 under the Exchange Act) of, any such Affiliate, director, manager or officer, in each case, that is required to be disclosed by the Company under Item 404 of Regulation S-K under the Exchange Act.

(h) None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in (i) the Form S-4, at the time the Form S-4 is filed with the SEC, and at any time it is amended or supplemented and at the time it becomes effective under the Securities Act, will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances in which they are made, not misleading or (ii) the Joint Proxy Statement, at the date it or any amendment or supplement is mailed to the Parent Stockholders or the Company Stockholders and at the time of the Parent Stockholders Meeting and the Company Stockholders Meeting, will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances in which they are made, not misleading; provided that the Company does not make any representation or warranty with respect to any such information to the extent it expressly relates to any other Party or such other Party’s controlled Affiliates or any of its Representatives.

Section 4.6 No Undisclosed Liabilities; Absence of Certain Changes or Events.

(a) No Company Entity has any material liabilities, Indebtedness, commitments or obligations of any nature, whether accrued, absolute, contingent, or otherwise, due or to become due (“Liabilities”), that would be required to be reflected or reserved against in the Company’s consolidated audited balance sheet by GAAP or the notes thereto, except (i) those Liabilities specifically reflected and adequately reserved against in the most recent audited balance sheet included in the Company SEC Financial Statements (the “Company Balance Sheet” and the date of such balance sheet, the “Company Balance Sheet Date”), (ii) those Liabilities incurred in connection with the negotiation of this Agreement or in connection with the transactions contemplated hereby, including the Merger, (iii) those Liabilities (other than any Liability for any breach of Contract, breach of warranty, tort, infringement, misappropriation, claim or violation of Law) incurred in the ordinary course of business consistent with past practice, since the Company Balance Sheet Date, and (iv) those liabilities that, individually or in the aggregate, would not reasonably be expected to be material to the Company Entities or the conduct of businesses thereof. No Company Entity has any Liability with respect to the American Woodmark Foundation.

(b) No Company Entity is party to, or has any commitment to become a party to, any material off-balance sheet joint venture, partnership, or similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among any Company Entity, on the one hand, and any unconsolidated Affiliate (including any structured finance, special purpose or limited purpose entity or Person), on the other hand), or any material “off balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K under the Exchange Act).

(c) Since the Company Balance Sheet Date, (i) except for the Company’s negotiation of, and entry into, this Agreement, the Company Entities have conducted their businesses in all material respects in the ordinary course of business, consistent with past practice, and (ii) no event, change, effect, development, condition, circumstance, or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect has occurred.

Section 4.7 Actions. There are no Actions pending or, to the Company’s Knowledge, threatened, or to the Company’s Knowledge, investigations pending or threatened, against any Company Entity or any officer, director, employee, or agent thereof, in each case in their capacity as such, that, if adversely determined, would reasonably be expected to result in a Company Material Adverse Effect. None of the Company Entities or any of their respective officers, directors or employees in their respective capacity as such, or, to the Company’s Knowledge, any of their respective agents in their respective capacity as such, are subject to any outstanding Order that, individually or in the aggregate, would reasonably be expected to be material to the Company Entities or the conduct of businesses thereof.

Section 4.8 Compliance with Laws; Permits.

(a) Except as, individually or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect, (i) the businesses of the Company Entities have been conducted in compliance with all applicable Laws, (ii) no event has occurred that, with or without the giving of notice, lapse of time or both, would constitute a violation by any Company Entity of any applicable Law, and (iii) no Company Entity has received any written notice alleging that any Company Entity has violated any applicable Law, in the case of each if the foregoing clauses (i), (ii) and (iii), including in relation to the making or receipt of donations and/or charitable funds by the American Woodmark Foundation.

(b) Except as has not resulted in, and would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect, each Company Entity holds and is in compliance with all Permits required for the ownership and use of its assets and the lawful conduct of its business as currently conducted, and all such Permits are valid, subsisting, and in full force and effect.

Section 4.9 Sanctions and Anti-Corruption.

(a) Since December 31, 2019, each Company Entity and each of its directors, officers, employees and, to the Company’s Knowledge, agents have been in material compliance with Customs and Trade Laws and Sanctions. No Company Entity, nor, to the Company’s Knowledge, any director, officer, member, employee or agent of any Company Entity is a Sanctioned Person.

(b) Since December 31, 2019, no Company Entity has engaged in any dealings or transactions in, with, or involving any Sanctioned Person or Sanctioned Jurisdiction. Each Company Entity has implemented controls reasonably designed to promote compliance with applicable Customs and Trade Laws and Sanctions. No Company Entity has (i) made any voluntary, directed or involuntary disclosure to any Governmental Authority or similar agency with respect to any alleged act or omission arising under or relating to any non-compliance with any Customs and Trade Laws or Sanctions, (ii) been the subject of a current, pending or threatened investigation, inquiry or enforcement proceedings for violations of Customs and Trade Laws or Sanctions, or (iii) received any written notice or, to the Company’s Knowledge, oral notice, request, penalty, or citation for any actual or potential non-compliance with Customs and Trade Laws or Sanctions.

(c) Since December 31, 2019, neither the Company nor any of its Subsidiaries, or any of their officers, directors, employees or, to the Company’s Knowledge, agents or other Persons acting for or on behalf of any Company Entity has given, offered, promised, agreed to give, or authorized the giving of anything of value, directly or indirectly, to: (i) any foreign or domestic government official, political party, political party official, or candidate for government office or (ii) any Person, in each case, in violation of any applicable Anti-Corruption Law.

(d) The Company and its Subsidiaries have implemented and maintain policies and procedures reasonably designed to ensure compliance by its directors, officers, and employees with applicable Anti-Corruption Laws.

(e) Since December 31, 2019, the Company and its Subsidiaries have not (i) received written or, to the Company’s Knowledge, oral notice of, or made a voluntary, mandatory or directed disclosure to any Governmental Authority relating to any actual or potential violation of any Anti-Corruption Law or (ii) been a party to or the subject of any pending or, to the Company’s Knowledge, threatened Action or investigation related to any actual or potential violation of Anti-Corruption Laws.

Section 4.10 Employee Benefit Plans; ERISA.

(a) Section 4.10(a) of the Company Disclosure Schedule lists each material Company Benefit Plan. With respect to each material Company Benefit Plan, prior to the date hereof, the Company has made available to Parent correct and complete copies or forms of the following, as applicable: (i) all such Company Benefit Plans (including all amendments thereto) to the extent set forth in writing; (ii) a written summary of all material terms of any such Company

Benefit Plan not set forth in writing; (iii) all related trust agreements, custodial agreements, insurance policies and contracts, administration and service provider agreements, investment management agreements, investment advisory agreements, and side letters, and any other documents establishing any other funding vehicles (including all amendments thereto and the latest financial statements thereof, as applicable); (iv) the three (3) most recent annual reports (Form 5500) filed with the Department of Labor, the two most recent actuarial reports, and the most recent financial statements; (v) the most recent determination or opinion letter from the Internal Revenue Service, if any; (vi) to the extent required by applicable Law, the current summary plan description (including any summaries of material modifications), summaries of benefits and coverage for the current and the prior plan years, current employee handbooks, and any other written communications (and a description of any material oral communications); (vii) the most recent nondiscrimination and top-heavy tests performed under the Code; (viii) copies of material notices, letters or other correspondence from any Governmental Authorities; (ix) copies of current and prior IRS or Department of Labor audits or inquiries; and (x) any filings under any amnesty, voluntary compliance, self-correction, or similar program sponsored by any Governmental Authority.

(b) Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code, and each trust that is related to a Company Benefit Plan and intended to be tax exempt under Section 501(a) of the Code, has been determined by the Internal Revenue Service to be qualified under Section 401(a) of the Code or exempt from taxation under Section 501(a) of the Code, as applicable, and nothing has occurred that would adversely affect any such qualification or tax exemption of any such Company Benefit Plan or related trust. Each Company Benefit Plan complies in all respects, and has been established and administered in compliance in all respects with its terms and with ERISA, the Code, and other applicable Laws, except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect. All benefits, contributions, and premiums relating to each Company Benefit Plan have been timely paid in accordance with the terms of such Company Benefit Plan and all applicable Laws and accounting principles, and all benefits accrued under any unfunded Company Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, GAAP.

(c) No Company Benefit Plan is, and none of the Company Entities nor any of their respective ERISA Affiliates has ever maintained, sponsored, participated in, or contributed to (or been obligated to maintain, sponsor, participate in, or contribute to or borne any Liability with respect to), (i) an “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) which is subject to Section 412 of the Code or Section 302 or Title IV of ERISA, (ii) a “multiemployer plan” as defined in Section 3(37) of ERISA or Section 4001(a)(3) of ERISA, (iii) a “multiple employer plan” within the meaning of Section 413(c) of the Code, or (iv) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA.

(d) None of the Company Entities nor, to the Company’s Knowledge, any other “disqualified person” or “party in interest” (as defined in Section 4975(0)(2) of the Code and Section 3(14) of ERISA, respectively), has engaged in any transactions in connection with any Benefit Plan which could reasonably be expected to subject the Company or any ERISA Affiliate to any tax or penalty pursuant to Section 502 of ERISA, Section 409 of ERISA, or Section 4975 of the Code, except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, any material Liability or loss to the Company Entities.

(e) No Company Benefit Plan is maintained outside the jurisdiction of the United States or covers any employees or other service providers of any Company Entity who reside or work outside of the United States on behalf of any Company Entity.

(f) There are no Actions or investigations pending or, to the Company’s Knowledge, threatened against or with respect to any Company Benefit Plan or the assets of any such plan (other than routine claims for benefits) or under workers’ compensation law, and no Company Benefit Plan has within the three (3) years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or subject of an application or filing under, or is a participant in or considering being a participant in, an amnesty, voluntary compliance, self-correction, or similar program sponsored by any Governmental Authority, in each case, except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, any material Liability or loss to the Company Entities.

(g) Except as required by applicable Law, no Company Benefit Plan provides retiree or post-employment medical, disability, life insurance or other welfare benefits to any Person, and no Company Entity nor any ERISA Affiliate has any Liability or obligation to provide such benefits to any Person.

(h) Neither the execution and delivery hereof, the stockholder or other approval hereof, nor any of the transactions contemplated by this Agreement could, either alone or in combination with any additional or subsequent events, (i) entitle any current or former employee, director, officer, or natural person service provider of the Company Entities to severance pay, any increase in severance pay, or any other payment, (ii) accelerate the time of payment, funding, or vesting, or increase the amount, of compensation due to any such employee, director, officer or natural person service provider, (iii) directly or indirectly require any of the Company Entities to transfer or set aside any assets to fund any compensation or benefits under any Company Benefit Plan, (iv) otherwise give rise to any material Liability or loss to the Company Entities under any Company Benefit Plan, (v) limit or restrict the right of the Company Entities to merge, amend, terminate or transfer the assets of any Company Benefit Plan, or (vi) result in the payment of any amount that could, individually or in combination with any other payment, be deemed to be an “excess parachute payment” as defined in Section 280G(b)(1) of the Code. No Company Entity has any obligation to gross-up, indemnify or otherwise reimburse any current or former employee, director, officer or natural person service provider of the Company Entities for any Tax incurred by such individual under Section 409A or 4999 of the Code. The Company has made available to Parent true and complete copies of any Section 280G calculations prepared (whether or not final) with respect to any “disqualified individual” (within the meaning of Section 280G of the Code) in connection with transactions contemplated by this Agreement.

(i) There has been no amendment to, written interpretation of or announcement (whether or not written) by the Company or any of its Subsidiaries or Affiliates relating to, or making a change in employee participation or coverage under, any Company Benefit Plan that would materially increase the expense of maintaining such plan above the level of expense incurred in respect thereof for the most recently completed fiscal year of the Company, except as required in order to comply with applicable Law.

Section 4.11 Labor Matters.

(a) No Company Entity is party to, bound by or in the process of negotiating, any Collective Bargaining Agreement, and, to the Company’s Knowledge, no employee of any Company Entity is represented by a labor union, labor organization, or other employee representative body with respect to such employee’s employment with any Company Entity.

(b) No Company Entity is required under applicable Law or Contract to provide notice to, or to enter into any consultation procedure with, any union, works council or similar foreign labor organization, in connection with the execution of this Agreement or the transactions contemplated by this Agreement.

(c) To the Company’s Knowledge, (i) since December 31, 2022, there have been no labor union organizing activities with respect to any employees of any Company Entity; and (ii) there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority.

(d) There is no pending or, to the Company’s Knowledge, any threatened material labor dispute, unfair labor practice charges, material grievances, material arbitrations, strikes, lockouts, work stoppages, slowdowns, picketing, hand billing or other labor disputes against or affecting any Company Entity that would reasonably be expected to interfere with the business activities of such Company Entity.

(e) Each Company Entity is in material compliance with all applicable Laws respecting employment and employment practices, including all Laws respecting terms and conditions of employment, health and safety, wages and hours, child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity, plan closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues and unemployment insurance.

(f) Since December 31, 2022, no written or, to the Company’s Knowledge, oral allegations of sexual harassment have been made against (i) any officer of a Company Entity in their capacity as an employee of any Company Entity or (ii) an employee of a Company Entity at a level of Vice President or above in their capacity as an employee of any Company Entity. Since December 31, 2022, no Company Entity has been a party to a settlement agreement with a current or former officer, employee or independent contractor of the Company Entity that involved allegations relating to sexual harassment by either (A) an officer of the Company Entity or (B) an employee of the Company Entity at the level of Vice President or above.

(g) To the Company’s Knowledge, no employee of any Company Entity is in material violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, non-competition agreement, restrictive covenant or other obligation: (i) to any Company Entity or (ii) to a former employer of any such employee relating (A) to the right of any such employee to be employed by any Company Entity or (B) to the knowledge or use of trade secrets or proprietary information.

Section 4.12 Environmental Matters.

(a) Except as has not resulted in, and would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect, each Company Entity is, and, except for unresolved matters, has been since December 31, 2022, in compliance with all applicable Environmental Laws, and, since December 31, 2022, no Company Entity has received any written notice alleging that any Company Entity is not in compliance with, or has violated, any applicable Environmental Law or Permit issued under Environmental Law. There are no material Environmental Claims pending or, to the Company’s Knowledge, threatened against any Company Entity.

(b) Except as has not resulted in, and would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect, each Company Entity (i) holds all Environmental Permits necessary for the conduct of its business and the use of its assets as currently conducted and (ii) is in compliance with such Environmental Permits. All such Environmental Permits are valid, subsisting, and in full force and effect.

(c) Except as has not resulted in, and would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect, since December 31, 2022 (or longer if all resulting liability has not been resolved), (i) there has been no Release or threatened Release of Hazardous Materials at, on, under or from (A) any of the Real Property; (B) any property formerly owned or operated by any Company Entity during such Company Entity’s ownership or operation of the property; or (C) any other location where Hazardous Materials generated, handled or processed by any Company Entity have been sent or otherwise present; and (ii) no Company Entity has received any written or, to the Company’s Knowledge, oral notice of alleged, actual or potential responsibility for, or any Action or investigations against a Company Entity related to, any Release or threatened Release of Hazardous Materials. Except as has not resulted in, and would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect, there is no property to which Hazardous Materials generated by any Company Entity have been transported that would reasonably be expected to become the subject of an environmental-related Action or investigation against any Company Entity.

(d) Except as has not resulted in, and would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect, no Company Entity has assumed, by Contract, operation of law or otherwise, any third-party Liabilities imposed by any applicable Environmental Law.

(e) To the extent in the possession of or reasonably available to any Company Entity, the Company has made available to Parent copies of any (i) phase I or II environmental site assessments or similar environmental reports relating to any real property currently or formerly owned, operated, leased or otherwise used by any Company Entity; (ii) any Permits issued under Environmental Laws to, or otherwise related to the operations of, any Company Entity; and (iii) any material reports, notices or other documents relating to any Company Entity, any current or former operations of any Company Entity or any property currently or formerly owned, leased, operated or used by any Company Entity and relating to: (A) any unresolved and material liability under Environmental Laws; (B) any material release of Hazardous Materials; or (C) any actual or alleged unresolved and material non-compliance with any Environmental Law.

Section 4.13 Title to Assets; Real Property.

(a) Except as has not resulted in, and would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect, each Company Entity owns, and has good and valid title to, all tangible assets reflected on the most recent audited balance sheet included in the Company SEC Financial Statements (except for tangible assets sold, used or disposed of in the ordinary course of business since April 30, 2025), free and clear of any Lien thereon (except for any Permitted Lien).

(b) Section 4.13(b) of the Company Disclosure Schedule sets forth a true and complete list of all real property owned by each Company Entity (such real property, together with all rights, title and interests of each such Company Entity in and to all buildings, structures, improvements, and fixtures located thereon, and all easements, rights and interests appurtenant thereto, are, as the context may require, the “Company Owned Real Property”) that is used in the conduct of the business and operations of the Company Entities as conducted as of the date of this Agreement. Except as has not resulted in, and would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect, each applicable Company Entity has good and marketable title to all of its Company Owned Real Property, in each case, free and clear of any Lien thereon (except for any Permitted Lien). Except for the Permitted Liens, (i) no Company Entity has leased, licensed, or otherwise granted to any Person the right to use or occupy any Company Owned Real Property or any portion thereof, (ii) no Company Entity is a party to any outstanding agreements, options, rights of first offer or rights of first refusal on the part of any other party to purchase any Company Owned Real Property or any material portion thereof, and (iii) no Company Entity is party to any agreement or option to purchase any real property or interests therein.

(c) Section 4.13(c) of the Company Disclosure Schedule sets forth a true and complete list (in all material respects) of all material leases, subleases, licenses or other occupancy agreements of real property, including all amendments, supplements, modifications, extensions thereto and guarantees thereof (each, a “Company Real Property Lease”) pursuant to which the Company Entities lease, sublease, license, sublicense or otherwise occupy real property (such real property, the “Company Leased Real Property”) in the operation of the business as conducted as of the date of this Agreement. Each Company Entity that is either the tenant, subtenant, licensee or sublicensee, as applicable, named under each Company Real Property Lease for the use or occupancy of Company Leased Real Property has a good, valid, subsisting and enforceable leasehold interest in or license for the use of such Company Leased Real Property, in each case, free and clear of subtenancies and other occupancy rights, options and any Lien thereon (in each case, except for any Permitted Liens or as otherwise set forth in Section 4.13(c) of the Company Disclosure Schedule). Each Company Real Property Lease is in full force and effect and is a valid and binding obligation on the applicable Company Entity that is a party thereto and, to the Company’s Knowledge, each other party thereto.

Section 4.14 Taxes.

(a) Each Company Entity has timely filed all income and other material Tax Returns required to be filed by it (taking into account any valid extensions of time within which to file such Tax Returns), and all such Tax Returns were true, correct and complete in all material respects, and the Company Entities have timely paid all material Taxes in full, whether or not shown to be due on such Tax Returns, or have established an adequate reserve therefor in accordance with GAAP.

(b) There are no (i) claims, investigations, audits, examinations or other proceedings pending or, to the Company’s Knowledge, threatened with regard to any material Taxes or Tax matters (including Tax Returns) of any Company Entity or (ii) deficiency for material Taxes that has been assessed by any Tax Authority against any Company Entity. There are no Liens in respect of or on account of a material amount of Taxes upon any property or assets of the Company Entities, except for Permitted Liens.

(c) No Company Entity (i) is or has been, since January 1, 2020, a member of an affiliated, consolidated, combined, unitary, group relief or similar group for purposes of filing Tax Returns or paying Taxes (other than a group the common parent of which is any Company Entity), (ii) is party to or bound by, or has any obligation under, any Tax sharing, Tax reimbursement, Tax allocation or Tax indemnity agreement or similar contract or arrangement (other than customary Tax indemnification provisions in commercial agreements or arrangements entered into the ordinary course of business, in each case not primarily relating to Taxes, or any agreement solely between or among the Company Entities) or (iii) has any Liability for Taxes of any Person (other than the Company Entities) arising from the application of Treasury Regulations Section 1.1502-6 or any analogous provision of applicable state, local or non-U.S. Law or as a transferee or successor or otherwise by operation of Law.

(d) No Company Entity has been a party to any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b) (or any similar provision of state, local or non-U.S. Law).

(e) Since December 31, 2022, no Company Entity has distributed stock of another Person or has had its stock distributed by another Person in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(f) Each Company Entity (i) has timely paid, deducted, withheld and collected all material amounts required to be paid, deducted, withheld or collected by it with respect to any payment owing to, or received from, its employees, creditors, independent contractors, customers and other third parties (and has timely paid over any amounts so withheld, deducted or collected to the appropriate Tax Authority), and (ii) has otherwise complied in all material respects with all applicable Laws relating to the payment, withholding, collection and remittance of Taxes (including information reporting requirements).

(g) From 2020 and solely with respect to U.S. federal income, state income, and foreign income Taxes, no Company Entity (i) has waived or extended any statute of limitations with respect to the collection or assessment of any material Taxes, which waiver or extension has not since expired or (ii) is the beneficiary of any material Tax exemption, Tax holiday, or other Tax reduction contract or order.

(h) No claim has been made in writing by any Tax Authority in a jurisdiction where any Company Entity has not filed material Tax Returns that such Company Entity is or may be subject to Tax by, or required to file Tax Returns with respect to Taxes in, such jurisdiction. No Company Entity is or has been subject to Tax in any country other than the country of incorporation by virtue of having a permanent establishment or other place of business or taxable presence in that country.

(i) No Company Entity is or will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any (i) adjustment pursuant to Section 481(a) of the Code (or any similar or analogous provision of state, local, or non-U.S. Law) with respect to a change in accounting method that occurred at or prior to the Closing, (ii) installment sale, intercompany transaction, or open transaction made or entered into at or prior to the Closing (other than in the ordinary course of business), (iii) deferred revenue or prepaid amount received or accrued at or prior to the Closing (other than in the ordinary course of business), (iv) closing agreement (within the meaning of Section 7121 of the Code (or any similar or analogous provision of state, local, or non-U.S. Law)) entered into at or prior to the Closing, or (v) “intercompany transaction” or “excess loss account” (as such terms are defined in Treasury Regulations issued under Section 1502 of the Code) entered into or existing at or prior to the Closing. No Company Entity has a net tax liability outstanding pursuant to Section 965(h) of the Code.

(j) No Company Entity is bound with respect to the current or any future taxable period by any closing agreement (within the meaning of Section 7121(a) of the Code (or any similar or analogous provision of state, local or non-U.S. Law)) or other ruling or written agreement with a Tax Authority.

Section 4.15 Company Material Contracts.

(a) Section 4.15(a) of the Company Disclosure Schedule contains a true and complete list of all Company Material Contracts. For purposes hereof, “Company Material Contract” means any of the following Contracts to which any Company Entity is a party or by which any Company Entity is otherwise bound, other than Contracts only among the Company and its wholly owned Subsidiaries, or pursuant to which any Company Entity is operating, purchasing or selling goods, or providing services:

(i) each Contract required to be filed as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Exchange Act (except for a Company Benefit Plan);

(ii) each Contract with any of the (A) twenty (20) largest customers of the Company and its Subsidiaries, taken as a whole (as determined based on sales to such customers) for the Company’s fiscal year ended April 30, 2025 (each a “Material Customer”), or (B) twenty (20) largest suppliers of the Company and its Subsidiaries, taken as a whole (as determined based on purchases from such suppliers) for the Company’s fiscal year ended April 30, 2025 (each a “Material Supplier”);

(iii) each Contract for capital expenditures by the Company or any of its Subsidiaries in excess of $2,000,000 in the aggregate;

(iv) each Contract that is a lease under which a Company Entity is lessor, or permits any third party to hold or operate, any tangible property (other than real property), owned or controlled by the Company, except for Contract under which the aggregate annual rental payments do not exceed $2,000,000;

(v) each Contract that relates to the acquisition or disposition by any Company Entity of any business, Equity Securities, assets, or real property other than in the ordinary course of business (whether by merger, sale of Equity Securities, sale of assets, or otherwise), in each case, with any outstanding material obligations, including any material indemnification obligations or any outstanding material “earn-out” payments;

(vi) each Contract that by its terms either (A) limits the ability of any Company Entity from engaging or competing in any material respect in any line of business or in any geographic area or from competing with any Person, or soliciting or hiring employees, in any material respect, or (B) upon consummation of the Merger, would purport to limit the ability of Parent or any of its Subsidiaries from engaging or competing in any material respect in any line of business or in any geographic area or from competing with any Person, or soliciting or hiring employees;

(vii) each Contract that contains material provisions for (A) any most favored nations treatment or equivalent preferential terms or (B) exclusivity requirements or similar obligations to which any Company Entity is a party or by which a Company Entity is bound;

(viii) each Contract relating to a partnership, joint venture, minority investment, joint development, profit-sharing or similar arrangement that requires a Company Entity to invest or make contributions or loans, or any similar payments;

(ix) each Contract prohibiting, limiting or otherwise restricting the ability of any Company Entity to pay dividends or make distributions with respect to any of its Equity Securities;

(x) each Contract (A) pursuant to which the Company or any of its Subsidiaries is liable for indebtedness for borrowed money in excess of $2,000,000 in the aggregate or any guarantee of any indebtedness for borrowed money in excess of $5,000,000 in the aggregate or (B) pursuant to which the Company or any of its Subsidiaries has granted any Lien (other than a Permitted Lien) on the assets or properties of any Company Entity;

(xi) each Company Real Property Lease;

(xii) each Contract granting to any Person (A) a right of first refusal or right of first offer on the sale of any material part of any of the assets or properties of any Company Entity or (B) an option to purchase, acquire, sell or dispose of any material assets of the Company or any of its Subsidiaries (other than inventory in the ordinary course of business);

(xiii) each Contract relating to any swap, forward, futures, warrant, option or other derivative transaction;

(xiv) each Contract under which any Company Entity (1) acquires, uses or has the right to use, otherwise exploit, enforce or register any Intellectual Property owned by a third Person that is material to the business of the Company Entities (except for (A) non-exclusive licenses granted on standard terms for “off-the-shelf,” “shrink wrap” or other generally commercially available non-customized Software for which any Company Entity pays less than $500,000 on an annual basis, (B) licenses for open source Software, or (C) nondisclosure agreements, employee invention assignment agreements or other similar agreements entered into in connection with the engagement of employees or independent contractors of the Company Entities, in each case entered into in the ordinary course of business consistent with past practice), (2) transfers, licenses, or otherwise grants to any third Person the right to use, otherwise exploit, enforce, register, or acquire any material Intellectual Property owned (or purported to be owned) by any Company Entity (other than (A) for purposes of providing services to any Company Entity in the ordinary course of business consistent with past practice, or (B) Contracts entered into by any of the Company Entities with customers granting non-exclusive licenses to Intellectual Property that are incidental to the transaction contemplated in such Contract (the commercial purpose of which is primarily for something other than such license), in the ordinary course of business consistent with past practice), or (3) is restricted from using, otherwise exploiting, enforcing, registering, or asserting any Intellectual Property material to the business of the Company Entities, including co-existence agreements, settlement agreements, covenants not to assert Intellectual Property or other restrictions on the Company Entities’ right to use or otherwise exploit Intellectual Property to engage in any particular business or operating in any territory or during any period of time;

(xv) each Contract between the Company and any current or former officer, director, or Person that Beneficially Owns more than five percent (5%) of the Equity Securities of the Company (other than compensation arrangements);

(xvi) each Collective Bargaining Agreement;

(xvii) each Contract pursuant to which any Company Entity has agreed to settle or compromise any pending or threatened Action or investigation and under which any of the foregoing has continuing and material obligations (other than confidentiality obligations with respect thereto);

(xviii) each Contract pursuant to which a Company Entity has an obligation to indemnify any other Person, and such obligation is continuing after the date hereof, excluding any agreement entered into in the ordinary course of business that includes an indemnity with any customer, supplier, distributor or service provider as part of a sales, supply, distribution or service contract;

(xix) each Contract entered into with a Governmental Authority that is material to the business of the Company Entities; and

(xx) other than purchase orders issued in the ordinary course of business, each Contract that is reasonably anticipated to involve annual payment (x) by any Company Entity in excess of $7,500,000 or (y) to any Company Entity in excess of $6,000,000 that, in each case, cannot be canceled by such Company Entity without a material penalty or without more than sixty (60) days’ notice.

(b) True, correct and complete copies of each Company Material Contract (including any amendments, modifications or supplements thereto) have been publicly filed with the SEC prior to the date of this Agreement or have otherwise made available to Parent. Except as would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect, (i) each Company Material Contract is in full force and effect and is valid and binding on each Company Entity party thereto and, to the Company’s Knowledge, each other party thereto, (ii) neither any Company Entity nor, to the Company’s Knowledge, any other party thereto, is in breach or default under any Company Material Contract and no event has occurred that, with or without notice or lapse of time, or both, would constitute a breach or a default by any Company Entity or, to the Company’s Knowledge, any other party under any Company Material Contract, (iii) since the Company Balance Sheet Date, (A)(1) no Company Entity has received written notice of any actual or alleged breach by any Company Entity of any Company Material Contract and (2) no Company Entity has received any written notice of the intention of any party to a Company Material Contract to cancel, terminate, materially change (including reducing the amount of purchases or sales under), or fail to renew any Company Material Contract, or that any Material Customer or Material Supplier has significant concerns with respect to their relationship with a Company Entity.

Section 4.16 Intellectual Property.

(a) Section 4.16(a) of the Company Disclosure Schedules sets forth, as of the date hereof, a true, correct and complete list of all Company Registered Intellectual Property. Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect, a Company Entity is the sole and exclusive owner of all Company Intellectual Property, free and clear of any Lien thereon (except for any Permitted Lien). All Company Registered Intellectual Property is subsisting and, to the Company’s Knowledge, all Company Registered Intellectual Property (excluding applied-for Company Registered Intellectual Property) is valid and enforceable in all material respects.

(b) There are, and since December 31, 2022, have been, no material Actions pending or, to the Company’s Knowledge, threatened in writing (including cease and desist letters or requests for a license), against any Company Entity alleging infringement, misappropriation or other violation of any Intellectual Property of another Person or challenging the ownership, validity, scope or enforceability of any Company Intellectual Property.

(c) Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect:

(i) the operation of the Company Entities’ respective businesses as currently conducted, does not infringe, misappropriate or otherwise violate, and has not, since December 31, 2022, infringed, misappropriated or otherwise violated, any Intellectual Property of any other Person;

(ii) (1) to the Company’s Knowledge, no Person is infringing, misappropriating or otherwise violating any Company Intellectual Property or Intellectual Property exclusively licensed to any Company Entity and (2) since December 31, 2022, no Company Entity has instituted or threatened in writing any Actions against any Person alleging any infringement, misappropriation or other violation of any Company Intellectual Property or challenging the ownership, validity or enforceability of any Intellectual Property owned by any Person; and

(iii) each Company Entity takes and has taken reasonable actions to protect the confidentiality of trade secrets included in the Company Intellectual Property and of confidential information of other Persons possessed by any Company Entities.

Section 4.17 Information Technology; Data Protection.

(a) The Company IT Assets are sufficient, in all material respects, for the conduct of the businesses of the Company Entities, taken as a whole, as currently conducted. Each Company Entity has implemented and maintained, in all material respects, a commercially reasonable security program, including disaster recovery incident response plans and other policies, procedures and safeguards designed to maintain and protect the operation, security, confidentiality and integrity of all Company Software and Company IT Assets, as well as any trade secrets and confidential information (including Personal Information) owned or controlled by a Company Entity. Since December 31, 2022, there has been no material failure in, or disruptions of, the Company Software or Company IT Assets (including, for clarity, with respect to any third-party providers of such Company Software and Company IT Assets) that has not been fully remediated.

(b) Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect, the Company Software owned or controlled by any Company Entity does not contain and, to the Company’s Knowledge, no other Company Software contains, any device or feature designed to disrupt, disable, or otherwise impair the functioning of any such Software or any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device” or other code or routines that permit unauthorized access or use or the unauthorized disablement or erasure of such Software, Company IT Assets or information or other data.

(c) (i) The Company Entities are, and since December 31, 2022, have been, in compliance, in all material respects, with all applicable Privacy Requirements, and (ii) since December 31, 2022, (1) no Company Entity has received any written notice of any claims, and there have been no Actions or, to the Company’s Knowledge, investigations brought by any Governmental Authority or other Person, alleging that any Company Entity has violated any applicable Privacy Requirements, and (2) no event has occurred that, with or without the giving of notice, lapse of time or both, would constitute a material violation by any Company Entity of any applicable Privacy Requirements.

(d) Except, individually or in the aggregate, as would not reasonably be expected to be material to the Company Entities or the conduct of businesses thereof, since December 31, 2022, there has been no breach of information security, cybersecurity incident (including ransomware of distributed denial of service attacks) or unauthorized access to or use of any Company Software, Company IT Assets or confidential information (including Personal Information) Processed by or stored on any Company IT Assets or otherwise possessed or controlled by or for the Company Entities.

Section 4.18 Insurance.

(a) Section 4.18(a) of the Company Disclosure Schedule contains a true and complete list of all Company Policies, including for each insurance policy, the coverage line, policyholder, policy number, policy period, limits, deductible / retention and premium. True and complete copies of the insurance policies have been made available to Parent.

(b) Except as has not been and would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect:

(i) all Company Policies are in full force and effect, all premium due thereon have been paid in full, and the limits of the Company Policies are fully in place without any erosion;

(ii) no Company Entity is in breach of or default under any Company Policy or predecessor insurance policy, including with respect to the giving of timely and otherwise valid notice to the applicable insurer(s) of any claim, occurrence or other matter that may be covered under any Company Policy or predecessor insurance policy;

(iii) each Company Entity has been continuously insured with reputable insurers in such amounts and related to such risks and losses as are required by applicable Law and any Company Material Contract and as are customary in the industry in which such Company Entity operates;

(iv) no Company Entity has received any written communication notifying it of any actual or potential (1) cancellation, termination, nonrenewal or invalidation of any Company Policy, (2) denial of any coverage or rejection of any claim under any Company Policy, or (3) increase or adjustment in the amount of the premium (including any retrospective premium) payable under any Company Policy; and

(v) there is no Action by any Company Entity pending against any insurance carrier under any Company Policy or predecessor insurance policy, and there are no claims pending under any Company Policies or predecessor insurance policies.

(c) For purposes hereof, “Company Policy” means any insurance policy maintained by or for the benefit of any Company Entity or any director, officer, member, manager or employee thereof, in their respective capacity as such.

Section 4.19 Product Warranties and Liabilities.

(a) Since December 31, 2022, there have been no material product recalls (whether voluntary or involuntary), product retrofit campaigns or post-sale warnings issued or considered with respect to the products sold by a Company Entity and, to the Company’s Knowledge, no circumstances as of the date hereof would reasonably be expected to result in a product recall (whether voluntary or involuntary), product retrofit campaigns or post-sale warnings being issued.

(b) Since December 31, 2022, other than routine warranty claims in the ordinary course of business, no Action or, to the Company’s Knowledge, investigation is pending or, to the Company’s Knowledge, threatened (i) seeking repair, replacement, or damages in connection with any sale or delivery of products by any Company Entity or (ii) alleging any injury to person or property as a result of the ownership, possession, or use of any product manufactured, processed, distributed, shipped, or sold by any Company Entity or any services rendered by a Company Entity that, in each case, would reasonably be expected to materially impact the Company Entities or the conduct of businesses thereof if adversely determined.

Section 4.20 Broker’s Fees. Except for Jefferies LLC (the “Company Financial Advisor”), the fees and expenses of which shall be paid by the Company under the Company’s engagement letter therewith, no Company Entity or any of its Affiliates, officers or directors has engaged or otherwise agreed to compensate any financial advisor, broker, or finder or incurred any Liability for any financial advisory fee, broker’s fees, commissions or finder’s fees in connection with any transaction contemplated hereby.

Section 4.21 Opinion of Company Financial Advisor. The Company Board has received the opinion of the Company Financial Advisor to the effect that, as of the date of such opinion and based on and subject to various assumptions, qualifications and limitations set forth therein, the Exchange Ratio is fair, from a financial point of view, to the holders of Converted Shares (other than, as applicable, Parent, Merger Sub and their respective Affiliates), which opinion will be made available to Parent on a non-reliance basis solely for informational purposes.

Section 4.22 No Other Representations or Warranties; No Reliance.

(a) Notwithstanding anything herein to the contrary, the representations and warranties of the Company expressly set forth in this Article IV are and shall constitute the sole and exclusive representations and warranties made with respect to the Company in connection with this Agreement or the transactions contemplated hereby. Except for the representations and warranties referred to in previous sentence, none of the Company, its Subsidiaries or any other Person has made or is making any express or implied representations or warranty, statutory or otherwise, of any nature, including with respect to any express or implied representation or warranty as to the merchantability, quality, quantity, suitability or fitness for any particular purpose of the business or the assets of the Company. Except for the representations and warranties expressly set forth in this Article IV, all other warranties, express or implied, statutory or otherwise, of any nature, including with respect to any express or implied representation or warranty as to the merchantability, quality, quantity, suitability or fitness for any particular purpose of the business or the assets of the Company are hereby expressly disclaimed.

(b) The Company acknowledges and agrees that, except for the representations and warranties contained in Article V, none of Parent, Merger Sub or any other Person acting on behalf of Parent or Merger Sub has made or makes, and the Company has not relied on, any representation or warranty, whether express or implied, with respect to Parent, Merger Sub, their respective Subsidiaries or their respective businesses, affairs, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any other information provided or made available to the Company or any of its Representatives by or on behalf of Parent or Merger Sub. The Company acknowledges and agrees that (i) the Company has relied solely upon the representations and warranties contained in Article V and its own independent investigation and (ii) none of Parent, Merger Sub or any other Person acting on behalf of Parent or Merger Sub has made or makes, and the Company has not relied on, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to the Company or any of its representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of Parent, Merger Sub, or any of their respective Subsidiaries. For the avoidance of doubt, nothing in this Section 4.22 shall limit Company’s or Parent’s obligations under Section 6.3.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF

PARENT AND MERGER SUB

Except as expressly set forth in the Parent Disclosure Schedule or as disclosed in the Parent SEC Documents filed with or furnished to the SEC on or after December 31, 2022, but prior to the Business Day immediately preceding the date hereof (collectively, the “Pre-Signing Parent Reports”), but only to the extent publicly available on EDGAR (excluding, in each case, (i) any risk factor disclosure that is contained solely in any “Risk Factors” section of any such Pre-Signing Parent Report or any disclosure in any “qualitative and quantitative disclosure about market risk” section, (ii) any “forward-looking statements” or similar disclaimer, or (iii) any other disclosure included in any such Pre-Signing Parent Report that is predictive or forward-looking in nature, in each case other than any specific factual information contained therein, which shall not be excluded), Parent and Merger Sub hereby represent and warrant to the Company as follows:

Section 5.1 Organization; Good Standing; Corporate Power; Parent Subsidiaries.

(a) Parent is a corporation duly incorporated, validly existing, and in good standing in accordance with the Laws of Delaware and Merger Sub is a corporation duly incorporated, validly existing, and in good standing in accordance with the Laws of the Commonwealth of Virginia. Each of Parent and Merger Sub has the requisite corporate power and authority to own or lease, as applicable, and operate its assets and to carry on its business as currently conducted in all material respects. Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect, each of Parent and Merger Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing, or operation of its assets makes such qualification or licensing necessary.

(b) The Parent Constituent Documents that are in effect on the date hereof are available on EDGAR and are in full force and effect. No further amendment to the Parent Constituent Documents has been approved by the Parent Board or Parent Stockholders. Parent is not in violation of any of its Constituent Documents.

(c) Each material Parent Subsidiary is duly incorporated or a limited liability company, or other entity duly organized or formed, as applicable, and is validly existing and in good standing in accordance with the Laws of the jurisdiction of its incorporation, formation, or organization, as the case may be, and has the requisite corporate, limited liability company, or other power and authority, as the case may be, to own, lease, and operate its assets and to carry on its business as currently conducted in all material respects. Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect, each Parent Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing, or operation of its assets makes such qualification or licensing necessary.

Section 5.2 Parent and Merger Sub Capitalization; Operations of Merger Sub; Ownership of Company Common Stock.

(a) The authorized capital stock of Parent consists of (i) 750,000,000 shares of Parent Common Stock, par value $0.01 per share and (ii) 60,000,000 shares of Parent Preferred Stock, par value $0.01 per share (collectively, the “Parent Capital Stock”). The authorized capital stock of Merger Sub consists of 5,000 shares of common stock, par value $0.01 per share. Parent owns all of the issued and outstanding shares of common stock, par value $0.01 per share, of Merger Sub, free and clear of any Lien thereon (other than restrictions on transfer imposed by federal and state securities Laws).

(b) As of the close of business on the Capitalization Date, there were (i) 131,829,964 shares of Parent Common Stock issued and outstanding, (ii) 5,099,040 shares of Parent Common Stock held in treasury, (iii) 14,133,809 shares of Parent Common Stock reserved for issuance under outstanding awards and rights under the Parent Stock Plan, of which (1) 1,329,982 shares of Parent Common Stock related to outstanding Parent Stock Options, (2) 2,563,312 shares of Parent Common Stock related to outstanding Parent Performance Share Awards (assuming achievement of the applicable performance metrics at the maximum level), and (3) 3,105,858 shares of Parent Common Stock related to outstanding Parent RSUs, and (iv) 7,134,657 shares of Parent Common Stock reserved for issuance for future awards under the Parent Stock Plan. Since the close of business on the Capitalization Date through the date hereof, Parent has not granted or issued any Parent Equity Awards, and Parent has not issued (or authorized the issuance of) any shares of Parent Capital Stock, except in satisfaction of the vesting, settlement or exercise (as applicable) of (in each case, in accordance with their respective terms) any Parent Equity Awards, in each case, that were outstanding as of the close of business on the Capitalization Date (such shares of Parent Common Stock, together with the outstanding Equity Securities of Parent described by the foregoing clauses (i)–(v) of the foregoing sentence, the “Outstanding Parent Equity Securities”). All of the issued and outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive or other anti-dilutive rights. Except for (A) the Outstanding Parent Equity Securities and (B) Equity Securities of Parent issued on or after the date hereof to the extent permitted by Section 6.2(b)(ii), no Equity Securities in Parent are issued, reserved for issuance or outstanding. As of the date hereof, there are no accrued or declared, and unpaid, dividends or dividend equivalents on any shares of Parent Capital Stock.

(c) Except for acquisitions, or deemed acquisitions, of Parent Common Stock in connection with (i) required Tax withholding in connection with the exercise, vesting and settlement, as applicable, of Parent Equity Awards and (ii) forfeitures of Parent Equity Awards, no Parent Entity has any obligation to repurchase, redeem or otherwise acquire any Equity Securities of any Parent Entity.

(d) There is no Indebtedness of any Parent Entity providing any holder thereof with the right to vote (or that is convertible into, or exchangeable for, Equity Securities providing the holder thereof with the right to vote) on any matters on which Parent Stockholders or any holder of Equity Securities of any Parent Entity may vote. Except pursuant to award agreements for outstanding Parent Equity Awards, there are no stockholder agreements, voting trusts or other Contracts to which any Parent Entity is a party or, to Parent’s Knowledge, among any stockholders of Parent or any Parent Subsidiaries related to the voting, registration, redemption, repurchase, or disposition of, or that restrict the transfer of, grant preemptive rights with respect to any Equity Securities of any Parent Entity, or grant board (or other governing body) designation rights with respect to any Parent Entity.

(e) Parent owns of record or Beneficially Owns all of the outstanding Equity Securities in each Parent Subsidiary, and all of the outstanding Equity Securities in each Parent Subsidiary are owned of record by a Parent Entity, in each case, free and clear of any Lien thereon (other than (i) Liens under Parent’s credit facility and indentures and (ii) any restrictions on transfer imposed by federal and state securities Laws). All outstanding Equity Securities in the Parent Subsidiaries have been duly authorized and validly issued and are fully paid, non-assessable, and free of preemptive rights, subscription rights, rights of first refusal or offer, or other similar rights. No Parent Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, puts, rights, commitments or agreements of any character requiring the purchase, sale, or issuance of any Equity Securities of such Parent Subsidiary. Except for the outstanding Equity Securities of the Parent Subsidiaries, no Parent Entity owns of record or Beneficially Owns any Equity Securities of any Person (other than another Parent Subsidiary). No Parent Entity is obligated to form, provide funds to or make any loan, capital contribution, guarantee, credit enhancement or other investment in any Person.

(f) Since its date of incorporation, Merger Sub has not carried on any business or conducted any operations other than in connection with this Agreement and the transactions contemplated hereby.

(g) None of Parent, Merger Sub, or any of their respective Subsidiaries Beneficially Owns any Equity Securities of the Company or holds any rights to acquire or vote any Equity Securities of the Company (other than pursuant to this Agreement). None of Parent, Merger Sub or any of their respective “affiliates” or “associates” is, or at any time during the last three (3) years has been, an “interested shareholder” of the Company, in each case as defined in Section 13.1-725 of the VSCA.

Section 5.3 Authority; Execution and Delivery; Enforceability.

(a) Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and comply with its covenants and agreements hereunder and, subject to (i) obtaining Parent Stockholder Approval with respect to the Parent Stock Issuance and (ii) Parent’s adoption of this Agreement, in its capacity as the sole stockholder of Merger Sub. Each of Parent’s and Merger Sub’s execution and delivery of this Agreement, performance of its obligations hereunder and compliance with its covenants and agreements hereunder and subject to, (i) with respect to the Parent Stock Issuance, obtaining Parent Stockholder Approval and (ii) with respect to the Merger, Parent’s adoption of this Agreement, in its capacity as the sole stockholder of Merger Sub, the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. Each of Parent and Merger Sub has duly executed and delivered this Agreement and, assuming the Company’s respective due authorization, execution and delivery hereof, this Agreement constitutes a respective valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with the terms hereof, except as may be limited by the Bankruptcy and Equitable Exceptions. The Parent Stockholder Approval and Parent’s adoption of this Agreement, in its capacity as the sole stockholder of Merger Sub, are the only approvals of holders of any shares of Parent Capital Stock or any Equity Securities of any Parent Entity necessary to consummate the Parent Stock Issuance, the Merger and the other transactions contemplated hereby.

(b) At a meeting duly called and held, the Parent Board unanimously adopted resolutions (i) approving and declaring advisable this Agreement and the consummation of the Merger, the Parent Stock Issuance, and the other transactions contemplated hereby, (ii) directing that the Parent Stock Issuance be submitted to the Parent Stockholders for approval and adoption, respectively, and (iii) resolving to recommend to the Parent Stockholders that they approve the Parent Stock Issuance (the “Parent Recommendation”).

(c) The board of directors of Merger Sub unanimously adopted resolutions (i) approving and declaring advisable this Agreement and the consummation of the Merger and the other transactions contemplated hereby, (ii) determining that the terms hereof, the Merger and the other transactions contemplated hereby are in the best interests of the Merger Sub and Parent, as its sole stockholder, and (iii) directing that this Agreement be submitted to Parent for its adoption as the sole stockholder of the Merger Sub, in each case, by an action by written consent.

Section 5.4 No Conflicts; Consents and Approvals.

(a) Each of Parent’s and Merger Sub’s execution and delivery hereof does not, each of Parent’s and Merger Sub’s performance of its obligations hereunder and compliance with its covenants and agreements hereunder shall not, and the consummation of the transactions contemplated hereby, including the Merger, shall not, subject to (x) obtaining the Company Stockholder Approval and the Parent Stockholder Approval and (y) Parent’s adoption of this Agreement, in its capacity as the sole stockholder of Merger Sub, (i) conflict with or violate the

Parent Constituent Documents or the Constituent Documents of Merger Sub or any of Parent’s subsidiaries; (ii) subject to making the Filings with and obtaining the Consents from the Governmental Authorities contemplated by Section 5.4(b), conflict with or violate any applicable Laws that the Parent Entities are subject or by which any of their properties are bound; or (iii) subject to obtaining the third-party consents and approvals set forth in Section 5.4(a) of the Parent Disclosure Schedule, breach, result in the loss of any benefit under, be a default (or an event that, with or without notice or lapse of time, or both, would be a default) under, result in the termination, cancellation, or amendment of or a right of termination, cancellation, or amendment under, accelerate the performance required by, or require any Consent under, any Parent Material Contract or result in the creation or imposition of any Lien on any of the assets of a Parent Entity, except, in the case of the foregoing clauses (ii) and (iii), as would not reasonably be expected to, individually or in the aggregate, (A) have a Parent Material Adverse Effect or (B) prevent or materially delay the consummation by Parent of the transactions contemplated hereby.

(b) Each of Parent’s and Merger Sub’s execution and delivery hereof does not, each of Parent’s and Merger Sub’s performance of its obligations hereunder and compliance with its covenants and agreements hereunder shall not, and the consummation of the transactions contemplated hereby shall not, require any Parent Entity to make any Filing with or to, or to obtain any Consent of, any Governmental Authority, except for the following:

(i) the filing with the SEC of the Joint Proxy Statement in preliminary and definitive form;

(ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and the SCC;

(iii) the Filings required by the Exchange Act, the Securities Act, the rules and regulations of NYSE or state securities or “blue-sky” Laws, including the filing with the SEC, and declaration of effectiveness under the Securities Act, of the Form S-4;

(iv) the HSR Clearance and the Filings required by the HSR Act for the transactions contemplated hereby;

(v) all approvals of any Governmental Authority set forth in Sections 7.1(e) and 7.1(f) of the Company Disclosure Schedule; and

(vi) any other Filing with or to, or other Consent of, any Governmental Authority, the failure of which to make or obtain would not be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.5 SEC Documents; Financial Statements; Related-Party Transactions.

(a) Parent has filed with or furnished to the SEC all reports, schedules, forms, statements, registration statements, prospectuses and other documents (including all exhibits and financial statements required to be filed or furnished therewith and any other document or information required to be incorporated therein) required by the Securities Act or the Exchange Act to be filed or furnished by Parent with the SEC since December 31, 2022 (collectively, together with any documents filed with or furnished to the SEC during such period by Parent to the SEC on a voluntary basis and excluding the Joint Proxy Statement, the “Parent SEC Documents”). As of its respective date, or, if amended prior to the date hereof, as of the date of the last such amendment, each Parent SEC Document complied when filed or furnished (or, if applicable, when amended) in all material respects with the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and none of the Parent SEC Documents when filed or furnished (or, in the case of a registration statement filed under the Securities Act, at the time it was declared effective or subsequently amended) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. No Parent Subsidiary is, or has at any time since December 31, 2022, been, subject to the periodic reporting requirements of the Exchange Act or is or has been otherwise required to file any report, schedule, form, statement, registration statement, prospectus or other document with the SEC.

(b) The consolidated financial statements of Parent included in the Parent SEC Documents (including, in each case, any notes or schedules thereto) and all reports issued by Parent’s accountants with respect thereto (the “Parent SEC Financial Statements”) (i) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and except, in the case of the unaudited interim financial statements, as may be permitted by Form 10-Q and Regulation S-X under the Securities Act), and (ii) present fairly, in all material respects, the Parent Entities’ consolidated financial position as at the respective dates thereof and the Parent Entities’ consolidated results of operations and, where included, consolidated stockholders’ equity and consolidated cash flows for the respective periods indicated, in each case, in conformity with GAAP (except as may be indicated in the notes thereto and except, in the case of the unaudited interim financial statements, (1) as may be permitted by Form 10-Q and Regulation S-X under the Securities Act and (2) normal year-end adjustments (none of which is material to the Parent Entities, taken as a whole)). Except as required by GAAP and disclosed in the Parent SEC Documents, between December 31, 2022 and the date hereof, Parent has not made or adopted any material change in its accounting methods, practices or policies. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC’s staff related to any Parent SEC Documents.

(c) Parent is, and since December 31, 2022 has been, in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of NYSE.

(d) Parent has established and maintains, adheres to and enforces a system of internal control over financial reporting (within the meaning of Rules 13a-15(f) and 15d-15(f) under the Exchange Act) that is effective in providing reasonable assurance about the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Parent Entities, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Parent Entities are being made only in accordance with appropriate authorizations of Parent’s management and the Parent Board, and (iii) provide reasonable assurance about prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Parent Entities. Parent has established and maintains, adheres to and enforces a system of disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) designed to ensure that information required to be disclosed by Parent in the Parent SEC Documents is recorded, processed, summarized, and reported within the time periods specified in the SEC’s rules and forms and that all such information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions about required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.

(e) Parent has disclosed to Parent’s outside auditors and the audit committee of the Parent Board (1) any significant deficiencies and any material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) which are reasonably likely, individually or in the aggregate, to adversely affect Parent’s ability to record, process, summarize and report financial information and (2) any fraud, whether or not material, that involves Parent’s management or other employees who have a significant role in Parent’s internal control over financial reporting, and Section 4.5(g) of the Parent Disclosure Schedule summarizes any such disclosure made after March 30, 2025.

(f) Since December 25, 2022, none of the Parent Entities, their respective controlled Affiliates or Representatives have received any written complaint, allegation, assertion, or claim related to the accounting or auditing practices, procedures, methodologies, or methods of any Parent Entity or their respective internal accounting controls, including any complaint, allegation, assertion, or claim that any Parent Entity has engaged in questionable accounting or auditing practices.

(g) No Parent Entity is party to any Contract or transaction with (i) any Affiliate (except for any Parent Entity), or any director, manager or officer of any Parent Entity or (ii) any Affiliate of, or any “associate” or any member of the “immediate family” (as such terms are defined in Rules 12b-2 and 16a-1 under the Exchange Act) of, any such Affiliate, director, manager or officer, in each case, that is required to be disclosed by Parent under Item 404 of Regulation S-K under the Exchange Act.

(h) None of the information supplied or to be supplied by or on behalf of Parent for inclusion or incorporation by reference in (i) the Form S-4, at the time the Form S-4 is filed with the SEC, and at any time it is amended or supplemented and at the time it becomes effective under the Securities Act, will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances in which they are made, not misleading or (ii) the Joint Proxy Statement, at the date it or any amendment or supplement is mailed to the Parent Stockholders or the Company Stockholders and at the time of the Parent Stockholders Meeting and the Company Stockholders Meeting, will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances in which they are made, not misleading; provided that Parent does not make any representation or warranty with respect to any such information to the extent it expressly relates to any other Party or such other Party’s controlled Affiliates or any of its Representatives.

Section 5.6 No Undisclosed Liabilities; Absence of Certain Changes or Events.

(a) No Parent Entity has any Liabilities that would be required to be reflected or reserved against in Parent’s consolidated audited balance sheet by GAAP or the notes thereto, except (i) those Liabilities specifically reflected and adequately reserved against in the most recent audited balance sheet included in the Parent SEC Financial Statements (the “Parent Balance Sheet” and the date of such balance sheet, the “Parent Balance Sheet Date”), (ii) those Liabilities incurred in connection with the negotiation of this Agreement or in connection with the transactions contemplated hereby, including the Merger, (iii) those Liabilities (other than any Liability for any breach of Contract, breach of warranty, tort, infringement, misappropriation, claim or violation of Law) incurred in the ordinary course of business consistent with past practice, since the Parent Balance Sheet Date, and (iv) those liabilities that, individually or in the aggregate, would reasonably be expected to be material to the Parent Entities or the conduct of businesses thereof.

(b) No Parent Entity is party to, or has any commitment to become a party to, any material off-balance sheet joint venture, partnership, or similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among any Parent Entity, on the one hand, and any unconsolidated Affiliate (including any structured finance, special purpose or limited purpose entity or Person), on the other hand), or any material “off balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K under the Exchange Act).

(c) Since the Parent Balance Sheet Date, (i) except for Parent’s negotiation of, and entry into, this Agreement, the Parent Entities have conducted their businesses in all material respects in the ordinary course of business, consistent with past practice, and (ii) no event, change, effect, development, condition, circumstance, or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect has occurred.

Section 5.7 Actions. There are no Actions pending or, to Parent’s Knowledge, threatened, or to Parent’s Knowledge, investigations pending or threatened, against any Parent Entity or any officer, director, employee, or agent thereof, in each case in their capacity as such, that, if adversely determined, would reasonably be expected to result in a Parent Material Adverse Effect. None of the Parent Entities or any of their respective officers, directors or employees in their respective capacities as such, or, to Parent’s Knowledge, any of their respective agents in their respective capacity as such, are subject to any outstanding Order that, individually or in the aggregate, would reasonably be expected to be material to the Parent Entities or the conduct of businesses thereof.

Section 5.8 Compliance with Laws; Permits. (a) Except as, individually or in the aggregate, would not reasonably be expected to result in a Parent Material Adverse Effect, since December 31, 2022, (i) the businesses of the Parent Entities have been conducted in compliance with all applicable Laws, (ii) no event has occurred that, with or without the giving of notice, lapse of time or both, would constitute a violation by any Parent Entity of any applicable Law, and (iii) no Parent Entity has received any written notice alleging that any Parent Entity has violated any applicable Law.

(b) Except as has not resulted in, and would not reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect, each Parent Entity holds and is in compliance with all Permits required for the ownership and use of its assets and the lawful conduct of its business as currently conducted, and all such Permits are valid, subsisting, and in full force and effect.

Section 5.9 Sanctions and Anti-Corruption.

(a) Since December 14, 2022, each Parent Entity and each of its directors, officers, employees and, to Parent’s Knowledge, agents have been in material compliance with Customs and Trade Laws and Sanctions. No Parent Entity, nor, to Parent’s Knowledge, any director, officer, member, employee or agent of any Parent Entity is a Sanctioned Person.

(b) Since December 14, 2022, no Parent Entity has engaged in any dealings or transactions in, with, or involving any Sanctioned Person or Sanctioned Jurisdiction. Each Parent Entity has implemented controls reasonably designed to promote compliance with applicable Customs and Trade Laws and Sanctions. No Parent Entity has (i) made any voluntary, directed or involuntary disclosure to any Governmental Authority or similar agency with respect to any alleged act or omission arising under or relating to any non-compliance with any Customs and Trade Laws or Sanctions, (ii) been the subject of a current, pending or threatened investigation, inquiry or enforcement proceedings for violations of Customs and Trade Laws or Sanctions, or (iii) received any written notice or, to Parent’s Knowledge, oral notice, request, penalty, or citation for any actual or potential non-compliance with Customs and Trade Laws or Sanctions.

(c) Since December 14, 2022, neither Parent nor any of its Subsidiaries, nor any of their officers, directors, employees, or to Parent’s Knowledge, any agents or other Persons acting for or on behalf of Parent or its Subsidiaries has given, offered, promised, agreed to give, or authorized the giving of anything of value, directly or indirectly, to: (i) any foreign or domestic government official, political party, political party official, or candidate for government office or (ii) any Person, in each case, in violation of any applicable Anti-Corruption Law.

(d) Parent and its Subsidiaries have implemented and maintain policies and procedures reasonably designed to ensure compliance by its directors, officers, and employees with applicable Anti-Corruption Laws.

(e) Since December 14, 2022, Parent and its Subsidiaries have not (i) received written or, to Parent’s Knowledge, oral notice of or made a voluntary, mandatory or directed disclosure to any Governmental Authority relating to any actual or potential violation of any Anti-Corruption Law or (ii) been a party to or the subject of any pending or, to Parent’s Knowledge, threatened Action or investigation related to any actual or potential violation of Anti-Corruption Laws.

Section 5.10 Employee Benefit Plans; ERISA.

(a) Parent has made available to the Company correct and complete copies, as of the date hereof, of each material Parent Benefit Plan.

(b) Each Parent Benefit Plan that is intended to be qualified under Section 401(a) of the Code, and each trust that is related to a Parent Benefit Plan and intended to be tax exempt under Section 501(a) of the Code, has been determined by the Internal Revenue Service to be qualified under Section 401(a) of the Code or exempt from taxation under Section 501(a) of the Code, as applicable, nothing has occurred that would adversely affect any such qualification or tax exemption of any such Parent Benefit Plan or related trust. Each Parent Benefit Plan complies in all respects, and has been established and administered in compliance in all respects with its terms and with ERISA, the Code, and other applicable Laws, except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect.

(c) No Parent Benefit Plan is, and none of the Parent Entities nor any of their respective ERISA Affiliates has ever maintained, sponsored, participated in, or contributed to (or been obligated to maintain, sponsor, participate in, or contribute to or borne any Liability with respect to), (i) an “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) which is subject to Section 412 of the Code or Section 302 or Title IV of ERISA, (ii) a “multiemployer plan” as defined in Section 3(37) of ERISA or Section 4001(a)(3) of ERISA, (iii) a “multiple employer plan” within the meaning of Section 413(c) of the Code, or (iv) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA.

(d) No Parent Benefit Plan is maintained outside the jurisdiction of the United States or covers any employees or other service providers of any Parent Entity who reside or work outside of the United States on behalf of any Parent Entity.

(e) Neither the execution and delivery hereof, the stockholder or other approval hereof, nor any of the transactions contemplated by this Agreement could, either alone or in combination with any additional or subsequent events, (i) entitle any current or former employee, director, officer, or natural person service provider of the Parent Entities to severance pay, any increase in severance pay, or any other payment, (ii) accelerate the time of payment, funding, or vesting, or increase the amount, of compensation due to any such employee, director, officer or natural person service provider, (iii) directly or indirectly require any of the Parent Entities to transfer or set aside any assets to fund any compensation or benefits under any Parent Benefit Plan, (iv) otherwise give rise to any material Liability or loss to the Parent Entities under any Parent Benefit Plan, (v) limit or restrict the right of the Parent Entities to merge, amend, terminate or transfer the assets of any Parent Benefit Plan, or (vi) result in the payment of any amount that could, individually or in combination with any other payment, be deemed to be an “excess parachute payment” as defined in Section 280G(b)(1) of the Code. No Parent Entity has any obligation to gross-up, indemnify or otherwise reimburse any current or former employee, director, officer or natural person service provider of the Parent Entities for any Tax incurred by such individual under Section 409A or 4999 of the Code.

Section 5.11 Labor Matters.

(a) No Parent Entity is party to, bound by or in the process of negotiating, any Collective Bargaining Agreement, and, to Parent’s Knowledge, no employee of any Parent Entity is represented by a labor union, labor organization, or other employee representative body with respect to such employee’s employment with any Parent Entity.

(b) Each Parent Entity has satisfied any legal or contractual requirement to provide notice to, or to enter into any consultation procedure with, any labor union or labor organization in connection with the execution of this Agreement or the transactions contemplated by this Agreement.

(c) To Parent’s Knowledge, (i) since December 31, 2022, there have been no labor union organizing activities with respect to any employees of any Parent Entity; and (ii) there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority.

(d) There is no pending or, to Parent’s Knowledge, any threatened material labor dispute, unfair labor practice charges, material grievances, material arbitrations, strikes, lockouts, work stoppages, slowdowns, picketing, hand billing or other labor disputes against or affecting any Parent Entity that would reasonably be expected to interfere with the business activities of such Parent Entity.

(e) Each Parent Entity is in material compliance with all applicable Laws respecting employment and employment practices, including all Laws respecting terms and conditions of employment, health and safety, wages and hours, child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity, plan closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues and unemployment insurance.

(f) Since December 14, 2022, no written or, to Parent’s Knowledge, oral allegations of sexual harassment have been made against (i) any officer of a Parent Entity in their capacity as an employee of any Parent Entity or (ii) an employee of a Parent Entity at a level of Vice President or above in their capacity as an employee of any Parent Entity. Since December 31, 2022, no Parent Entity has been a party to a settlement agreement with a current or former officer, employee or independent contractor of the Parent Entity that involved allegations relating to sexual harassment by either (A) an officer of the Parent Entity or (B) an employee of the Parent Entity at the level of Vice President or above.

(g) To Parent’s Knowledge, no employee of any Parent Entity is in material violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, non-competition agreement, restrictive covenant or other obligation: (i) to any Parent Entity or (ii) to a former employer of any such employee relating (A) to the right of any such employee to be employed by any Parent Entity or (B) to the knowledge or use of trade secrets or proprietary information.

Section 5.12 Environmental Matters.

(a) Except as has not resulted in, and would not reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect, each Parent Entity is, and, except for unresolved matters, has been since December 14, 2022, in compliance with all applicable Environmental Laws, and, since December 14, 2022, no Parent Entity has received any written notice alleging that any Parent Entity is not in compliance with, or has violated, any applicable Environmental Law or Permit issued under Environmental Law. There are no material Environmental Claims pending or, to Parent’s Knowledge, threatened against any Parent Entity.

(b) Except as has not resulted in, and would not reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect, each Parent Entity (i) holds all Environmental Permits necessary for the conduct of its business and the use of its assets as currently conducted and (ii) is in compliance with such Environmental Permits. All such Environmental Permits are valid, subsisting, and in full force and effect.

(c) Except as has not resulted in, and would not reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect, since December 14, 2022 (or longer if all resulting liability has not been resolved), (i) there has been no Release or threatened Release of Hazardous Materials at, on, under or from (A) any of property currently owned or operated by a Parent Entity; (B) any property formerly owned or operated by any Parent Entity during such Company Entity’s ownership or operation of the property; or (C) any other location where Hazardous Materials generated, handled or processed by any Processed Entity have been sent or otherwise present; and (ii) no Parent Entity has received any written or, to Parent’s Knowledge, oral notice of alleged, actual or potential responsibility for, or any Action or investigation against a Parent Entity related to, any material Release or threatened Release of Hazardous Materials. Except as has not resulted in, and would not reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect, there is no property to which Hazardous Materials generated by any Parent Entity have been transported that would reasonably be expected to become the subject of an environmental-related Action or investigation against any Parent Entity.

(d) Except as has not resulted in, and would not reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect, no Parent Entity has assumed, by Contract, operation of law or otherwise, any third-party Liabilities imposed by any applicable Environmental Law.

(e) To the extent in the possession of or reasonably available to any Parent Entity, Parent has made available to Company copies of any (i) phase I or II environmental site assessments or similar environmental reports relating to any real property currently or formerly owned, operated, leased or otherwise used by any Parent Entity; (ii) any Permits issued under Environmental Laws to, or otherwise related to the operations of, any Parent Entity; and (iii) any material reports, notices or other documents relating to any Parent Entity, any current or former operations of any Parent Entity or any property currently or formerly owned, leased, operated or used by any Parent Entity and relating to: (A) any unresolved and material liability under Environmental Laws; (B) any material release of Hazardous Materials; or (C) any actual or alleged unresolved and material non-compliance with any Environmental Law.

Section 5.13 Title to Assets; Real Property.

(a) Except as has not resulted in, and would not reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect, each Parent Entity owns, and has good and valid title to, all tangible assets reflected on the most recent audited balance sheet included in the Parent SEC Financial Statements, except for tangible assets sold, used or disposed of in the ordinary course of business since December 29, 2024, free and clear of any Lien thereon (except for any Permitted Lien).

(b) Section 5.13(b) of the Parent Disclosure Schedule sets forth a true and complete list of all real property owned by each Parent Entity (such real property, together with all rights, title and interests of each such Parent Entity in and to all buildings, structures, improvements, and fixtures located thereon, and all easements, rights and interests appurtenant thereto, are, as the context may require, the “Parent Owned Real Property”) that is used in the conduct of the business and operations of the Parent Entities as conducted as of the date of this Agreement. Except as has not resulted in, and would not reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect, each applicable Parent Entity has good and marketable title to all of its Owned Real Property, in each case, free and clear of any Lien thereon (except for any Permitted Lien). Except for the Permitted Liens, (i) no Parent Entity has leased, licensed, or otherwise granted to any Person the right to use or occupy any Parent Owned Real Property or any portion thereof, (ii) no Parent Entity is a party to any outstanding agreements, options, rights of first offer or rights of first refusal on the part of any other party to purchase any Parent Owned Real Property or any material portion thereof, and (iii) no Parent Entity is party to any agreement or option to purchase any real property or interests therein.

(c) Section 5.13(c) of the Parent Disclosure Schedule sets forth a true and complete list (in all material respects) of all material leases, subleases, licenses or other occupancy agreements of real property, including all amendments, supplements, modifications, extensions thereto and guarantees thereof (each, a “Parent Real Property Lease”) pursuant to which the Parent Entities lease, sublease, license, sublicense or otherwise occupy real property (such real property, the “Parent Leased Real Property”) in the operation of the business as conducted as of the date of this Agreement. Each Parent Entity that is either the tenant, subtenant, licensee or sublicensee, as applicable, named under each Parent Real Property Lease for the use or occupancy of Parent Leased Real Property has a good, valid, subsisting and enforceable leasehold interest in or license for the use of such Parent Leased Real Property, in each case, free and clear of subtenancies and other occupancy rights, options and any Lien thereon (in each case, except for any Permitted Liens or as otherwise set forth in Section 5.13(c) of the Parent Disclosure Schedule). Each Parent Real Property Lease is in full force and effect and is a valid and binding obligation on the applicable Parent Entity that is a party thereto and, to the Parent’s Knowledge, each other party thereto.

Section 5.14 Taxes.

(a) Each Parent Entity has timely filed all income or other material Tax Returns required to be filed by it (taking into account any valid extensions of time within which to file such Tax Returns), and all such Tax Returns were true, correct and complete in all material respects, and the Parent Entities have timely paid all material Taxes in full, whether or not shown to be due on such Tax Returns, or have established an adequate reserve therefor in accordance with GAAP.

(b) There are no (i) claims, investigations, audits, examinations or other proceedings pending or, to Parent’s Knowledge, threatened with regard to any material Taxes or Tax matters (including Tax Returns) of any Parent Entity or (ii) deficiency for material Taxes that has been assessed by any Tax Authority against any Parent Entity. There are no Liens in respect of or on account of a material amount of Taxes upon any property or assets of the Parent Entities, except for Permitted Liens.

(c) No Parent Entity (i) is or has been, since December 15, 2022, a member of an affiliated, consolidated, combined, unitary, group relief or similar group for purposes of filing Tax Returns or paying Taxes (other than a group the common parent of which is any Parent Entity), (ii) is party to or bound by, or has any obligation under, any Tax sharing, Tax reimbursement, Tax allocation or Tax indemnity agreement or similar contract or arrangement (other than customary Tax indemnification provisions in commercial agreements or arrangements entered into the ordinary course of business, in each case not primarily relating to Taxes, or any agreement solely between or among the Parent Entities) or (iii) has any Liability for Taxes of any Person (other than the Parent Entities) arising from the application of Treasury Regulations Section 1.1502-6 or any analogous provision of applicable state, local or non-U.S. Law or as a transferee or successor or otherwise by operation of Law.

(d) No Parent Entity has been a party to any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b) (or any similar provision of state, local or non-U.S. Law).

(e) Since December 31, 2022, no Parent Entity has distributed stock of another Person or has had its stock distributed by another Person in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(f) Each Parent Entity (i) has timely paid, deducted, withheld and collected all material amounts required to be paid, deducted, withheld or collected by it with respect to any payment owing to, or received from, its employees, creditors, independent contractors, customers and other third parties (and has timely paid over any amounts so withheld, deducted or collected to the appropriate Tax Authority), and (ii) has otherwise complied in all material respects with all applicable Laws relating to the payment, withholding, collection and remittance of Taxes (including information reporting requirements).

(g) From 2020 and solely with respect to U.S. federal income, state income, and foreign income Taxes, no Parent Entity (i) has waived or extended any statute of limitations with respect to the collection or assessment of any material Taxes, which waiver or extension has not since expired or (ii) is the beneficiary of any material Tax exemption, Tax holiday, or other Tax reduction contract or order.

(h) No claim has been made in writing by any Tax Authority in a jurisdiction where any Parent Entity has not filed material Tax Returns that such Parent Entity is or may be subject to Tax by, or required to file Tax Returns with respect to Taxes in, such jurisdiction. No Parent Entity is or has been subject to Tax in any country other than the country of incorporation by virtue of having a permanent establishment or other place of business or taxable presence in that country.

(i) No Parent Entity is or will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any (i) adjustment pursuant to Section 481(a) of the Code (or any similar or analogous provision of state, local, or non-U.S. Law) with respect to a change in accounting method that occurred at or prior to the Closing, (ii) installment sale, intercompany transaction, or open transaction made or entered into at or prior to the Closing (other than in the ordinary course of business), (iii) deferred revenue or prepaid amount received or accrued at or prior to the Closing (other than in the ordinary course of business), (iv) closing agreement (within the meaning of Section 7121 of the Code (or any similar or analogous provision of state, local, or non-U.S. Law)) entered into at or prior to the Closing, or (v) “intercompany transaction” or “excess loss account” (as such terms are defined in Treasury Regulations issued under Section 1502 of the Code) entered into or existing at or prior to the Closing. No Parent Entity has a net tax liability outstanding pursuant to Section 965(h) of the Code.

(j) No Parent Entity is bound with respect to the current or any future taxable period by any closing agreement (within the meaning of Section 7121(a) of the Code (or any similar or analogous provision of state, local or non-U.S. Law)) or other ruling or written agreement with a Tax Authority.

Section 5.15 Parent Material Contracts.

(a) For purposes hereof, “Parent Material Contract” means (x) the Parent Specified Debt Agreements or (y) any of the following Contracts to which any Parent Entity is a party or by which any Parent Entity is otherwise bound, other than Contracts only among Parent and its wholly owned Subsidiaries, or pursuant to which any Parent Entity is operating, purchasing or selling goods, or providing services:

(i) each Contract required to be filed as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Exchange Act (except for a Parent Benefit Plan);

(ii) each Contract with any of the (A) twenty (20) largest customers of Parent and its Subsidiaries, taken as a whole (as determined based on sales to such customers) for Parent’s fiscal year ended December 29, 2024, or (B) twenty (20) largest suppliers of Parent and its Subsidiaries, taken as a whole (as determined based on purchases from such suppliers) for Parent’s fiscal year ended December 29, 2024;

(iii) each Contract for capital expenditures by Parent or any of its Subsidiaries in excess of $4,500,000 in the aggregate;

(iv) each Contract that is a lease under which a Parent Entity is lessor, or permits any third party to hold or operate, any tangible property (other than real property), owned or controlled by Parent, except for Contract under which the aggregate annual rental payments do not exceed $2,000,000;

(v) each Contract that relates to the acquisition or disposition by any Parent Entity of any business, Equity Securities, assets, or real property other than in the ordinary course of business (whether by merger, sale of Equity Securities, sale of assets, or otherwise), in each case, with any outstanding material obligations, including any material indemnification obligations or any outstanding material “earn-out” payments;

(vi) each Contract that by its terms limits the ability of any Parent Entity from engaging or competing in any material respect in any line of business or in any geographic area or from competing with any Person in any material respect;

(vii) each Contract that contains material provisions for (A) any most favored nations treatment or equivalent preferential terms or (B) exclusivity requirements or similar obligations to which any Parent Entity is a party or by which a Parent Entity is bound;

(viii) each Contract relating to a partnership, joint venture, minority investment, joint development, profit-sharing or similar arrangement that requires a Parent Entity to invest or make contributions or loans, or any similar payments;

(ix) each Contract prohibiting, limiting or otherwise restricting the ability of any Parent Entity to pay dividends or make distributions with respect to any of its Equity Securities;

(x) each Contract (A) pursuant to which Parent or any of its Subsidiaries is liable for indebtedness for borrowed money in excess of $5,000,000 in the aggregate or any guarantee of indebtedness for borrowed money in excess of $5,000,000 in the aggregate, or (B) pursuant to which Parent or any of its Subsidiaries has granted any Lien (other than a Permitted Lien) on the assets or properties of any Parent Entity;

(xi) each Parent Real Property Lease with an annual rent obligation greater than $500,000;

(xii) each Contract granting to any Person (A) a right of first refusal or right of first offer on the sale of any material part of any of the assets or properties of any Parent Entity or (B) an option to purchase, acquire, sell or dispose of any material assets of Parent or any of its Subsidiaries (other than inventory in the ordinary course of business);

(xiii) each Contract relating to any swap, forward, futures, warrant, option or other derivative transaction;

(xiv) each Contract under which any Parent Entity (1) acquires, uses or has the right to use, otherwise exploit, enforce or register any Intellectual Property owned by a third Person that is material to the business of the Parent Entities (except for (A) non-exclusive licenses granted on standard terms for “off-the-shelf,” “shrink wrap” or other generally commercially available non-customized Software for which any Parent Entity pays less than $500,000 on an annual basis, (B) licenses for open source Software, or (C) nondisclosure agreements, employee invention assignment agreements or other similar agreements entered into in connection with the engagement of employees or independent contractors of Parent Entities, in each case entered into in the ordinary course of business consistent with past practice), (2) transfers, licenses, or otherwise grants to any third Person the right to use, otherwise exploit, enforce, register, or acquire any material Intellectual Property owned (or purported to be owned) by any Parent Entity (other than (A) for purposes of providing services to any Parent Entity in the ordinary course of business consistent with past practice, or (B) Contracts entered into by any of the Parent Entities with customers granting non-exclusive licenses to Intellectual Property that are incidental to the transaction contemplated in such Contract (the commercial purpose of which is primarily for something other than such license), in the ordinary course of business consistent with past practice), or (3) is restricted from using, otherwise exploiting, enforcing, registering, or asserting any Intellectual Property material to the business of the Parent Entities, including co-existence agreements, settlement agreements, covenants not to assert Intellectual Property or other restrictions on the Parent Entities’ right to use or otherwise exploit Intellectual Property to engage in any particular business or operating in any territory or during any period of time;

(xv) each Contract between Parent and any current or former officer, director, or Person that Beneficially Owns more than five percent (5%) of the Equity Securities of Parent (other than compensation arrangements);

(xvi) each Collective Bargaining Agreement;

(xvii) each Contract pursuant to which any Parent Entity has agreed to settle or compromise any pending or threatened Action or investigation and under which any of the foregoing has continuing and material obligations (other than confidentiality obligations with respect thereto);

(xviii) each Contract pursuant to which a Parent Entity has an obligation to indemnify any other Person, and such obligation is continuing after the date hereof, excluding any agreement entered into in the ordinary course of business that includes an indemnity with any customer, supplier, distributor or service provider as part of a sales, supply, distribution or service contract;

(xix) each Contract entered into with a Governmental Authority that is material to the business of the Parent Entities; and

(xx) other than purchase orders issued in the ordinary course of business, each Contract that is reasonably anticipated to involve (x) annual payment by any Parent Entity in excess of $14,000,000 or (y) to any Parent Entity in excess of $14,000,000, in each case, that cannot be canceled by such Parent Entity without a material penalty or without more than sixty (60) days’ notice.

(b) True, correct and complete copies of each Parent Material Contract (including any amendments, modifications or supplements thereto) have been publicly filed with the SEC prior to the date of this Agreement or have otherwise made available to the Company. Except as would not reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect, (i) each Parent Material Contract is in full force and effect and is valid and binding on each Parent Entity party thereto and, to Parent’s Knowledge, each other party thereto, (ii) neither any Parent Entity nor, to Parent’s Knowledge, any other party thereto, is in breach or default under any Parent Material Contract and no event has occurred that, with or without notice or lapse of time, or both, would constitute a breach or a default by any Parent Entity or, to Parent’s Knowledge, any other party under any Parent Material Contract, (iii) since the Parent Balance Sheet Date, (A)(1) no Parent Entity has received written notice of any actual or alleged breach by any Parent Entity of any Parent Material Contract and (2) no Parent Entity has received any written notice of the intention of any party to a Parent Material Contract to cancel, terminate, materially change (including reducing the amount of purchases or sales under), or fail to renew any Parent Material Contract.

Section 5.16 Intellectual Property.

(a) Section 5.16(a) of the Parent Disclosure Schedules sets forth, as of the date hereof, a true, correct and complete list of all Parent Registered Intellectual Property. Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect, a Parent Entity is the sole and exclusive owner of all Parent Intellectual Property, free and clear of any Lien thereon (except for any Permitted Lien). All Parent Registered Intellectual Property is subsisting and, to Parent’s Knowledge, all Parent Registered Intellectual Property (excluding applied-for Parent Registered Intellectual Property) is valid and enforceable in all material respects.

(b) There are, and since December 31, 2022, have been, no material Actions pending or, to Parent’s Knowledge, threatened in writing (including cease and desist letters or requests for a license), against any Parent Entity alleging infringement, misappropriation or other violation of any Intellectual Property of another Person or challenging the ownership, validity, scope or enforceability of any Parent Intellectual Property.

(c) Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect:

(i) the operation of the Parent Entities’ respective businesses as currently conducted, does not infringe, misappropriate or otherwise violate, and has not, since December 31, 2022, infringed, misappropriated or otherwise violated, any Intellectual Property of any other Person;

(ii) (1) to Parent’s Knowledge, no Person is infringing, misappropriating or otherwise violating any Parent Intellectual Property or Intellectual Property exclusively licensed to any Parent Entity and (2) since December 31, 2022, no Parent Entity has instituted or threatened in writing any Actions against any Person alleging any infringement, misappropriation or other violation of any Parent Intellectual Property or challenging the ownership, validity or enforceability of any Intellectual Property owned by any Person; and

(iii) each Parent Entity takes and has taken reasonable actions to protect the confidentiality of trade secrets included in the Parent Intellectual Property and of confidential information of other Persons possessed by any Parent Entities.

Section 5.17 IT.

(a) The Parent IT Assets are sufficient, in all material respects, for the conduct of the businesses of the Parent Entities, taken as a whole, as currently conducted. Each Parent Entity has implemented and maintained, in all material respects, a commercially reasonable security program, including disaster recovery incident response plans and other policies, procedures and safeguards designed to maintain and protect the operation, security, confidentiality and integrity of all Parent Software and Parent IT Assets, as well as any trade secrets and confidential information (including Personal Information) owned or controlled by a Parent Entity. Since December 31, 2022, there has been no material failure in, or disruptions of, the Parent Software or Parent IT Assets (including, for clarity, with respect to any third-party providers of such Parent Software and Parent IT Assets) that has not been fully remediated.

(b) Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect, the Parent Software owned or controlled by any Parent Entity does not contain and, to Parent’s Knowledge, no other Parent Software contains, any device or feature designed to disrupt, disable, or otherwise impair the functioning of any such Software or any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device” or other code or routines that permit unauthorized access or use or the unauthorized disablement or erasure of such Software, Parent IT Assets or information or other data.

(c) (i) The Parent Entities are, and since December 31, 2022, have been, in compliance, in all material respects, with all applicable Privacy Requirements, and (ii) since December 31, 2022, (1) no Parent Entity has received any written notice of any claims, and there have been no Actions or, to Parent’s Knowledge, investigations brought by any Governmental Authority or other Person, alleging that any Parent Entity has violated any applicable Privacy Requirements, and (2) no event has occurred that, with or without the giving of notice, lapse of time or both, would constitute a material violation by any Parent Entity of any applicable Privacy Requirements.

(d) Except, individually or in the aggregate, as would not reasonably be expected to be material to the Parent Entities or the conduct of businesses thereof, since December 31, 2022, there has been no breach of information security, cybersecurity incident (including ransomware of distributed denial of service attacks) or unauthorized access to or use of any Parent Software, Parent IT Assets or confidential information (including Personal Information) Processed by or stored on any Parent IT Assets or otherwise possessed or controlled by or for the Parent Entities.

Section 5.18 Broker’s Fees. Except for the fees and expenses of Rothschild & Co. US Inc., which shall be paid by Parent under Parent’s engagement letters therewith, no Parent Entity or any of its Affiliates, officers or directors has engaged or otherwise agreed to compensate any financial advisor, broker, or finder or incurred any Liability for any financial advisory fee, broker’s fees, commissions or finder’s fees in connection with any transaction contemplated hereby.

Section 5.19 Opinion of Parent Financial Advisor. The Parent Board has received the opinion of Rothschild & Co. US Inc. to the effect that, as of the date of such opinion and subject to the assumptions, qualifications and limitations set forth therein, the Exchange Ratio is fair, from a financial point of view, to Parent and, as of the date of this Agreement, such opinion has not been modified or withdrawn. Parent will make available to the Company a copy of such opinion following execution of this Agreement on a non-reliance basis solely for informational purposes.

Section 5.20 No Other Representations or Warranties; No Reliance.

(a) Notwithstanding anything herein to the contrary, the representations and warranties of Parent and Merger Sub expressly set forth in this Article V are and shall constitute the sole and exclusive representations and warranties made with respect to Parent and Merger Sub in connection with this Agreement or the transactions contemplated hereby. Except for the representations and warranties referred to in previous sentence, neither Parent nor Merger Sub, or any of their respective Subsidiaries or any other Person has made or is making any express or implied representations or warranty, statutory or otherwise, of any nature, including with respect to any express or implied representation or warranty as to the merchantability, quality, quantity, suitability or fitness for any particular purpose of the business or the assets of the Company. Except for the representations and warranties expressly set forth in this Article V, all other warranties, express or implied, statutory or otherwise, of any nature, including with respect to any express or implied representation or warranty as to the merchantability, quality, quantity, suitability or fitness for any particular purpose of the business or the assets of Parent or Merger Sub are hereby expressly disclaimed.

(b) Each of Parent and Merger Sub acknowledges and agrees that, except for the representations and warranties contained in Article IV, no Company Entity or any other Person acting on behalf of the Company has made or makes, and neither Parent nor Merger Sub has relied on, any representation or warranty, whether express or implied, with respect to the Company, its Subsidiaries or their respective businesses, affairs, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any other information provided or made available to Parent, Merger Sub or any of their respective Representatives by or on behalf of the Company. Each of Parent and Merger Sub acknowledges and agrees that (i) they have relied solely upon such representations and warranties contained in Article IV and their own independent investigation and (ii) no Company Entity or any other Person acting on behalf of the Company has made or makes, and neither Parent nor Merger Sub has relied on, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to Parent or Merger Sub or any of their Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of Company, or any of its Subsidiaries. For the avoidance of doubt, nothing in this Section 5.20 shall limit Parent’s or Company’s obligations under Section 6.3.

ARTICLE VI

COVENANTS

Section 6.1 Conduct of Company Business prior to the Effective Time.

(a) Unless otherwise consented to by Parent in advance in writing (which consent shall not be unreasonably withheld, delayed, or conditioned), and except as required hereby or by applicable Law, the Company shall, and shall cause each Company Subsidiary to, use reasonable best efforts to (i) conduct its business in all material respects in the ordinary course of business, consistent with past practice, (ii) preserve intact in all material respects its business organization, assets and operations, and goodwill, (iii) maintain in effect all material Permits necessary for the lawful conduct of its businesses, and (iv) preserve relationships with its customers, suppliers, employees, and any other Person having material business relationships with it and with Governmental Authorities having jurisdiction over its businesses and operations; provided that no action by the Company or any Company Subsidiary to the extent expressly permitted by Section 6.1(b) will be a breach of this Section 6.1(a).

(b) Except (x) as required hereby or by applicable Law, (y) as disclosed in Section 6.1(b) of the Company Disclosure Schedule, or (z) as consented to by Parent in advance in writing (which consent shall not be unreasonably withheld, delayed, or conditioned), prior to the Effective Time, the Company shall not, and shall cause each Company Subsidiary not to, directly or indirectly:

(i) amend any of their respective Constituent Documents;

(ii) issue, grant, sell, transfer, pledge, create or incur any Lien (except for any Permitted Lien) on, or otherwise encumber any shares of Company Capital Stock or any other Equity Securities of any Company Entity, except for (A) the issuance of shares of Company Common Stock upon the exercise, vesting, or settlement of Company Equity Awards, to the extent required hereunder or under the Company Stock Plans or governing award agreement, or (B) any issuance, grant, or sale of Equity Securities of a Company Entity to the Company or any wholly owned Company Subsidiary;

(iii) (A) redeem, purchase, or otherwise acquire any shares of Company Capital Stock or other Equity Securities in any Company Entity, except for the acquisition of shares of Company Common Stock in order to satisfy any required tax withholding associated with the vesting or settlement of outstanding Company Equity Awards, or (B) adjust, split, combine, subdivide, consolidate, recapitalize, or reclassify any shares of Company Capital Stock;

(iv) declare, set aside for payment, or pay any dividend, or make any other actual, constructive, or deemed distribution (whether in cash, stock, or other assets or any combination thereof), on any shares of Company Capital Stock or other Equity Securities of any Company Entity or otherwise make any payments to any holder of Equity Securities therein in its capacity as such, except for cash dividends and distributions by a direct or indirect wholly owned Company Subsidiary to the Company or another direct or indirect wholly owned Company Subsidiary;

(v) (A) except for (x) borrowings under the Existing Company Credit Facility that are used to manage the Company’s ordinary course cash flow needs and (y) any trade payables in the ordinary course of business, incur any Indebtedness, or assume, guarantee, or endorse or otherwise become responsible for any such Indebtedness of any other Person, or modify in any material respect the terms of, existing Indebtedness; (B) make any loans, advances or capital contributions to, or investments in, any other Person (except for a wholly owned Company Subsidiary); (C) issue or sell any debt securities or calls, options, warrants, or other rights to acquire any debt securities in any Company Entity, or enter into any arrangement (including any capital lease) having the economic effect of the foregoing; or (D) except in the ordinary course of business consistent with past practice, or pursuant to Section 6.10, redeem, repurchase, prepay, defease, or cancel any Indebtedness;

(vi) sell, transfer, lease, license, mortgage, pledge, create or incur any Lien (except for any Permitted Lien) on, otherwise encumber, allow to lapse or otherwise dispose of, any material asset (other than Real Property, which is governed by Section 6.1(b)(x) and Intellectual Property, which is governed by Section 6.1(b)(xi)), including any division, business unit, product line, or Equity Securities of any Company Subsidiary, except for (A) sales or transfers of inventory in the ordinary course of business consistent with past practice, (B) dispositions in the ordinary course of business, consistent with past practice, of assets no longer used or held for use, or (C) transfers solely among the Company Entities;

(vii) (A) merge or consolidate with any Person, (B) acquire any Equity Securities in, or otherwise invest in, any Person (or any business thereof) (except for a wholly owned Company Subsidiary), by purchase of securities or assets, or by merger, consolidation, or contributions to capital (except for such transactions among the Company Entities only), or (C) acquire all or substantially all assets of any Person (except for such transactions among the Company Entities only);

(viii) make or authorize any payment of, or accrual or commitment for, any capital expenditure in any calendar year in an amount that would exceed by more than ten percent (10%) the aggregate amount budgeted for such capital expenditure with respect to such calendar year;

(ix) (A) enter into, materially modify, renew, extend, or terminate any Contract that is or would be (if in effect as of the date hereof) a Company Material Contract (other than, in the ordinary course of business consistent with past practice, in the case of any Company Material Contract described in Sections 4.15(a)(i), (ii), (iii), (iv), (v), (x), (xi), (xiii), (xiv), (xvi), (xviii), (xix) and (xx); provided that, in the case of any Company Material Contract described in Section 4.15(a)(xiv), any such modification, renewal, or extension shall be on substantially similar terms and conditions) or (B) waive, release, or assign any material rights or claims thereunder;

(x) (A) purchase or sell (authorize, or make any commitment with respect to, the purchase or sale of) any real property having a fair market value in excess of $5,000,000, individually, or $10,000,000, in the aggregate; (B) enter into any lease agreement with respect to real property (or any renewals thereof) having annual lease payments exceeding $500,000, individually, or $2,500,000, in the aggregate; (C) assign, materially amend or modify, exercise any purchase option with respect to (but only if the purchase would be prohibited by clause (A) above in this paragraph), terminate, or waive, release, or assign any material rights or claims under, any Company Real Property Lease, or (D) without limiting clause (B) above in this paragraph, extend the term of any Company Real Property Lease in any manner other than extensions on market terms if, and to the extent, the failure to so extend would result in the expiration of the term of such Company Real Property Lease;

(xi) sell, lease, transfer, assign, license, incur any Lien other than Permitted Liens, abandon, cancel, forfeit or permit to lapse, any material Company Intellectual Property, other than non-exclusive licenses of Company Intellectual Property entered into in the ordinary course of business consistent with past practice;

(xii) except as required by applicable Law or the terms of any Company Benefit Plan or Collective Bargaining Agreement in effect as of the date hereof, (A) increase the compensation or benefits provided to any current or former director, officer, employee, or natural person service provider of the Company Entities, (B) grant or provide any severance or termination payments or benefits to any current or former director, officer, employee, or natural person service provider of the Company Entities, (C) pay or award, or commit to pay or award, any cash bonuses or incentive compensation or any new equity awards to any current or former director, officer, employee, or natural person service-provider of the Company Entities (except for the payment or settlement of accrued, but unpaid, bonuses payable in accordance with the terms of a Company Benefit Plan as in effect on the date hereof), (D) accelerate the time of payment or vesting of, or the lapsing of restrictions with respect to, or fund or otherwise secure the payment of, any compensation or benefits (including any equity or equity-based awards) to any current or former director, officer, employee or natural person service provider of the Company Entities, (E) establish, adopt, enter into, terminate, or amend any Company Benefit Plan or establish, adopt or enter into any plan, agreement, program, policy, or other arrangement that would be a Company Benefit Plan if it were in existence as of the date hereof, other than in connection with routine, ministerial amendments to retirement plans or health and welfare plans that do not increase benefits or result in a material increase in administrative costs, (F) enter into any new employment, consulting, severance, retention, termination, pension, retirement, or similar agreement with, any Person to be an officer, director, employee or natural person service provider of any Company Entity or amend any of the foregoing, other than entering into employment agreements with employees whose annual base compensation is less than $250,000 in the ordinary course of business consistent with past practice, (G) hire or engage any Person to be an officer or employee of, or a service provider to, any Company Entity, other than the hiring or engagement of employees or service providers with annual base pay or fees not in excess of $250,000 in the ordinary course of business consistent with past practice or (H) other than for cause, terminate the employment or service of any current officer, director, employee or natural person service provider with an aggregate annual base compensation in excess of $250,000;

(xiii) adopt, enter into, modify, amend, or terminate any Collective Bargaining Agreement;

(xiv) implement any employee layoffs requiring notice under the WARN Act without consulting in good faith with Parent;

(xv) waive, release, amend or fail to enforce the restrictive covenant obligations of any current or former employee, independent contractor, officer or director of any Company Entity;

(xvi) engage in any action, or fail to take any action, that would cause a partial or complete withdrawal, or would give rise to any material Liability for any partial or complete withdrawal, under any multiemployer plan within the meaning of Section 3(37) of ERISA;

(xvii) commence, settle, or compromise, or waive any right related to, any Action or investigation, except for any Action or investigation (other than any Action or investigation relating to Taxes) involving only monetary relief where the amount paid by the Company (but not including amounts paid or reimbursed by the Company’s insurers) in settlement or compromise is less than $1,000,000, individually, or $10,000,000, in the aggregate, in excess of the amount, if any, expressly accrued for such Action or investigation by any Company Entity as of the date hereof;

(xviii) except as required by GAAP, Regulation S-X of the Exchange Act or a Governmental Authority, the Financial Accounting Standards Board or any similar organization, make any material change in financial accounting methods, principles, or practices used by any Company Entity;

(xix) (A) authorize or adopt, or publicly propose, a plan or agreement of complete or partial liquidation or dissolution, merger, or consolidation of any Company Entity or (B) restructure, recapitalize, or reorganize;

(xx) (A) make, change or revoke any material Tax election, (B) file any material amended Tax Return, (C) except as required by GAAP, adopt or change any material Tax accounting period or material method of Tax accounting, (D) settle, compromise or surrender any material Action or investigation relating to Taxes, (E) consent to any extension or waiver of any limitation period related to any material claim or assessment for Taxes, (F) surrender any material claim for a refund of Taxes, (G) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law), or (H) request any ruling from a Tax Authority with respect to material Taxes;

(xxi) fail to take any action required to renew or maintain any material Permit; terminate, suspend, or abrogate any material Permit; or amend, or modify any material Permit in a manner material and adverse to the Company Entities;

(xxii) make any loans or advances to any Person (other than (A) advancement of expenses and commissions to employees made in the ordinary course of business (including draws and base salary guarantees), (B) sales on credit to customers of a Company Entity, in the ordinary course of business, consistent with past practice, and (C) loans and capital contributions to wholly owned Company Entities);

(xxiii) make any payments to any Affiliate of the Company or any current or former officer, director, or Person that Beneficially Owns more than five percent (5%) of the Equity Securities of the Company, other than (A) payments under existing Contracts and renewals thereof and trading relationships in the ordinary course on arm’s-length terms, (B) loans and capital contributions to wholly owned Company Entities, and (C) compensation or benefits paid in the ordinary course of business to any current or former officer, employee, director, or consultant of a Company Entity (subject to the restrictions set forth in clause (xii)); or

(xxiv) agree, authorize, or commit to take any action prohibited by this Section 6.1(b).

(c) Prior to the Effective Time, the Company shall, or shall cause the applicable Company Subsidiary to, take all actions set forth on Section 6.1(c) of the Company Disclosure Schedule.

(d) Without limiting Section 6.1(a), Section 6.1(b) and Section 6.1(c), nothing in this Section 6.1 shall give Parent the right to control or direct the operations of any Company Entity prior to the Effective Time.

Section 6.2 Parent Conduct of Business prior to the Effective Time.

(a) Unless otherwise consented to by the Company in advance in writing (which consent shall not be unreasonably withheld, delayed, or conditioned), and except as required hereby or by applicable Law, Parent shall, and shall cause each Parent Subsidiary to, use reasonable best efforts to (i) conduct its business in all material respects in the ordinary course of business, consistent with past practice, (ii) preserve intact in all material respects its business organization, assets and operations, and goodwill, (iii) maintain in effect all material Permits necessary for the lawful conduct of its businesses, and (iv) preserve relationships with its customers, suppliers, employees, and any other Person having material business relationships with it and with Governmental Authorities having jurisdiction over its businesses and operations; provided that no action by Parent or any Parent Subsidiary to the extent expressly permitted by Section 6.2(b) will be a breach of this Section 6.2(a).

(b) Except (x) as required hereby or by applicable Law, (y) as disclosed in Section 6.2(b) of the Parent Disclosure Schedule, or (z) as consented to by the Company in advance in writing (which consent shall not be unreasonably withheld, delayed, or conditioned), prior to the Effective Time, Parent shall not, and shall cause each Parent Subsidiary not to, directly or indirectly:

(i) amend the Constituent Documents of Parent in any manner that would (x) prevent or materially delay the consummation of the Merger on the terms set forth herein or (y) materially and disproportionately adverse to the Company Stockholders relative to the holders of Parent Common Stock;

(ii) issue, grant, sell, transfer, lease, license, mortgage, pledge, create or incur any Lien (except for any Permitted Lien) on, or otherwise encumber any shares of Parent Capital Stock or any other Equity Securities of any Parent Entity, except (A) the grant or issuance of Parent Equity Awards under the Parent Stock Plan in the ordinary course, consistent with past practice, (B) shares of Parent Common Stock issuable upon the exercise, vesting, or settlement of outstanding Parent Equity Awards, (C) in connection with the Parent Stock Issuance, or (D) any issuance, grant, or sale to any wholly owned Parent Subsidiary;

(iii) (A) redeem, purchase, or otherwise acquire any shares of Parent Capital Stock or other Equity Securities in any Parent Entity, except for the acquisition of shares of Parent Common Stock in order to satisfy any required tax withholding associated with the vesting or settlement of outstanding Parent Equity Awards, or (B) adjust, split, combine, subdivide, consolidate, recapitalize, or reclassify any shares of Parent Capital Stock;

(iv) declare, set aside for payment, or pay any dividend, or make any other actual, constructive, or deemed distribution (whether in cash, stock, or other assets or any combination thereof), on any shares of Parent Capital Stock or other Equity Securities of any Parent Entity or otherwise make any payments to any holder of Equity Securities therein in its capacity as such, except for cash dividends and distributions by a direct or indirect wholly owned Parent Subsidiary to Parent or another direct or indirect wholly owned Parent Subsidiary;

(v) (A) except for (x) borrowings under existing credit facilities that are used to manage Parent’s ordinary course cash flow needs and (y) any trade payables in the ordinary course of business, incur any Indebtedness, or assume, guarantee, or endorse or otherwise become responsible for any such Indebtedness of any other Person, or modify in any material respect the terms of, existing Indebtedness; (B) make any loans, advances or capital contributions to, or investments in, any other Person (except for a wholly owned Company Subsidiary); (C) issue or sell any debt securities or calls, options, warrants, or other rights to acquire any debt securities in any Parent Entity, or enter into any arrangement (including any capital lease) having the economic effect of the foregoing; or (D) except in the ordinary course of business consistent with past practice, redeem, repurchase, prepay, defease, or cancel any Indebtedness;

(vi) (A) merge or consolidate with any Person (B) acquire any Equity Securities in, or otherwise invest in, any Person (or any business thereof) (except for a wholly owned Parent Subsidiary), by purchase of securities or assets, or by merger, consolidation, or contributions to capital (except for such transactions among the Parent Entities only). or (C) acquire all or substantially all assets of any Person (except for such transactions among the Company Entities only);

(vii) except as required by GAAP, Regulation S-X of the Exchange Act or a Governmental Authority or the Financial Accounting Standards Board or any similar organization, make any material change in financial accounting methods, principles, or practices used by any Parent Entity;

(viii) (A) authorize or adopt, or publicly propose, a plan or agreement of complete or partial liquidation or dissolution, merger, or consolidation of any Parent Entity or (B) restructure, recapitalize, or reorganize;

(ix) (A) make, change or revoke any material Tax election, (B) file any material amended Tax Return, (C) except as required by GAAP, adopt or change any material Tax accounting period or material method of Tax accounting, (D) settle, compromise or surrender any material Action or investigation relating to Taxes, (E) consent to any extension or waiver of any limitation period related to any material claim or assessment for Taxes, (F) surrender any material claim for a refund of Taxes, (G) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law), or (H) request any ruling from a Tax Authority with respect to material Taxes; or

(x) agree, resolve, authorize, or commit to take any action prohibited by this Section 6.2(b).

(c) Without limiting Section 6.2(a) or Section 6.2(b), nothing in this Section 6.2 shall give the Company the right to control or direct the operations of any Parent Entity prior to the Effective Time.

Section 6.3 Preparation of the Form S-4 and the Joint Proxy Statement; Information Supplied; Stockholders Meetings.

(a) As promptly as reasonably practicable after the date hereof, (i) each of Parent and the Company shall commence a broker search under Rule 14a-13 under the Exchange Act related to setting a record date for the Parent Stockholders Meeting and the Company Stockholders Meeting, respectively, and (ii) Parent and the Company shall cooperate in good faith in the preparation of, and shall jointly prepare, (1) the proxy statement relating to the Parent Stockholder Approval and the Company Stockholder Approval (the “Joint Proxy Statement”) and (2) the registration statement on Form S-4 to be filed with the SEC by Parent for the registration under the Securities Act of the Parent Stock Issuance (the “Form S-4”). Each of Parent and the Company shall cause the Joint Proxy Statement and the Form S-4 to comply as to form in all material respects with the Exchange Act, the Securities Act, and any other applicable Law. Unless the Parent Board has made a Parent Change of Recommendation to the extent permitted by Section 6.5(e), the Joint Proxy Statement shall include the Parent Recommendation, and, unless the Company Board has made a Company Change of Recommendation to the extent permitted by Section 6.4(e) or Section 6.4(f), and, subject to the terms thereof, the Joint Proxy Statement also shall include the Company Recommendation. Each of Parent and the Company shall provide to the other Party for inclusion in the Joint Proxy Statement or the Form S-4 all information, financial or otherwise, concerning itself (including any acquired entities for which financial statements are required to be included in the Form S-4) and its controlled Affiliates as reasonably requested by the other Party, including, in the case of the Company, using its reasonable best efforts to provide all information concerning itself necessary to enable Parent to prepare the appropriate pro forma financial statements and related footnotes required to be included in the Form S-4 and Joint Proxy Statement.

(b) Parent shall file the Form S-4 in preliminary form with the SEC as soon as reasonably practicable after the date hereof, and each of Parent and the Company shall use reasonable best efforts to cause such filing to occur no later than thirty (30) days after the date hereof; provided that, prior to filing the Form S-4 in preliminary or final form, filing the Joint Proxy Statement in definitive form, or mailing the Joint Proxy Statement to the Parent Stockholders or the Company Stockholders, each of Parent and the Company shall provide the other Party with a reasonable opportunity to review and comment on such document and consider in good faith the comments of the other Party thereto. Parent and the Company shall promptly (i) notify the other Party in writing of the receipt of any comments from the SEC related to, or any request from the SEC for amendments or supplements to, the Joint Proxy Statement or the Form S-4 and (ii) provide the other Party with a copy of any correspondence received from the SEC related to the Joint Proxy Statement or the Form S-4. Each of Parent and the Company shall use reasonable best efforts to (1) cooperate in good faith in connection with, and respond promptly to, any comment from the SEC related to, or any request from the SEC for amendments or supplements to, the Joint Proxy Statement or the Form S-4; provided that each of Parent and the Company shall provide the other Party with a reasonable opportunity to review and comment on any response to any such SEC comment or request and consider in good faith the comments thereon of the other Party, and (2) cause the SEC to declare the Form S-4 effective as soon as reasonably practicable after Parent files the Form S-4 in preliminary form with the SEC. Neither Parent nor the Company shall, and Parent and the Company shall cause their respective controlled Affiliates and Representatives not to, agree to participate in any substantive meeting or conference (including by telephone) with the SEC, or any member of the staff thereof, related to the Form S-4 or the Joint Proxy Statement unless it consults with the other Party in advance and, to the extent permitted by the SEC, allows the other Party to participate therein. Parent shall advise the Company of the time that the SEC declares the Form S-4 effective under the Securities Act (such time, the “Form S-4 Effectiveness Time”) or the issuance of any stop order relating thereto or the suspension of the qualification of shares of Parent Common Stock for offering or sale in any jurisdiction, in each case, as promptly as reasonably practicable after Parent’s receipt of notice thereof, and Parent shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed, or otherwise terminated.

(c) As soon as reasonably practicable after the date hereof, in consultation with Parent, the Company shall duly set a record date (the “Company Record Date”) (and the Company shall use reasonable best efforts to cause the Company Record Date to be the same date as the Parent Record Date), for a meeting of the Company Stockholders for the purpose of seeking the Company Stockholder Approval (the “Company Stockholders Meeting”), file the Joint Proxy Statement in definitive form with the SEC and mail the Joint Proxy Statement to the Company Stockholders entitled to vote at the Company Stockholders Meeting, duly call and give notice of the Company Stockholders Meeting, and, as promptly as reasonably practicable after the Company Record Date, duly convene and hold the Company Stockholders Meeting. The Company shall not delay convening, or postpone or adjourn, the Company Stockholders Meeting; provided, however, that:

(i) after consultation with Parent, the Company may postpone or adjourn the Company Stockholders Meeting:

(1) (A) because of the absence of a quorum necessary to conduct the business of the Company Stockholder Meeting or (B) to allow reasonable additional time to solicit additional proxies if, at the time of such postponement or adjournment, the Company has not received proxies representing a sufficient number of shares of Company Common Stock for the Company Stockholder Approval to be received at the Company Stockholders Meeting, whether or not a quorum is present;

(2) to allow reasonable additional time for (A) the filing and mailing of any supplemental or amended disclosure that the Company Board has determined in good faith, after consultation with outside legal counsel, is required by applicable Law and (B) for such supplemental or amended disclosure to be disseminated and reviewed by the Company Stockholders prior to the Company Stockholders Meeting; or

(3) if Parent has postponed or adjourned the Parent Stockholders Meeting in accordance with Section 6.3(d)(i), in order to schedule the Company Stockholders Meeting and the Parent Stockholders Meeting on the same date;

(ii) notwithstanding clause (i) above, the Company shall postpone or adjourn the Company Stockholders Meeting, upon Parent’s written request, for a period of up to ten (10) Business Days each time, if the Company delivers a Company Recommendation Change Notice under Section 6.4 within five (5) Business Days before the then-scheduled date of the Company Stockholders Meeting; and

(iii) a proposal to adopt this Agreement and a proposal to approve the adjournment of the Company Stockholders Meeting, if necessary or appropriate, for the purpose of soliciting additional votes for the adoption hereof shall be the only proposals to be voted on at the Company Stockholders Meeting.

(d) As soon as reasonably practicable after the date hereof, in consultation with the Company, Parent shall duly set a record date, which shall be no later than ten (10) days after the Form S-4 Effectiveness Time (the “Parent Record Date”) (and Parent shall use reasonable best efforts to cause the Parent Record Date to be the same date as the Company Record Date) for a meeting of the Parent Stockholders for the purpose of seeking the Parent Stockholder Approval (the “Parent Stockholders Meeting”), file the Joint Proxy Statement in definitive form with the SEC and mail the Joint Proxy Statement to the Parent Stockholders entitled to vote at the Parent Stockholders Meeting, duly call and give notice of the Parent Stockholders Meeting and, as promptly as reasonably practicable after the Parent Record Date, duly convene and hold the Parent Stockholders Meeting. Parent shall not delay convening, or postpone or adjourn, the Parent Stockholders Meeting; provided, however, that:

(i) after consultation with the Company, Parent may postpone or adjourn the Parent Stockholders Meeting:

(1) (A) because of the absence of a quorum necessary to conduct the business of the Parent Stockholders Meeting or (B) to allow reasonable additional time to solicit additional proxies if, at the time of such postponement or adjournment, Parent has not received proxies representing a sufficient number of shares of Parent Common Stock for the Parent Stockholder Approval to be received at the Parent Stockholders Meeting, whether or not a quorum is present; or

(2) to allow reasonable additional time for (A) the filing and mailing of any supplemental or amended disclosure that the Parent Board has determined in good faith, after consultation with outside legal counsel, is required by applicable Law and (B) for such supplemental or amended disclosure to be disseminated and reviewed by the Parent Stockholders prior to the Parent Stockholders Meeting; or

(3) if the Company has postponed or adjourned the Company Stockholders Meeting in accordance with Section 6.3(c)(i), in order to schedule the Parent Stockholders Meeting and the Company Stockholders Meeting on the same date;

(ii) proposals to (A) approve the Parent Stock Issuance and (B) approve the adjournment of the Parent Stockholders Meeting, if necessary or appropriate, for the purpose of soliciting additional votes for the approval of the Parent Stock Issuance shall be the only proposals to be voted on at the Parent Stockholders Meeting.

(e) Each of Parent and the Company shall use reasonable best efforts to call for and initially schedule the Company Stockholders Meeting and the Parent Stockholders Meeting to be held on the same date. Subject to Section 6.4(e), the Company shall use reasonable best efforts to (i) solicit from the Company Stockholders entitled to vote on the Company Stockholder Approval proxies in favor of the adoption of this Agreement and to approve the adjournment of the Company Stockholders Meeting, if necessary or appropriate, for the purpose of soliciting additional votes for the adoption hereof and (ii) take all other actions necessary or advisable to obtain the Company Stockholder Approval. Parent shall use reasonable best efforts to (x) solicit from the Parent Stockholders entitled to vote at the Parent Stockholders Meeting proxies in favor of the (A) approval of the Parent Stock Issuance and (B) approval of the adjournment of the Parent Stockholders Meeting, if necessary or appropriate, for the purpose of soliciting additional votes for the adoption hereof and (y) take all other actions necessary or advisable to obtain the Parent Stockholder Approval.

(f) If, at any time prior to the Effective Time, Parent or the Company discovers any information relating to itself or any of its respective Affiliates that should be disclosed in an amendment or supplement to the Form S-4 or the Joint Proxy Statement so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading, the Party that discovers such information shall promptly notify the other Party, promptly prepare an appropriate amendment or supplement describing such information, and after providing the other Party a reasonable opportunity to review and comment on such amendment or supplement, file such amendment or supplement with the SEC and, to the extent required by applicable Law, disseminate it to the Parent Stockholders and the Company Stockholders. Notwithstanding any provision herein to the contrary, neither the Form S-4 nor the Joint Proxy Statement may be filed, and no amendment or supplement to the Form S-4 or the Joint Proxy Statement may be made, without the approval of both Parent and the Company (such approval not to be unreasonably withheld, conditioned, or delayed); provided that the foregoing shall not apply to (x) documents filed by a Party with the SEC that are incorporated by reference into the Form S-4 or the Joint Proxy Statement, except to the extent any amendment or supplement to such documents relates to information relating to the other Party or its business, financial condition or results of operations or (y) a Company Change of Recommendation or a Parent Change of Recommendation effected in accordance with Section 6.4(e) or Section 6.5(e), respectively.

(g) Notwithstanding (i) any Company Change of Recommendation, (ii) the public proposal or announcement or other submission to the Company or any of its Affiliates or Representatives of a Company Acquisition Proposal, or (iii) anything herein to the contrary, unless this Agreement has been terminated in accordance with the requirements of Article VIII, Parent’s and the Company’s respective obligations under this Section 6.3 shall continue in full force and effect, including the requirement to hold the Company Stockholders Meeting, subject to the express provisions of this Section 6.3.

Section 6.4 No Company Solicitation.

(a) The Company shall, and shall cause its controlled Affiliates and Representatives to, immediately (i) cease and cause to be terminated all existing discussions or negotiations with any Person conducted prior to the Parties’ execution and delivery hereof related to any Company Acquisition Proposal and (ii) terminate all access to physical and electronic data rooms previously granted to any Person or its Representatives related to any Company Acquisition Proposal. From the date hereof until the earlier of the Closing and the termination of this Agreement in accordance with its terms, except as set forth in this Section 6.4, the Company shall not, and shall cause each of its controlled Affiliates not to, and shall use reasonable best efforts to cause its Representatives not to: (1) solicit, initiate, knowingly facilitate or knowingly encourage (including by way of furnishing information), or take any other action designed to lead to, the submission by any Person of any Company Acquisition Proposal, (2) engage in, continue, knowingly facilitate, knowingly encourage, or otherwise participate in any discussions or negotiations related to any Company Acquisition Proposal or provide any nonpublic information to any Person (other than Parent and its Representatives) in connection with, or related to, any Company Acquisition Proposal, (3) approve, endorse, or recommend any Company Acquisition Proposal, (4) enter into any Contract (including any letter of intent, agreement, agreement in principle, or memorandum of understanding) or similar document or commitment related to any Company Acquisition Proposal, or (5) release or permit the release of any Person from, waive or permit the waiver of any right under, fail to enforce any provision of, or grant any consent or make any election under, any “standstill” or similar contractual provision with respect to the Company’s securities to which the Company is a party (provided that, if the Company Board determines in good faith, after consultation with its outside legal counsel, that the failure to grant such release or waiver would be inconsistent with the Company Board’s fiduciary duties under applicable Law, the Company may waive any such provision solely to the extent necessary to permit the Person bound by such provision to make a nonpublic Company Acquisition Proposal to the Company Board).

(b) Notwithstanding anything in Section 6.4(a) to the contrary, if, at any time prior to, but not after, obtaining the Company Stockholder Approval, the Company receives a bona fide, unsolicited written Company Acquisition Proposal made after the date hereof that does not result from a breach of the obligations set forth in Section 6.4(a) by the Company or any of its controlled Affiliate or by any Representative of the Company or any of its controlled Affiliates that has not been directed by the Company to comply with the terms of Section 6.4(a) applicable to them, and if the Company Board determines in good faith (after consultation with outside legal counsel and the Company’s outside financial advisor) that such Company Acquisition Proposal is, or could reasonably be expected to lead to, a Superior Company Acquisition Proposal, and failure to take any action would be inconsistent with the Company Board’s fiduciary duties under applicable Law, (i) the Company may enter into an Acceptable Company Confidentiality Agreement with the Person making such Company Acquisition Proposal; (ii) the Company and its Representatives may provide information (including nonpublic information) in response to a request for such information by such Person, subject to such Person executing an Acceptable Company Confidentiality Agreement prior to receiving such information; provided that any information provided to such Person that is not publicly available on EDGAR, including if such information is posted to an electronic data room, shall be provided to Parent prior to or substantially concurrently with the time it is provided to such Person; and (iii) the Company and its Representatives may engage in discussions or negotiations with respect to such Company Acquisition Proposal with such Person and its Representatives.

(c) From the date hereof until the earlier of the Closing and the termination of this Agreement in accordance with its terms, the Company shall promptly (and in no event later than twenty-four (24) hours after receipt) advise Parent in writing if the Company or any of its controlled Affiliates or Representatives receives any (i) inquiry or request for information, discussion or negotiation that is reasonably expected to lead to or that relates to or contemplates a Company Acquisition Proposal, or (ii) Company Acquisition Proposal or any indication, proposal or offer that is reasonably likely to lead to a Company Acquisition Proposal, in each case, together with a written summary of the material terms and conditions of such indication, inquiry, request, Company Acquisition Proposal, proposal, or offer, the identity of the Person (or Persons) making any such indication, inquiry, request, Company Acquisition Proposal, proposal, or offer, and a copy of any written inquiry, request, Company Acquisition Proposal, indication, proposal, or offer or any draft agreement provided by such Person. The Company shall promptly keep Parent informed (orally and in writing) in all material respects of the status and terms of any such Company Acquisition Proposal, request, inquiry, proposal, or offer, including notifying Parent in writing within twenty-four (24) hours after the occurrence of any material amendment or modification thereof, which notice to Parent shall include a written summary of the material terms and conditions of such amendment or modification. Without limiting the foregoing, the Company shall notify Parent in writing promptly (and in any event within twenty-four (24) hours) after it determines to begin providing information or to engage in discussions or negotiations concerning a Company Acquisition Proposal, and the Company shall not provide any such information or engage in such discussions or negotiations prior to providing such notice to Parent in writing, and within twenty-four (24) hours after entering into this Agreement, shall terminate any other access to the data room by third parties and request the return or destruction of Company confidential information that may be in such third parties’ possession or control.

(d) Except to the extent permitted under Section 6.4(e), neither the Company Board nor any committee thereof shall (i) (1) change, withhold, withdraw, qualify, amend, or modify (or publicly propose to change, withhold, withdraw, qualify, amend, or modify), in any manner adverse to Parent, the Company Recommendation, (2) fail to include the Company Recommendation in the Joint Proxy Statement (in either preliminary or definitive form), or (3) authorize, adopt, approve, declare advisable, or recommend, or publicly propose to authorize, adopt, approve, declare advisable, or recommend, a Company Acquisition Proposal; (ii) fail to expressly reaffirm publicly the Company Recommendation within five (5) Business Days following Parent’s written request to do so if a Company Acquisition Proposal is publicly announced or disclosed; (iii) make any recommendation or public statement in connection with a tender offer or exchange offer pursuant to Rule 14d-2 under the Exchange Act for Company Common Stock, other than a recommendation against such offer; or (iv) fail to recommend against acceptance of any tender offer or exchange offer pursuant to Rule 14d-2 under the Exchange Act for Company Common Stock within the ten (10) Business Days specified in Rule 14e-2(a) under the Exchange Act after the commencement of such offer (each of the foregoing clauses (i)–(iv), a “Company Change of Recommendation”). In addition, neither the Company Board nor any committee thereof shall cause or permit any Company Entity to enter into any acquisition agreement, agreement and plan of merger, joint venture or partnership agreement, option agreement, or similar definitive Contract, or any other Contract (including any letter of intent, memorandum of understanding, agreement in principle, or similar commitment, agreement, or understanding), (1) constituting, related to, or that could reasonably be expected to lead to a Company Acquisition Proposal (except for an Acceptable Company Confidentiality Agreement in accordance with Section 6.4(b)) or (2) requiring any Company Entity to abandon or terminate this Agreement or fail to consummate the Merger or any other transaction contemplated hereby.

(e) Notwithstanding anything in this Section 6.4 to the contrary, at any time before, but not after, the Company Stockholder Approval is obtained, the Company Board may effect a Company Change of Recommendation or authorize the Company to terminate this Agreement pursuant to Section 8.1(d)(i) only:

(i) in connection with a Superior Company Acquisition Proposal, but only if:

(1) the Company has received a bona fide written Company Acquisition Proposal that did not result from a breach of the obligations set forth in Section 6.4;

(2) the Company Board determines in good faith (after consultation with its outside legal counsel and, with respect to financial matters, the Company’s outside financial advisor) that (A) such Company Acquisition Proposal constitutes a Superior Company Acquisition Proposal and (B) the failure to effect a Company Change of Recommendation or authorize the Company to terminate this Agreement under Section 8.1(d)(i) in response to such Company Acquisition Proposal would be inconsistent with the Company Board’s fiduciary duties under applicable Law;

(3) the Company Board delivers to Parent a written notice, at least five (5) Business Days prior to the date on which any Company Change of Recommendation or termination may occur, that the Company Board intends to make a Company Change of Recommendation or authorize the Company to terminate this Agreement under Section 8.1(d)(i) (a “Company Recommendation Change Notice”) in response to such Company Acquisition Proposal, which Company Recommendation Change Notice shall identify the Person making such Company Acquisition Proposal, attach a copy of such Company Acquisition Proposal and a copy of the proposed written definitive agreement relating to such Company Acquisition Proposal and any amendments thereto (and any other proposed transaction documents), and set forth in reasonable detail all material terms and conditions of such Company Acquisition Proposal that are not set forth in such copies;

(4) if requested by Parent, during the period of five (5) Business Days after delivery to Parent of the Company Recommendation Change Notice and other documents described in clause (3), the Company and its Representatives shall negotiate in good faith with Parent and its Representatives with respect to any proposed modifications of the terms of this Agreement or the transactions contemplated hereby; and

(5) at the end of such period of five (5) Business Days and taking into account any modifications to the terms of this Agreement and the transactions contemplated hereby proposed by Parent in writing (provided that, if Parent has proposed any modifications to the terms hereof or the transactions contemplated hereby and there is any subsequent amendment to any material term of such Company Acquisition Proposal, the Company Board shall promptly deliver to Parent a new Company Recommendation Change Notice (including all required information and documents specified in clause (3) above) with respect to such amended Company Acquisition Proposal and an additional good faith negotiation period of three (3) Business Days from the date of such notice shall be required), the Company Board determines in good faith (after consultation with its outside legal counsel and, with respect to financial matters, the Company’s outside financial advisor) that such Company Acquisition Proposal continues to be a Superior Company Acquisition Proposal (after taking into account any modifications to the terms of this Agreement and the transactions contemplated hereby) and that the failure to make such a Company Change of Recommendation in response to such Company Acquisition Proposal or authorize the Company to terminate this Agreement pursuant to Section 8.1(d)(i) would be inconsistent with the Company Board’s fiduciary duties under applicable Law; or

(ii) in connection with a Company Intervening Event, but only if:

(1) the Company Board determines in good faith (after consultation with its outside legal counsel and, with respect to financial matters, the Company’s financial advisors) that a Company Intervening Event has occurred and the failure to effect a Company Change of Recommendation in response to such Company Intervening Event would be inconsistent with the Company Board’s fiduciary duties under applicable Law;

(2) the Company Board provides to Parent a Company Recommendation Change Notice, at least five (5) Business Days prior to the date on which any Company Change of Recommendation, in response to such Company Intervening Event, which Company Recommendation Change Notice shall describe the facts and circumstances relating to such Company Intervening Event in reasonable detail;

(3) if requested by Parent, during the period of five (5) Business Days after delivery to Parent of the Company Recommendation Change Notice, the Company and its Representatives shall negotiate in good faith with Parent and its Representatives with respect to any proposed modifications of the terms of this Agreement or the transactions contemplated hereby; and

(4) at the end of such period of five (5) Business Days and taking into account any modifications to the terms of this Agreement or the transactions contemplated hereby proposed by Parent in writing, the Company Board determines in good faith (after consultation with its outside legal counsel and, with respect to financial matters, the Company’s outside financial advisor) that the failure to make such a Company Change of Recommendation in response to such Company Intervening Event would be inconsistent with the Company Board’s fiduciary duties under applicable Law.

(f) Nothing under this Section 6.4 shall prohibit the Company or the Company Board from complying with Rule 14d-9, Rule 14e-2, or Item 1012 of Regulation M-A under the Exchange Act, or from making any legally required disclosures to stockholders (including any “stop, look, and listen” communication under Rule 14d-9(f) under the Exchange Act) with regard to a Company Acquisition Proposal; provided, however, that (i) any such disclosure shall be deemed to be a Company Change of Recommendation unless such disclosure expressly states that the Company Board reaffirms the Company Recommendation and (ii) the foregoing shall not permit the Company or the Company Board or any committee thereof to effect a Company Change of Recommendation that is not otherwise permitted by Section 6.4(e).

(g) As used herein:

(i) “Acceptable Company Confidentiality Agreement” means a customary confidentiality agreement that contains provisions that are no less favorable in any material respect to the Company than those under the Confidentiality Agreement, including standstill provisions no less favorable in any material respect to the Company than those under the Confidentiality Agreement;

(ii) “Company Acquisition Proposal” means a bona fide inquiry, proposal, or offer from any Person (except for Parent or one of its Representatives) or “group,” within the meaning of Section 13(d) under the Exchange Act, relating to, or that would reasonably be expected to lead to, in a single transaction or series of related transactions, any (1) merger, consolidation, share exchange, division, asset sale or similar transaction pursuant to which such Person or group would acquire, directly or indirectly assets or businesses of the Company Entities (including an acquisition of Equity Securities of the Company Entities) representing twenty percent (20%) or more of the consolidated assets of the Company Entities or to which twenty percent (20%) or more of the revenues or net income of the Company Entities on a consolidated basis are attributable, (2) direct or indirect acquisition or issuance of shares of Company Common Stock representing twenty percent (20%) or more of the outstanding shares of Company Common Stock, (3) tender offer, exchange offer, or similar transaction that, if consummated, would result in such Person or group Beneficially Owning twenty percent (20%) or more of the outstanding shares of Company Common Stock, (4) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution, or similar transaction involving the Company, or (5) any combination of the foregoing;

(iii) “Company Intervening Event” means a material event, change, effect, development, or occurrence that was not known to the Company Board prior to the Company’s execution and delivery of this Agreement (or if known, the consequences of which were not known to the Company Board or were not reasonably foreseeable), which event, change, effect, or development, or any consequence thereof, becomes known to the Company Board after the Company’s execution and delivery of this Agreement and before the Company Stockholder Approval is obtained; provided, however, that in no event shall any of the following be a Company Intervening Event or be taken into account in determining whether a Company Intervening Event has occurred: (1) the receipt, existence, or terms of a Company Acquisition Proposal or any matter relating thereto or consequence thereof; (2) any Regulatory Action undertaken pursuant to Section 6.8; (3) any event, change, effect, development, or occurrence relating to any Company Entity or Parent Entity that does not amount to a Company Material Adverse Effect or Parent Material Adverse Effect, respectively; (4) any change, in and of itself, in the trading price or trading volume of the Company Common Stock or Parent Common Stock; or (5) the fact, in and of itself, that the Company or Parent meets or exceeds (or fails to meet) any internal or published projections, forecasts, estimates, or predictions of revenues, earnings, or other financial or operating metrics for any period; and

(iv) “Superior Company Acquisition Proposal” means a bona fide written Company Acquisition Proposal made after the date hereof that the Company Board has determined, after consultation with its outside legal counsel and, with respect to financial matters, its outside financial advisor, in its good-faith judgment, taking into account all relevant circumstances at the time of determination, including all legal, regulatory, and financial aspects of the proposal (including its conditionality, the existence of any financing contingency, the availability of any debt or equity funding commitments, expected timing, and the likelihood of consummation of the proposal), the identity of the Person making the Company Acquisition Proposal, and any other factor the Company Board determines in good faith to be relevant, (1) is reasonably likely to be consummated under its terms and (2) if consummated, would result in a transaction more favorable to the Company Stockholders from a financial point of view than the Merger and the other transactions contemplated by this Agreement; provided that, for purposes of the definition of “Superior Company Acquisition Proposal,” all references to “20%” in the definition of Company Acquisition Proposal shall be deemed to be references to “50%.” Notwithstanding the foregoing, any Company Acquisition Proposal (A) that is subject to a financing contingency or condition to the obligation of the Person making such Company Acquisition Proposal to consummate the transactions contemplated thereby, (B) the financing of which is not committed, or (C) that is subject to a due diligence contingency or condition to the obligation of the Person making such Company Acquisition Proposal to consummate the transactions contemplated thereby, shall not be considered a Superior Company Acquisition Proposal.

Section 6.5 No Parent Solicitation.

(a) Parent shall, and shall cause its controlled Affiliates and Representatives to, immediately (i) cease and cause to be terminated all existing discussions or negotiations with any Person conducted prior to the Parties’ execution and delivery hereof related to any Parent Acquisition Proposal and (ii) terminate all access to physical and electronic data rooms previously granted to any Person or its Representatives related to any Parent Acquisition Proposal. From the date hereof until the earlier of the Closing and the termination of this Agreement in accordance with its terms, except as set forth in this Section 6.5, Parent shall not, and shall cause each of its controlled Affiliates not to, and shall use reasonable best efforts to cause its Representatives not to: (1) solicit, initiate, knowingly facilitate or knowingly encourage (including by way of furnishing information), or take any other action designed to lead to, the submission by any Person of any Parent Acquisition Proposal, (2) engage in, continue, knowingly facilitate, knowingly encourage, or otherwise participate in any discussions or negotiations related to any Parent Acquisition Proposal or provide any nonpublic information to any Person (other than the Company and its Representatives) in connection with, or related to, any Parent Acquisition Proposal, (3) approve, endorse, or recommend any Parent Acquisition Proposal, (4) enter into any Contract (including any letter of intent, agreement, agreement in principle, or memorandum of understanding) or similar document or commitment related to any Parent Acquisition Proposal, or (5) release or permit the release of any Person from, waive or permit the waiver of any right under, fail to enforce any provision of, or grant any consent or make any election under, any “standstill” or similar contractual provision with respect to Parent’s securities to which Parent is a party (provided that, if the Parent Board determines in good faith, after consultation with its outside legal counsel, that the failure to grant such release or waiver would be inconsistent with the Parent Board’s fiduciary duties under applicable Law, Parent may waive any such provision solely to the extent necessary to permit the Person bound by such provision to make a nonpublic Parent Acquisition Proposal to the Parent Board).

(b) Notwithstanding anything in Section 6.5(a) to the contrary, if, at any time prior to, but not after, obtaining the Parent Stockholder Approval, Parent receives a bona fide, unsolicited written Parent Acquisition Proposal made after the date hereof that does not result from a breach of the obligations set forth in Section 6.5(a) by Parent or any of its controlled Affiliate or by any Representative of Parent or any of its controlled Affiliates that has not been directed by Parent to comply with the terms of Section 6.5(a) applicable to them, and if the Parent Board determines in good faith (after consultation with outside legal counsel and Parent’s outside financial advisor) that such Parent Acquisition Proposal is, or could reasonably be expected to lead to, a Superior Parent Acquisition Proposal, and failure to take any action would be inconsistent with the Company Board’s fiduciary duties under applicable Law, (i) Parent may enter into an Acceptable Parent Confidentiality Agreement with the Person making such Parent Acquisition Proposal; (ii) Parent and its Representatives may provide information (including nonpublic information) in response to a request for such information by such Person, subject to such Person executing an Acceptable Parent Confidentiality Agreement prior to receiving such information; provided that any information provided to such Person that is not publicly available on EDGAR, including if such information is posted to an electronic data room, shall be provided to the Company prior to or substantially concurrently with the time it is provided to such Person; and (iii) Parent and its Representatives may engage in discussions or negotiations with respect to such Parent Acquisition Proposal with such Person and its Representatives.

(c) From the date hereof until the earlier of the Closing and the termination of this Agreement in accordance with its terms, Parent shall promptly (and in no event later than twenty-four (24) hours after receipt) advise the Company in writing if Parent or any of its controlled Affiliates or Representatives receives any (i) inquiry or request for information, discussion or negotiation that is reasonably expected to lead to or that relates to or contemplates a Parent Acquisition Proposal, or (ii) Parent Acquisition Proposal or any indication, proposal or offer that is reasonably likely to lead to a Parent Acquisition Proposal, in each case, together with a written summary of the material terms and conditions of such indication, inquiry, request, Parent Acquisition Proposal, proposal, or offer, the identity of the Person (or Persons) making any such indication, inquiry, request, Parent Acquisition Proposal, proposal, or offer, and a copy of any written indication, inquiry, request, Parent Acquisition Proposal, proposal, or offer or any draft agreement provided by such Person. Parent shall keep the Company informed (orally and in writing) in all material respects of the status and details of any such Parent Acquisition Proposal, request, inquiry, proposal, or offer, including notifying the Company in writing within twenty-four (24) hours after the occurrence of any material amendment or modification thereof, which notice to the Company shall include a written summary of the material terms and conditions of such amendment or modification. Without limiting the foregoing, Parent shall notify the Company in writing promptly (and in any event within twenty-four (24) hours) after it determines to begin providing information or to engage in discussions or negotiations concerning a Parent Acquisition Proposal, and Parent shall not provide any such information or engage in such discussions or negotiations prior to providing such notice to the Company in writing, and within twenty-four (24) hours after entering into this Agreement, shall terminate any other access to the data room by third parties and request the return or destruction of Parent confidential information that may be in such third parties’ possession or control.

(d) Except to the extent permitted under Section 6.5(e), neither the Parent Board nor any committee thereof shall (i) (1) change, withhold, withdraw, qualify, amend, or modify (or publicly propose to change, withhold, withdraw, qualify, amend, or modify), in any manner adverse to the Company, the Parent Recommendation, (2) fail to include the Parent Recommendation in the Joint Proxy Statement (in either preliminary or definitive form), or (3) authorize, adopt, approve, declare advisable, or recommend, or publicly propose to authorize, adopt, approve, declare advisable, or recommend, a Parent Acquisition Proposal; (ii) fail to expressly reaffirm publicly the Parent Recommendation within five (5) Business Days following the Company’s written request to do so if a Parent Acquisition Proposal is publicly announced or disclosed; (iii) make any recommendation or public statement in connection with a tender offer or exchange offer pursuant to Rule 14d-2 under the Exchange Act for Parent Common Stock, other than a recommendation against such offer; or (iv) fail to recommend against acceptance of any tender offer or exchange offer pursuant to Rule 14d-2 under the Exchange Act for Parent Common Stock within the ten (10) Business Days specified in Rule 14e-2(a) under the Exchange Act after the commencement of such offer (each of the foregoing clauses (i)-(iv), a “Parent Change of Recommendation”). In addition, neither the Parent Board nor any committee thereof shall cause or permit any Parent Entity to enter into any acquisition agreement, agreement and plan of merger, joint venture or partnership agreement, option agreement, or similar definitive Contract, or any other Contract (including any letter of intent, memorandum of understanding, agreement in principle, or similar commitment, agreement, or understanding), (1) constituting, related to, or that could reasonably be expected to lead to a Parent Acquisition Proposal (except for an Acceptable Parent Confidentiality Agreement in accordance with Section 6.4(b)) or (2) requiring any Company Entity to abandon or terminate this Agreement or fail to consummate the Merger or any other transaction contemplated hereby.

(e) Notwithstanding anything in this Section 6.5 to the contrary, at any time before, but not after, the Parent Stockholder Approval is obtained, the Parent Board may effect a Parent Change of Recommendation or authorize the Company to terminate this Agreement pursuant to Section 8.1(c)(i) only:

(i) in connection with a Superior Parent Acquisition Proposal, but only if:

(1) Parent has received a bona fide written Parent Acquisition Proposal that did not result from a breach of the obligations set forth in Section 6.5(a);

(2) the Parent Board determines in good faith (after consultation with its outside legal counsel and, with respect to financial matters, its outside financial advisor) that (A) such Parent Acquisition Proposal constitutes a Superior Parent Acquisition Proposal and (B) the failure to effect a Parent Change of Recommendation or authorize Parent to terminate this Agreement under Section 8.1(c)(i) in response to such Parent Acquisition Proposal would be inconsistent with the Parent Board’s fiduciary duties under applicable Law;

(3) the Parent Board delivers to the Company a written notice, at least five (5) Business Days prior to the date on which any Parent Change of Recommendation or termination may occur, that the Parent Board intends to make a Parent Change of Recommendation or authorize the Company to terminate this Agreement under Section 8.1(d)(i) (a “Parent Recommendation Change Notice”) in response to such Parent

Acquisition Proposal, which Parent Recommendation Change Notice shall identify the Person making such Parent Acquisition Proposal, attach a copy of such Parent Acquisition Proposal and a copy of the proposed written definitive agreement relating to such Parent Acquisition Proposal and any amendments thereto (and any other proposed transaction documents), and set forth in reasonable detail all material terms and conditions of such Parent Acquisition Proposal that are not set forth in such copies;

(4) if requested by the Company, during the period of five (5) Business Days after delivery to the Company of the Parent Recommendation Change Notice and other documents described in clause (3), Parent and its Representatives shall negotiate in good faith with the Company and its Representatives with respect to any proposed modifications of the terms of this Agreement or the transactions contemplated hereby; and

(5) at the end of such period of five (5) Business Days and taking into account any modifications to the terms of this Agreement and the transactions contemplated hereby proposed by the Company in writing (provided that, if the Company has proposed any modifications to the terms hereof or the transactions contemplated hereby and there is any subsequent amendment to any material term of such Parent Acquisition Proposal, the Parent Board shall promptly deliver to the Company a new Parent Recommendation Change Notice (including all required information and documents specified in clause (3) above) with respect to such amended Parent Acquisition Proposal and an additional good faith negotiation period of three (3) Business Days from the date of such notice shall be required), the Parent Board determines in good faith (after consultation with its outside legal counsel and, with respect to financial matters, its outside financial advisor) that such Parent Acquisition Proposal continues to be a Superior Parent Acquisition Proposal (after taking into account any modifications to the terms of this Agreement and the transactions contemplated hereby) and that the failure to make such a Parent Change of Recommendation in response to such Parent Acquisition Proposal or authorize Parent to terminate this Agreement pursuant to Section 8.1(c)(i) would be inconsistent with the Parent Board’s fiduciary duties under applicable Law; or

(ii) in connection with a Parent Intervening Event, but only if:

(1) the Parent Board determines in good faith (after consultation with its outside legal counsel and, with respect to financial matters, its financial advisors) that a Parent Intervening Event has occurred and the failure to effect a Parent Change of Recommendation in response to such Parent Intervening Event would be inconsistent with the Parent Board’s fiduciary duties under applicable Law;

(2) the Parent Board provides to the Company a Parent Recommendation Change Notice, at least five (5) Business Days prior to the date on which any Parent Change of Recommendation, in response to such Parent Intervening Event, which Parent Recommendation Change Notice shall describe the facts and circumstances relating to such Parent Intervening Event in reasonable detail;

(3) if requested by the Company, during the period of five (5) Business Days after delivery to the Company of the Parent Recommendation Change Notice, Parent and its Representatives shall negotiate in good faith with the Company and its Representatives with respect to any proposed modifications of the terms of this Agreement or the transactions contemplated hereby; and

(4) at the end of such period of five (5) Business Days and taking into account any modifications to the terms of this Agreement or the transactions contemplated hereby proposed by the Company in writing, the Parent Board determines in good faith (after consultation with its outside legal counsel and, with respect to financial matters, its outside financial advisor) that the failure to make such a Parent Change of Recommendation in response to such Parent Intervening Event would be inconsistent with the Parent Board’s fiduciary duties under applicable Law.

(f) Nothing under this Section 6.5 shall prohibit Parent or the Parent Board from complying with Rule 14d-9, Rule 14e-2, or Item 1012 of Regulation M-A under the Exchange Act, or from making any legally required disclosures to stockholders (including any “stop, look, and listen” communication under Rule 14d-9(f) under the Exchange Act) with regard to a Parent Acquisition Proposal; provided, however, that (i) any such disclosure shall be deemed to be a Parent Change of Recommendation unless such disclosure expressly states that the Parent Board reaffirms the Parent Recommendation and (ii) the foregoing shall not permit Parent or the Parent Board or any committee thereof to effect a Parent Change of Recommendation that is not otherwise permitted by Section 6.5(e).

(g) As used herein:

(i) “Acceptable Parent Confidentiality Agreement” means a customary confidentiality agreement that contains provisions that are no less favorable in any material respect to Parent than those under the Confidentiality Agreement, including standstill provisions no less favorable in any material respect to the Company than those under the Confidentiality Agreement;

(ii) “Parent Acquisition Proposal” means a bona fide inquiry, proposal, or offer from any Person (except for the Company or one of its Representatives) or “group,” within the meaning of Section 13(d) under the Exchange Act, relating to, or that would reasonably be expected to lead to, in a single transaction or series of related transactions, any (1) merger, consolidation, share exchange, division, asset sale or similar transaction pursuant to which such Person or group would acquire, directly or indirectly assets or businesses of the Parent Entities (including an acquisition of Equity Securities of the Parent Entities) representing 20% or more of the consolidated assets of the Parent Entities or to which 20% or more of the revenues or net income of the Parent Entities on a consolidated basis are attributable, (2) direct or indirect acquisition or issuance of shares of Parent Common Stock representing 20% or more of the outstanding shares of Parent Common Stock, (3) tender offer, exchange offer, or similar transaction that, if consummated, would result in such Person or group Beneficially Owning 20% or more of the outstanding shares of Parent Common Stock, (4) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution, or similar transaction involving Parent, or (5) any combination of the foregoing;

(iii) “Parent Intervening Event” means a material event, change, effect, development, or occurrence that was not known to the Parent Board prior to Parent’s execution and delivery of this Agreement (or if known, the consequences of which were not known to the Parent Board or were not reasonably foreseeable), which event, change, effect, or development, or any consequence thereof, becomes known to the Parent Board after Parent’s execution and delivery of this Agreement and before the Parent Stockholder Approval is obtained; provided, however, that in no event shall any of the following be a Parent Intervening Event or be taken into account in determining whether a Parent Intervening Event has occurred: (1) the receipt, existence, or terms of a Parent Acquisition Proposal or any matter relating thereto or consequence thereof; (2) any Regulatory Action undertaken pursuant to Section 6.8; (3) any event, change, effect, development, or occurrence relating to any Company Entity that does not amount to a Company Material Adverse Effect, respectively; (4) any change, in and of itself, in the trading price or trading volume of the Company Common Stock or Parent Common Stock; or (5) the fact, in and of itself, that the Company or Parent meets or exceeds (or fails to meet) any internal or published projections, forecasts, estimates, or predictions of revenues, earnings, or other financial or operating metrics for any period; and

(iv) “Superior Parent Acquisition Proposal” means a bona fide written Parent Acquisition Proposal made after the date hereof that the Parent Board has determined, after consultation with its outside legal counsel and, with respect to financial matters, its outside financial advisor, in its good-faith judgment, taking into account all relevant circumstances at the time of determination, including all legal, regulatory, and financial aspects of the proposal (including its conditionality, the existence of any financing contingency, the availability of any debt or equity funding commitments, expected timing, and the likelihood of consummation of the proposal), the identity of the Person making the Parent Acquisition Proposal, and any other factor the Parent Board determines in good faith to be relevant, (1) is reasonably likely to be consummated under its terms and (2) if consummated, would result in a transaction more favorable to the Parent Stockholders from a financial point of view than the Merger and the other transactions contemplated by this Agreement; provided that, for purposes of the definition of “Superior Parent Acquisition Proposal,” all references to “20%” in the definition of Parent Acquisition Proposal shall be deemed to be references to “50%.” Notwithstanding the foregoing, any Parent Acquisition Proposal (A) that is subject to a financing contingency or condition to the obligation of the Person making such Parent Acquisition Proposal to consummate the transactions contemplated thereby, (B) the financing of which is not committed, or (C) that is subject to a due diligence contingency or condition to the obligation of the Person making such Parent Acquisition Proposal to consummate the transactions contemplated thereby, shall not be considered a Superior Parent Acquisition Proposal.

Section 6.6 Notification of Certain Matters. Parent and the Company shall each use reasonable best efforts to give prompt notice to the other Party if any of the following occur after the date hereof:

(a) receipt of any written notice from any third Person alleging that the Consent of such third Person is or may be required to consummate the Merger or otherwise in connection with the transactions contemplated hereby if the failure to obtain such Consent could (in the good faith determination of such Party) reasonably be expected to (i) prevent, impair, or materially delay the Closing or (ii) be material to Parent, the Company, or the Surviving Corporation;

(b) receipt of any notice or other communication from any Governmental Authority (except for any notice or communication contemplated by Section 6.8), NYSE or NASDAQ in connection with the Merger or the other transactions contemplated hereby; or

(c) the occurrence of an event that would reasonably be expected to (i) prevent or materially delay the consummation of the Closing or (ii) result in the failure of any condition in Article VII to be satisfied; provided, however, that the delivery of any notice under this Section 6.6 shall not limit or otherwise affect the Parties’ respective rights and remedies available hereunder, and no information delivered under this Section 6.6 shall, or shall be deemed to, update any section of any Disclosure Schedule or otherwise qualify or modify any of the Parties’ respective representations and warranties hereunder; provided, further, that any Party’s breach of, or failure to perform or comply with its obligations under, this Section 6.6 shall not be considered a breach of, or a failure to perform or comply with, a covenant or agreement hereunder for purposes of Section 7.2(b) or Section 7.3(b), as applicable, if such breach or failure was not in bad faith or, with respect to Section 6.6(c)(ii) only, the underlying fact or event would not independently result in the failure of a condition set forth in Article VII to be satisfied.

Section 6.7 Access to Information.

(a) Upon reasonable notice, the Company shall provide Parent and its Representatives reasonable access, during normal business hours throughout the period from the date hereof through the Closing, to the Company Entities’ properties, books, records, and personnel, and during such period, the Company shall cause to be furnished promptly to Parent and its Representatives all information concerning the Company Entities and their respective businesses, as Parent and its Representatives may reasonably request; provided that Parent shall not use any information obtained under this Section 6.7 for any purpose unrelated to the Merger or the other transactions contemplated hereby; provided, further, that the Company shall not be required to provide any such access or information that would (i) result in the disclosure of any trade secrets of third parties or the violation of any Law or any material Contract to which any Company Entity is a party or by which any Company Entity is bound (including any confidentiality obligation of any Company Entity); provided that the Company shall use reasonable best efforts to obtain the required consent of such third party to provide such access or disclosure; (ii) jeopardize protections afforded any Company Entity under the attorney-client privilege; provided that the Company shall use reasonable best efforts to allow for such access or disclosure to the maximum extent that does not result in a loss of such privilege or (iii) involve any physical testing of any nature with respect to any portion of the Company Entities’ properties (including invasive sampling or testing); provided, that (A) the Company shall promptly notify Parent in writing if any reason described in the foregoing clause (i) or clause (ii) is applicable to any request for information and (B) if any such access or information is limited for the reasons described in the foregoing clause (i) or clause (ii), Parent and the Company shall use their respective reasonable best efforts to establish a process that (through use of steps such as, without limitation, redactions, provision of information to counsel to review and summarize for Parent, or use of a “clean room” environment for analysis and review of information by appropriate recipients in coordination with counsel and the Company) shall provide Parent with timely access to the fullest extent possible to the substance of the information described in this Section 6.7. All information obtained by Parent and its Representatives under this Section 6.7 shall be treated as “Evaluation Material” for purposes of the Confidentiality Agreement. Notwithstanding any other provision hereof, Parent agrees that it shall not, and shall use reasonable best efforts to cause its Representatives not to, prior to the Effective Time, use any information obtained under this Section 6.7 for any competitive or other purpose unrelated to the consummation of the Merger; provided, however, that, upon request by the Company, the recipients of such information and any other information contemplated to be provided by the Company pursuant to this Section 6.7 (other than Parent), agree to be bound by the Confidentiality Agreement as Representatives of Parent.

(b) Upon reasonable notice, Parent shall provide the Company and its Representatives reasonable access, during normal business hours throughout the period from the date hereof through the Closing, in furtherance of the consummation of the Merger and the other transactions contemplated hereby to the Parent Entities’ properties, books, records, and personnel, and during such period, Parent shall cause to be furnished promptly to the Company and its Representatives all information concerning the Parent Entities and their respective businesses, as the Company or its Representatives may reasonably request in connection therewith; provided, further, that Parent shall not be required to provide any such access or information that would (i) result in the disclosure of any trade secrets of third parties or the violation of any Law or any material Contract to which any Parent Entity is a party or by which any Parent Entity is bound (including any confidentiality obligation of any Parent Entity); provided that Parent shall use reasonable best efforts to obtain the required consent of such third party to provide such access or disclosure; (ii) jeopardize protections afforded any Parent Entity under the attorney-client privilege; provided that Parent shall use reasonable best efforts to allow for such access or disclosure to the maximum extent that does not result in a loss of such privilege; or (iii) involve any physical testing of any nature with respect to any portion of the Parent Entities’ properties (including invasive sampling or testing); provided, further, that (A) Parent shall promptly notify the Company in writing if any reason described in the foregoing clause (i) or clause (ii) is applicable to any request for information and (B) if any such access or information is limited for the reasons described in the foregoing clause (i) or clause (ii), the Company and Parent shall use their respective reasonable best efforts to establish a process that (through use of steps such as, without limitation, redactions, provision of information to counsel to review and summarize for the Company, or use of a “clean room” environment for analysis and review of information by appropriate recipients in coordination with counsel and Parent) shall provide the Company with timely access to the fullest extent possible to the substance of the information described in this Section 6.7(b). All information obtained by the Company and its Representatives under this Section 6.7(b) shall be treated as “Evaluation Material” for purposes of the Confidentiality Agreement. Notwithstanding any other provision hereof, the Company agrees that it shall not, and shall use reasonable best efforts to cause its Representatives not to, prior to the Effective Time, use any information obtained under this Section 6.7(b) for any competitive or other purpose unrelated to the consummation of the Merger; provided, however, that, upon request by Parent, the recipients of such information and any other information contemplated to be provided by Parent pursuant to this Section 6.7(b) (other than the Company), agree to be bound by the Confidentiality Agreement as Representatives of the Company.

Section 6.8 Consents, Approvals and Filings; Other Actions.

(a) Without limiting the generality of anything contained in this Section 6.8, each of Parent and the Company shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper, or advisable on its part under this Agreement and applicable Law to consummate the transactions contemplated by this Agreement as soon as reasonably practicable, and in no event later than the Outside Date, including preparing and filing as promptly as reasonably practicable all documentation to effect all necessary notices, reports, and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits, and authorizations necessary or advisable to be obtained from any third party (including, without limitation, with respect to obtaining releases of Liens under the Existing Company Credit Facility) and any Governmental Authority, including under the Antitrust Laws, in order to consummate the transactions contemplated by this Agreement. Notwithstanding anything to the contrary herein but subject to the express terms, conditions and limitations set forth in Section 6.8(d), no Company Entity shall be required to make any payments or make any other concession or provide any additional security (including a guaranty), to obtain any third-party consents from any third party (other than any Governmental Authority) including those set forth on Section 4.4(a) of the Company Disclosure Schedule (except in the event Parent has so requested, in which case Company shall be required to make, or cause another Company Entity to make, such payment or concession or provide, or cause another Company Entity to provide, such additional security; provided that either (x) the Company is reimbursed by Parent for such amounts requested by Parent to be paid (or such other concessions or additional securities requested by Parent to be made or provided) in connection therewith, in the event that this Agreement is terminated pursuant to Article VIII, or (y) such payment, concession or additional security is subject to or conditioned upon the occurrence of the Closing). Parent and the Company shall share equally all filing fees under the Antitrust Laws in connection with the performance of the Parties’ obligations under this Section 6.8.

(b) In furtherance and not in limitation of the foregoing, each of Parent and the Company shall: (i) promptly, but in no event later than twenty (20) Business Days following execution of this Agreement, file any and all notices, reports, and other documents required to be filed by such Party under the HSR Act with respect to the transactions contemplated by this Agreement; and shall use reasonable best efforts promptly to cause the expiration or termination of any applicable waiting periods under the HSR Act; (ii) as promptly as reasonably practicable make all filings, and use reasonable best efforts to timely obtain all consents, permits, authorizations, waivers, clearances, and approvals, and to cause the expiration or termination of any applicable waiting periods, as may be required under any other applicable Antitrust Laws (to the extent required); (iii) as promptly as reasonably practicable provide such information as may reasonably be requested by the DOJ or the FTC, as applicable, under the HSR Act or by any other Governmental Authority in connection with the transactions contemplated by this Agreement, as well as any information required to be submitted to comply with, a request for additional information in order to commence or end a statutory waiting period; (iv) promptly, but in no event later than twenty (20) Business Days following execution of this Agreement, Parent in consultation with the Company, shall file any and all notices, reports, and other documents required to be filed by such Party to obtain the approvals of any Governmental Authority set forth on Schedule 7.1(f); (v) promptly, but in no event later than twenty (20) Business Days following execution of this Agreement, Parent and Company shall, jointly and in consultation with the each other, file any and all notices, reports, and other documents required to be filed by such Party to obtain the approvals of any Governmental Authority set forth on Section 7.1(e) of the Company Disclosure Schedule; (vi) use reasonable best efforts to cause to be taken, on a timely basis, all other actions necessary or appropriate for the purpose of consummating and effectuating the transactions contemplated by this Agreement; and (vii) promptly take all reasonable actions and steps required by any Governmental Authority as a condition to granting any consent, permit, authorization, waiver, clearance, and approvals, and to cause the prompt expiration or termination of any applicable waiting period and to resolve such objections, if any, as the FTC and the DOJ, or other Governmental Authorities of any other jurisdiction for which consents, permits, authorizations, waivers, clearances, approvals, and expirations or terminations of waiting periods are required with respect to the transactions contemplated by this Agreement; provided that the Company Entities will be required to take or commit to take any such action, or agree to any such condition or restriction, only following the prior written consent of Parent and only if such action, commitment, agreement, condition, or restriction is binding on the Company Entities only in the event the Closing occurs. Notwithstanding the foregoing, the twenty (20) Business Day filing period provided for in Section 6.8(b)(i) may be extended for up to an additional ten (10) Business Days upon the mutual agreement of the Parties based on recommendation of outside counsel.

(c) Without limiting the generality of anything contained in this Section 6.8, each Party hereto shall (i) give the other Parties prompt notice of the making or commencement of any request, litigation, hearing, examination, or Action with respect to the transactions contemplated by this Agreement, (ii) keep the other Parties reasonably informed as to the status of any such request, litigation, hearing, examination, or Action, and (iii) promptly inform the other Parties of any material communication to or from the FTC, DOJ, or any other Governmental Authority to the extent regarding the transactions contemplated by this Agreement, or regarding any such request, litigation, hearing, examination, or Action, and provide a copy of all written communications. Subject to applicable Law, to the extent practicable, each of Parent or the Company, as the case may be, will consult with the other prior to submitting any written materials to any Governmental Authority regarding the information to be submitted relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries that appear in any filing made with, or written materials submitted to, any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement. Each Party shall consider in good faith all comments reasonably proposed by the other Parties, as the case may be. In addition, except as may be prohibited by any Governmental Authority or by any applicable Law, in connection with any such request, or any, hearing, examination, or Action with respect to the transactions contemplated by this Agreement, each Party will permit authorized Representatives of the other Party to be present at each in-person or telephonic meeting, conference, or other substantive communication relating to such request, hearing, examination, or Action and shall consult with the other party in connection with any document, opinion, or proposal made or submitted to any Governmental Authority in connection with such request, hearing, examination, or Action. Pursuant to the foregoing, the Company and Parent may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other Party under this Section 6.8(c) as “Antitrust Counsel Only Material.” Such materials and the information contained therein shall be given only to the outside counsel of the recipient and will not be disclosed by outside counsel to employees, officers, directors or consultants of the recipient or any of its Affiliates unless express permission is obtained in advance from the source of the materials (the Company or Parent, as the case may be) or its legal counsel. Each of the Company and Parent shall cause its respective counsel to comply with this Section 6.8(c). Notwithstanding anything to the contrary contained in this Agreement, Parent, after prior consultation with the Company, shall have the principal responsibility for devising and implementing the strategy for obtaining any necessary antitrust or competition clearances, including in connection with the determination of any Regulatory Action and shall take the lead in all meetings and communications with any Governmental Authority in connection with obtaining any necessary antitrust or competition clearances; provided that the Company shall be permitted to participate in such meetings and communications unless excluded from doing so by a Governmental Authority or to the extent necessary to prevent disclosure of Parent’s competitively sensitive information.

(d) Notwithstanding anything to the contrary in this Section 6.8, in no event shall Parent or the Company or their respective Affiliates be required to take, or agree to take, any of the following actions (i) divest, license, hold separate, or otherwise dispose of, or allow a third party to utilize, any portion of their respective businesses, assets or Contracts or (ii) take any other action that may be required or requested by any Governmental Authority in connection with obtaining the consents, authorizations, orders, or approvals contemplated by this Section 6.8 (each, a “Regulatory Action”) that would, in each case, have an adverse impact in any material respect, individually or in the aggregate, on the Parent Entities, the Company Entities or the expected benefits of the transaction to Parent Entities. Subject to their respective obligations in this Section 6.8 and the provisions of the immediately preceding sentence, Parent shall have the sole and exclusive right to propose, negotiate, offer to commit, and effect, by consent decree, hold separate order, or otherwise, any and all such actions or otherwise to offer to take or offer to commit (and if such offer is accepted, commit to and take) any such action as may be required to resolve any Governmental Authority’s objections to the transactions contemplated by this Agreement; provided, however, that Parent shall consider in good faith the views of the Company and its counsel in connection therewith.

(e) Subject to Section 6.8(d), in the event that any Action is commenced challenging the transactions contemplated by this Agreement and such Action seeks, or would reasonably be expected to seek, to prevent, prohibit, or restrict consummation of the transactions contemplated by this Agreement, Parent shall use reasonable best efforts to resolve any such Action, and each of the Company and Parent shall cooperate with each other in good faith to contest any such Action and to have vacated, lifted, reversed, or overturned any Order, whether temporary, preliminary, or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

(f) Neither Parent nor the Company shall, nor shall it permit its respective Subsidiaries to, acquire or agree to acquire any rights, assets, business, Person, or division thereof (through acquisition, license, joint venture, partnership, collaboration, or otherwise), if such acquisition would reasonably be expected to (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining any applicable clearance, authorization, Consent, or waiver under Antitrust Laws with respect to the transactions contemplated by this Agreement or the expiration or termination of any applicable waiting period, (ii) materially increase the risk of any Governmental Authority entering an Order under any Antitrust Law prohibiting the consummation of the transactions contemplated by this Agreement or (iii) otherwise materially delay the consummation of the transactions contemplated by this Agreement, including the Merger.

Section 6.9 Director and Officer Indemnification and Insurance.

(a) From and after the Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries to, fulfill and honor in all respects the obligations of the Company Entities imposed under (i) each indemnification agreement in effect on the date hereof between any Company Entity and any Indemnified Person (the “Company Indemnification Agreements”) and (ii) any indemnification and exculpation provisions in the Constituent Documents of the Company Entities as in effect on the date hereof. For a period of six (6) years from and after the Effective Time, the Constituent Documents of the Surviving Corporation and its Subsidiaries shall contain provisions related to indemnification and exculpation from liability no less favorable than the indemnification and exculpation provisions in the Constituent Documents of the Company or its relevant Subsidiaries on the date hereof, and, during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, such provisions shall not be amended, repealed, or otherwise modified in any manner that adversely affects the rights thereunder of any Indemnified Person except to the extent required by applicable Law.

(b) During the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, Parent shall cause the Surviving Corporation or its applicable Subsidiaries to indemnify and hold harmless, and advance expenses to, the Indemnified Persons against any Loss incurred in connection with any actual or threatened Action arising out of or relating to the Merger, this Agreement, or the transactions contemplated hereby, in each case, to the extent permitted by applicable Law and in accordance with the Constituent Documents of the Company and its Subsidiaries and any Company Indemnification Agreements.

(c) At or prior to the Effective Time, the Company shall, in consultation with Parent, purchase prepaid “tail” insurance that provides the Surviving Corporation, its Subsidiaries and the Indemnified Persons with directors’ and officers’ liability insurance for a period ending no earlier than the sixth (6th) anniversary of the Effective Time, on terms and conditions, including limits and retentions, no less favorable to the insureds thereunder than the Company’s directors’ and officers’ liability insurance in effect as of the Effective Time, with respect to acts or omissions occurring at or prior to the Effective Time (including in connection with this Agreement and the transactions or actions contemplated by this Agreement), and Parent shall cause such “tail” insurance to be maintained in full force and effect, for the benefit of the Surviving Corporation, its Subsidiaries and the Indemnified Persons, for its full term, and cause the Surviving Corporation to honor all of its obligations thereunder from the Effective Time through the sixth (6th) anniversary of the Effective Time; provided, however, that in no event shall the aggregate premium for such “tail” insurance exceed 300% of the aggregate annual premium paid by the Company for its directors’ and officers’ liability insurance in effect as of the date hereof (the “Maximum Amount”); provided, further, that, if such “tail” insurance is not reasonably available or the aggregate premium for such “tail” insurance exceeds the Maximum Amount, then the Company, in consultation with Parent, shall obtain the greatest coverage available for a cost equal to the Maximum Amount (unless otherwise directed by Parent to exceed the Maximum Amount). The Company and its Affiliates shall cooperate with Parent and its Affiliates in obtaining any other “tail” insurance.

(d) If Parent or the Surviving Corporation or any of their successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or Surviving Corporation or entity of such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume all of the respective obligations of the Surviving Corporation (or Parent), as the case may be, under this Section 6.9.

(e) From and after the Effective Time, the Indemnified Persons shall be third-party beneficiaries of this Section 6.9, with full rights of enforcement as if a party hereto. The rights of the Indemnified Persons under this Section 6.9 shall be in addition to, and not in substitution for, any other rights that any such Indemnified Person may have under the applicable Constituent Documents or any Company Indemnification Agreement. Unless required by applicable Law, this Section 6.9 may not be amended, altered or repealed after the Effective Time in such a manner as to adversely affect the rights of any Indemnified Person or any of their heirs, successors, assigns or representatives without the prior written consent of such affected person.

(f) Nothing herein is intended to, shall be construed to or shall release, waive, or impair any rights to insurance under any policy that is or has been in existence related to the Company Entities, including for any of their respective directors, officers, or other insured persons, it being understood and agreed that the indemnification provided for in this Section 6.9 is not prior to or in substitution for any such claims under such policies.

(g) For purposes hereof, “Indemnified Person” means any Person who is or was an officer or director of any Company Entity at or at any time prior to the Effective Time.

Section 6.10 Financing.

(a) On or prior to the Closing Date (with drafts delivered at least (3) Business Days’ prior to the Closing Date), the Company shall cause the agent under the Existing Company Credit Facility to deliver an executed payoff letter (the “Payoff Letter”) with respect to the Existing Company Credit Facility, in customary form reasonably acceptable to Parent, which shall (i) indicate the total amount required to be paid to fully satisfy all principal, interest, prepayment premiums, penalties, breakage costs and any other monetary obligations then due and payable under the Existing Company Credit Facility as of the anticipated Closing Date (and, if applicable, the daily accrual thereafter) (the “Payoff Amount”), together with wire transfer and payment instructions, (ii) state that upon receipt of the Payoff Amount in accordance with the Payoff Letter, the Existing Company Credit Facility and all related loan documents shall be discharged and terminated, (iii) provide that all Liens and guarantees in connection with the Existing Company Credit Facility relating to the assets and properties of the Company or any of its Subsidiaries securing the obligations under the Existing Company Credit Facility shall be released and terminated upon payment of the Payoff Amount on the Closing Date and (iv) provide for the return of all possessory collateral (if any) in connection with the Existing Company Credit Facility (to the extent reasonably practicable, on the Closing Date); provided that such Payoff Letter shall be contingent upon the occurrence of the Closing, unless otherwise agreed by the Company.

Section 6.11 Stock Exchange Listing; Blue-Sky Laws; Delisting.

(a) Parent shall use reasonable best efforts to cause the shares of Parent Common Stock to be issued in connection with the Merger to be listed on NYSE, subject to official notice of issuance, prior to the Effective Time, and the Company shall reasonably cooperate with Parent in connection therewith, including by providing all information reasonably requested by Parent in connection therewith. Parent shall use reasonable best efforts to take all actions reasonably required to be taken under any applicable state securities Laws in connection with the Parent Stock Issuance, except for qualifying to do business in any jurisdiction in which Parent is not currently so qualified.

(b) Prior to the Effective Time, upon Parent’s request, the Company shall use reasonable best efforts to cause the delisting of the Company Common Stock from NASDAQ and the termination of the Company’s registration under the Exchange Act, in each case, as soon as reasonably practicable following the Effective Time, subject to compliance with the Company’s obligations under the Exchange Act. Prior to the Effective Time, the Company shall not delist or take any action to cause the delisting of the Company Common Stock from NASDAQ.

Section 6.12 Section 16 Matters. Prior to the Effective Time, each of Parent and the Company shall use reasonable best efforts to cause any dispositions of shares of Company Common Stock (including derivative securities related to Company Common Stock) or acquisitions of shares of Parent Common Stock (including derivative securities related to Parent Common Stock) resulting from the transactions contemplated hereby by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company or shall become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 under the Exchange Act, to the extent permitted by applicable Law.

Section 6.13 Employee Benefit Matters.

(a) For a period of one (1) year immediately following the Effective Time (or if shorter, during the relevant period of employment), Parent shall provide, or shall cause to be provided, to each employee of any Company Entity immediately prior to the Effective Time who continues to be employed by Parent or any of its Subsidiaries (each, a “Continuing Employee”) as of the Effective Time with (i) annual base salary or annual wage rate and annual target cash bonus opportunity that are each no less favorable than the annual base salary or annual wage rate and annual target cash bonus opportunity provided to such Continuing Employee immediately prior to the Effective Time, (ii) employee benefits (excluding equity-based compensation, severance, defined benefits pursuant to qualified and nonqualified retirement plans, retiree medical benefits, and other retiree health and welfare arrangements) that are substantially comparable in the aggregate to the employee benefits provided to similarly situated employees of the Parent Entities and (iii) except as set forth on Section 6.13(a) of the Company Disclosure Schedules, severance benefits that are no less favorable in the aggregate to the severance benefits for which such Continuing Employee was eligible under the applicable Company Benefit Plan in effect as of the date of this Agreement (as set forth on Section 4.10(a) of the Company Disclosure Schedule). Notwithstanding anything in this Agreement to the contrary, the terms and conditions of employment for any Continuing Employee covered by a Collective Bargaining Agreement or an individual’s employment agreement shall be governed by the applicable Collective Bargaining Agreement or employment agreement until the expiration, modification or termination of such agreement in accordance with its terms or applicable Law.

(b) For all purposes (including for purposes of vesting, eligibility to participate, and levels of benefits) under any benefit plans, policies, programs, contracts, agreements, or arrangements of the Parent Entities to the extent such plans provide benefits to any Continuing Employee on or after the Effective Time (excluding the Company Benefit Plans) (the “Parent Plans”), each such Continuing Employee shall be credited with his or her full or partial years of service with the Company Entities performed before the Effective Time, to the extent such service was taken into account under the analogous Benefit Plan immediately prior to the Effective Time, to credit for such service under any Company Benefit Plan in which such Continuing Employee participated or was eligible to participate immediately prior to the Effective Time; provided that the foregoing service credit shall not be required to apply (i) to the extent that its application would result in a duplication of benefits with respect to the same period of service, or (ii) for purposes of eligibility, vesting or benefit accruals under any defined benefit pension plan, equity compensation or incentive plan or retiree medical or welfare arrangement. In addition, and without limiting the generality of the foregoing, for any Parent Plan that provides medical, dental, prescription drug and/or vision benefits which is maintained, sponsored or contributed to by Parent, the Surviving Corporation or any of their respective Subsidiaries (“Parent Welfare Company Benefit Plans”), in which a Continuing Employee may be eligible to participate on or after the Effective Time, Parent, the Surviving Corporation and their respective Subsidiaries shall use commercially reasonable efforts to, to the extent consistent with the governing terms of such Parent Welfare Company Benefit Plan, (1) waive all limitations as to eligibility waiting periods and preexisting and actively at-work conditions, if any, related to participation and coverage requirements applicable to each Continuing Employee (and each covered dependent, spouse or beneficiary) under such Parent Welfare Company Benefit Plan to the same extent waived or otherwise satisfied under a comparable Company Benefit Plan, and (2) provide, credit to each Continuing Employee (and each covered dependent, spouse or beneficiary) for any co-payments, deductibles and out-of-pocket expenses paid by such Continuing Employee (or covered dependent, spouse or beneficiary) under the analogous Company Benefit Plans during the relevant plan year, up to and including the Effective Time.

(c) Unless otherwise requested by Parent in writing no less than ten (10) days prior to the Closing Date, effective as of the day immediately prior to the Closing Date and contingent upon the occurrence of the Closing, the Company shall terminate or cause the termination of each Company Benefit Plan that is a defined contribution plan that is qualified under Section 401(a) of the Code (each, a “Company Qualified Plan”). All resolutions, notices, or other documents issued, adopted, or executed in connection with the termination of any Company Qualified Plan described herein shall be subject to Parent’s reasonable prior review and comment. At the Closing, the Company shall provide to Parent (1) executed resolutions of the Board of Directors of the Company authorizing such termination, and (2) an executed amendment to each such Company Qualified Plan sufficient to assure compliance with all applicable requirements of the Code and regulations thereunder so that the tax-qualified status of such Company Qualified Plan will be maintained at the time of termination. If the Company Qualified Plan is terminated, Parent shall designate a tax-qualified defined contribution retirement plan that is sponsored by Parent or one of its Affiliates (the “Parent Qualified Plan”) that will cover eligible Continuing Employees effective as of, or as soon as administratively practicable following, the Closing Date. In connection with the termination of the Company Qualified Plan, Parent shall cause the Parent Qualified Plan to accept from the Company Qualified Plan the “direct rollover” of the account balance (including, subject to the next sentence, the in-kind rollover of promissory notes evidencing all outstanding loans that are not in default) of each Continuing Employee who participated in the Company Qualified Plan as of the date such plan is terminated and who elects such direct rollover in accordance with the terms of the Company Qualified Plan and the Code.

The Company and Parent shall cooperate in good faith to work with the Company Qualified Plan and Parent Qualified Plan recordkeepers to develop a process and procedure for effecting the in-kind direct rollover of promissory notes evidencing participant loans from the Company Qualified Plan to the Parent Qualified Plan, and the obligation of the Parent Qualified Plan to accept the direct rollover of loan promissory notes is conditioned on the development of a loan rollover process and procedure that is acceptable to the respective recordkeepers. In the event that a process and procedure acceptable to the Company Qualified Plan and Parent Qualified Plan recordkeepers for effecting the in-kind rollover of loan promissory notes is agreed upon, the Company and Parent shall take any and all commercially reasonable actions needed to permit each Continuing Employee with an outstanding loan balance under the Company Qualified Plan as of the Closing Date to continue to make scheduled loan payments to the Company Qualified Plan after the Closing, pending the distribution and in-kind rollover of such promissory notes evidencing such loans, so as to prevent, to the extent reasonably possible, a deemed distribution or loan offset with respect to such outstanding loans.

(d) Nothing in this Section 6.13 shall be treated as an amendment, establishment or termination of, or undertaking to amend, establish or terminate, any Benefit Plan or any other benefit or compensation plan, program, policy, contract, agreement or arrangement. The provisions of this Section 6.13 are solely for the benefit of the respective parties to this Agreement, and nothing in this Section 6.13, express or implied, shall confer upon any Continuing Employee, or legal representative or beneficiary thereof or any other Person, any rights or remedies, including any right to employment or service or continued employment or service for any specified period, or compensation or benefits of any nature or kind whatsoever under this Agreement or a right of any employee or beneficiary of such Continuing Employee or other Person under a Company Benefit Plan that such Continuing Employee or beneficiary or other Person would not otherwise have under the terms of that Company Benefit Plan.

Section 6.14 Stock Award Schedule. No earlier than five (5) Business Days prior to the anticipated Closing Date (the “Stock Award Reference Date”), and no later than three (3) Business Days prior to the anticipated Closing Date, the Company shall provide Parent a list of all outstanding Company Equity Awards as of the close of business on the Stock Award Reference Date, including (i) the name of each holder thereof, (ii) the type of award and number of shares of Company Common Stock related thereto (and, if applicable, assuming target levels of achievement for any performance-vesting awards), (iii) the name of the Company Stock Plan under which the award was granted, and (iv) the date of grant and vesting terms, in each case, as of the Stock Award Reference Date. Following such delivery, the Company shall promptly (and in no event later than the day immediately prior to the Closing Date) provide Parent with a list of any changes to the information set forth therein occurring since the Stock Award Reference Date.

Section 6.15 Stockholder Litigation. In the event that any Action related to this Agreement, the Merger, or the other transactions contemplated hereby is brought against the Company, Parent, their respective directors or Affiliates by holders of Equity Securities of the Company or Parent (“Stockholder Litigation”), the Company or Parent, as applicable, shall promptly notify the other Party of such Stockholder Litigation and shall keep the other Party informed on a current basis of the status thereof. The Company shall give a reasonable opportunity, to participate in the defense and settlement of any such Stockholder Litigation; provided, however, that the Company or Parent, as applicable, shall not settle, compromise, or agree to settle or compromise any Stockholder Litigation without the other Party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 6.16 Certain Tax Matters.

(a) The Intended Tax Treatment contemplates that for U.S. federal income Tax purposes, the Parties intend that (i) the Merger should be treated as a transaction qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder, (ii) each of the Parties will be a “party to the reorganization” within the meaning of Section 368(b) of the Code, (iii) this Agreement constitutes a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code and within the meaning of Treasury Regulation Section 1.368-2(g) and (iv) the Merger will result in the termination at the Effective Time of the U.S. affiliated group defined in Section 1502 of which the Company is the common parent in accordance with Treasury Regulations Section 1.1502-75(d). In this regard, each Party acknowledges that it has not sought and will not seek any rulings from the IRS or any other Tax Authority regarding the Tax treatment of the Merger and that there can be no assurance the IRS, any other Governmental Authority or a court will not take a contrary position to the Intended Tax Treatment.

(b) The Parties shall (and shall cause their respective Affiliates to) (i) use their respective reasonable best efforts to cause the Merger to qualify for the Intended Tax Treatment and (ii) not take any action nor fail to take any action if such action or such failure is intended or is reasonably likely to prevent or impede the Merger from qualifying for the Intended Tax Treatment; provided that if either Party (or its Affiliate) is required to take such an action or not take such an action pursuant to other provisions of this Agreement, it shall notify the other Party, and the Parties shall consider in good faith the effect of such action or inaction on the Intended Tax Treatment, and the Parties shall use reasonable best efforts to pursue an alternative action or inaction that would satisfy the applicable provision of this Agreement without adversely affecting the qualification of the Merger for the Intended Tax Treatment. For purposes of allowing counsel to render any Tax opinion to be filed in connection with the filing of the Form S-4 regarding the qualification of the Merger for the Intended Tax Treatment, each Party shall execute and deliver officer’s certificates containing appropriate representations and warranties that are customary for the transactions contemplated hereby at such time or times as may be reasonably requested by such counsel; provided that a Party shall only be required to deliver an applicable officer’s certificate to the extent the applicable Party believes in good faith such representations are true and correct. Each Party shall comply with the recordkeeping and information reporting requirements imposed on it, including, if applicable, but not limited to those set forth in Treasury Regulations Section 1.368-3. Each Party shall report the Merger in a manner consistent with the Intended Tax Treatment, except as otherwise required pursuant to a “determination” under Section 1313 of the Code.

(c) Parent shall promptly notify the Company if, at any time before the Effective Time, Parent becomes aware of any fact or circumstance that could reasonably be expected to prevent or impede the Merger, from qualifying for the Intended Tax Treatment.

(d) The Company shall promptly notify Parent if, at any time before the Effective Time, the Company becomes aware of any fact or circumstance that could reasonably be expected to prevent or impede the Merger from qualifying for the Intended Tax Treatment.

(e) The Parties acknowledge and agree that their respective specific obligations to effect the Merger are not subject to any condition or contingency with respect to (i) the qualification of the Merger for the Intended Tax Treatment or (ii) the delivery of any certificate or opinion as described in this Section 6.16. The provisions of this Section 6.16 shall no longer apply if the Parties jointly determine in good faith, after consultation with their respective Tax advisors, that the Merger should not qualify for the Intended Tax Treatment.

(f) All stamp, transfer, documentary, sales and use, value added, registration and other such taxes and fees (including any penalties and interest) incurred in connection with this Agreement or any other transaction contemplated hereby (collectively, the “Transfer Taxes”) shall be paid by the Party required by appliable Law to pay such Transfer Taxes. The Party required by applicable Law shall file any Tax Returns with respect to the Transfer Taxes; provided that the other Parties shall reasonably cooperate in the filing of any such Tax Returns and, as necessary, join in the execution of such Tax Returns.

Section 6.17 Governance Matters. Prior to the Effective Time, the Parent Board shall take all actions necessary to (a) increase the size of the Parent Board, effective immediately after the Effective Time, from eight (8) directors to eleven (11) directors and (b) cause three (3) individuals serving on the Company Board immediately prior to the Effective Time (the “Company Directors”) who are designated by the Company and reasonably acceptable to Parent to be appointed as members of the Parent Board to fill the vacancies created by the increase in the size of the Parent Board described in the foregoing clause (a); provided that such Company Directors are willing to serve on the Parent Board and satisfy applicable NYSE rules and comply with the Parent Board’s policies and corporate governance guidelines, as determined by the Parent Board and its nominating and governance committee. Once so appointed to the Parent Board, such Company Directors shall serve in accordance with the Company’s articles of incorporation and bylaws until the earliest to occur of their resignation, death, or removal in accordance with the Company’s articles of incorporation and bylaws.

Section 6.18 Company Resignations. Except as otherwise directed by Parent prior to the Closing, the Company shall use reasonable efforts to obtain and deliver to Parent resignations executed by each director and officer of each other Company Entity in office immediately prior to the Effective Time, which resignations shall be effective as of (but conditioned on the occurrence of) the Effective Time; provided that such resignations (i) shall not affect any change of control rights or other benefits to which such officers or directors may be entitled to under any applicable Company Benefit Plan and (ii) shall not change such officers’ or directors’ status, if applicable, as an employee of any applicable Company Entity.

Section 6.19 State Takeover Statutes. If any Takeover Law becomes, or purports to become, applicable to any Merger or the other transactions contemplated hereby, each Party shall grant any approvals and take any actions that are necessary so that such Merger and the other transactions contemplated hereby may be consummated as promptly as reasonably practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the Merger or the other transactions contemplated hereby.

Section 6.20 Merger Sub. Parent shall take all action necessary to cause the Merger Sub to perform its obligations under this Agreement and to consummate the Merger and the other transactions contemplated by this Agreement, in each case, on the terms and conditions set forth in this Agreement.

ARTICLE VII

CONDITIONS TO THE MERGER

Section 7.1 Conditions to Obligations of Each Party. The respective obligations of Parent and Merger Sub, on the one hand, and the Company, on the other hand, to consummate the Merger are subject to the satisfaction (or waiver in writing by Parent and the Company, to the extent permitted by applicable Law) prior to the Closing of each of the following conditions:

(a) Stockholder Approvals. Each of the Parent Stockholder Approval and the Company Stockholder Approval shall have been obtained.

(b) Stock Exchange Listing. The shares of Parent Common Stock to be issued as a portion of the Merger Consideration in the Merger shall have been approved for listing on NYSE, subject to official notice of issuance.

(c) No Legal Restraint. No Order, whether preliminary, temporary, or permanent, shall have been issued or entered by any Governmental Authority of competent jurisdiction and remain in effect, and no Law shall have been enacted or promulgated and remain in effect that enjoins, prevents, makes illegal, or prohibits the consummation of the Merger or the Parent Stock Issuance (any such Law, a “Legal Restraint”).

(d) Form S-4. The Form S-4 Effectiveness Time shall have occurred, and the Form S-4 shall not be the subject of any stop order or pending Action by the SEC seeking a stop order.

(e) Antitrust Approval. (i) The waiting period under the HSR Act applicable to the transactions contemplated hereby (and any extension thereof) shall have expired or been terminated (the “HSR Clearance”), and (ii) all approvals of any Governmental Authority set forth on Section 7.1(e) of the Company Disclosure Schedule shall have been obtained and remain in full force and effect.

(f) Other Regulatory Approval. All approvals of any Governmental Authority set forth on Section 7.1(f) of the Company Disclosure Schedule shall have been obtained and remain in full force and effect.

Section 7.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Closing are subject to the satisfaction (or waiver in writing by Parent, to the extent permitted by applicable Law) prior to the Closing of each of the following conditions:

(a) Representations and Warranties. (i) Each of the representations and warranties in Article IV (except for the representations and warranties in Section 4.1(a), Section 4.2(a), Section 4.2(b), Section 4.3, Section 4.4(a)(i), Section 4.6(c)(ii), Section 4.20 and Section 4.21) shall be true and correct in all respects (read, for purposes of this Section 7.2(a)(i) only, without any qualification as to “material,” “in all material respects,” “Company Material Adverse Effect” or materiality) as of the date hereof and as of the Closing as if made on the Closing (except to the extent any such representation or warranty expressly speaks as of the date hereof or any other specific date, in which case such representation or warranty shall have been true and correct in all respects as of such date), except for any failure of such representations and warranties to be true and correct as would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect, (ii) each of the representations and warranties in Section 4.2(b) shall be true and correct in all respects, except for de minimis inaccuracies, as of the date hereof and as of the Closing as if made on the Closing (except to the extent any such representation or warranty expressly speaks as of the date hereof or any other specific date, in which case such representation or warranty shall have been true and correct, except for any de minimis inaccuracies, as of such date), (iii) each representation and warranty in Section 4.6(c)(ii) shall be true and correct in all respects as of the date hereof and as of the Closing as if made on the Closing, and (iv) each representation and warranty in Section 4.1(a), Section 4.2(a), Section 4.3, Section 4.4(a)(i), Section 4.20 and Section 4.21 shall be true and correct in all material respects as of the date hereof and as of the Closing as if made on the Closing (except to the extent any such representation or warranty expressly speaks as of the date hereof or any other specific date, in which case such representation or warranty shall have been true and correct in all material respects as of such date).

(b) Covenants and Agreements. The Company shall have performed in all material respects all of its obligations and agreements set forth in this Agreement required to be performed by it prior to Closing and shall have complied with all covenants and conditions required by this Agreement to be performed or complied with by the Company prior to or at the Closing.

(c) No Company Material Adverse Effect. Since the date hereof, no Company Material Adverse Effect shall have occurred and be continuing and no event, change, effect, development, or occurrence that would reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect shall have occurred and be continuing.

(d) Payoff Letter. Parent shall have received the Payoff Letter, executed by the applicable lenders in accordance with Section 6.10(a).

(e) Certificate. Parent shall have received a certificate, dated as of the Closing Date and duly executed by an executive officer of the Company, certifying as to the satisfaction of all conditions in Section 7.2(a), Section 7.2(b), and Section 7.2(c).

Section 7.3 Conditions to Obligations of the Company. The obligation of the Company to consummate the Closing is subject to the satisfaction (or waiver in writing by the Company, to the extent permitted by applicable Law) prior to the Closing of each of the following conditions:

(a) Representations and Warranties. (i) Each of the representations and warranties in Article V (except for the representations and warranties in Section 5.1(a), Section 5.2(a), Section 5.2(b), Section 5.3, Section 5.4(a)(i), Section 5.6(c)(ii), Section 5.18 and Section 5.19) shall be true and correct in all respects (read, for purposes of this Section 7.3(a)(i) only, without any qualification as to “material,” “in all material respects,” “Parent Material Adverse Effect” or materiality) as of the date hereof and as of the Closing as if made on the Closing (except to the extent any such representation or warranty expressly speaks as of the date hereof or any other specific date, in which case such representation or warranty shall have been true and correct in all respects as of such date), except for any failure of such representations and warranties to be true and correct as would not reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect, (ii) each of the representations and warranties in Section 5.2(b), shall be true and correct in all respects, except for de minimis inaccuracies, as of the date hereof and as of the Closing as if made on the Closing (except to the extent any such representation or warranty expressly speaks as of the date hereof or any other specific date, in which case such representation or warranty shall have been true and correct, except for any de minimis inaccuracies, as of such date) (iii) each representation and warranty in Section 5.6(c)(ii) shall be true and correct in all respects as of the date hereof and as of the Closing as if made on the Closing, and (iv) each representation and warranty in Section 5.1(a), Section 5.2(a), Section 5.2(e), Section 5.3, Section 5.4(a)(i), Section 5.18 and Section 5.19 shall be true and correct in all material respects as of the date hereof and as of the Closing as if made on the Closing (except to the extent any such representation or warranty expressly speaks as of the date hereof or any other specific date, in which case such representation or warranty shall have been true and correct in all material respects as of such date).

(b) Covenants and Agreements. Each of Parent and Merger Sub shall have performed in all material respects all of its obligations and agreements set forth in this Agreement required to be performed by it prior to Closing and shall have complied with all covenants and conditions required by this Agreement to be performed or complied with by the it prior to or at the Closing.

(c) No Parent Material Adverse Effect. Since the date hereof, no Parent Material Adverse Effect shall have occurred and be continuing and no event, change, effect, development, or occurrence that would reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect shall have occurred and be continuing.

(d) Certificate. The Company shall have received a certificate, dated as of the Closing Date and duly executed by an executive officer of Parent, certifying as to the satisfaction of all conditions in Section 7.3(a), Section 7.3(b) and Section 7.3(c).

ARTICLE VIII

TERMINATION

Section 8.1 Termination.

(a) Termination by Mutual Agreement. Parent and the Company shall have the right to terminate this Agreement at any time prior to the Effective Time by mutual agreement in writing, whether before or after the Parent Stockholder Approval or the Company Stockholder Approval has been obtained.

(b) Termination by Either Parent or the Company. Each of Parent and the Company shall have the right to terminate this Agreement at any time prior to the Effective Time, whether before or after the Parent Stockholder Approval or the Company Stockholder Approval has been obtained, if:

(i) the Closing has not occurred prior to 5:00 p.m., Eastern Time, on August 5, 2026 (the “Outside Date”); provided, however, that, if, by 5:00 p.m., Eastern Time, on the Outside Date, all of the conditions in Article VII have been satisfied or duly waived by all Parties entitled to the benefit thereof (except for (1) the condition in Section 7.1(c) (but only if the applicable Legal Restraint relates to Antitrust Laws) or Section 7.1(e) and (2) any other condition that by its nature is to be satisfied at the Closing (provided that such condition would be capable of being satisfied if the Closing Date were the Outside Date)), then the Outside Date shall automatically be extended to May 5, 2027; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to a Party if the failure of the Closing to have occurred prior to 5:00 p.m., Eastern Time, on the Outside Date (as it may be extended under this Section 8.1(b)(i)) was primarily caused by, or primarily resulted from, such Party’s breach of, or such Party’s failure to perform or comply with, any of its covenants or agreements hereunder;

(ii) a Legal Restraint shall have been issued, entered, promulgated, or enacted and shall remain in effect and become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to a Party if the existence of such Legal Restraint was primarily caused by, or primarily resulted from, such Party’s breach of, or failure to perform or comply with, any of its covenants or agreements hereunder;

(iii) the Parent Stockholder Approval is not obtained at the Parent Stockholders Meeting or at any adjournment or postponement thereof at which a vote on the approval of the Parent Stock Issuance was taken; or

(iv) the Company Stockholder Approval is not obtained at the Company Stockholders Meeting or at any adjournment or postponement thereof at which a vote on the adoption of this Agreement was taken.

(c) Termination by Parent. Parent shall have the right to terminate this Agreement at any time prior to the Effective Time if:

(i) at any time prior to receipt of the Parent Stockholder Approval, the Parent Board has authorized Parent to terminate this Agreement pursuant to this Section 8.1(c)(i) in order for Parent to enter into a definitive agreement with respect to a Superior Parent Acquisition Proposal to the extent permitted by, and subject to the applicable terms and conditions of, Section 6.5(e); provided that, prior to or concurrently with such termination, Parent shall pay or cause to be paid to the Company the Parent Termination Fee under Section 8.3(b);

(ii) at any time prior to the Company’s receipt of the Company Stockholder Approval, (A) the Company Board or a committee thereof effects a Company Change of Recommendation (regardless of whether such Company Change of Recommendation was permitted under Section 6.4(e)(i) or Section 6.4(e)(ii)); or (B) the Company breaches any of the Company’s obligations under Section 6.4 in any material respect; provided, however, that in no event shall Parent be entitled to terminate this Agreement pursuant to this Section 8.1(c)(ii) following the Company’s receipt of the Company Stockholder Approval; or

(iii) the Company shall have breached, or failed to perform or comply with, any of its covenants or agreements hereunder, or any of the Company’s representations or warranties hereunder fails to be accurate, which failure (1) would give rise to the failure of a condition in Section 7.2 to be satisfied and (2) is not reasonably capable of being cured by the Company by the Outside Date (as it may be extended under Section 8.1(b)(i)) or, if capable of being cured by the Company by the Outside Date (as it may be extended under Section 8.1(b)(i)), is not cured by the Company within thirty (30) days after Parent delivers written notice of such failure to the Company; provided, however, that Parent shall not have the right to terminate this Agreement under this Section 8.1(c)(iii) if Parent or Merger Sub has breached, or failed to perform or comply with, any of the covenants or agreements hereunder, or any of Parent’s or Merger Sub’s respective representations or warranties hereunder fails to be accurate, which failure would give rise to the failure of a condition in Section 7.3.

(d) Termination by the Company. The Company shall have the right to terminate this Agreement at any time prior to the Effective Time if:

(i) at any time prior to receipt of the Company Stockholder Approval, the Company Board has authorized the Company to terminate this Agreement pursuant to this Section 8.1(d)(i) in order for the Company to enter into a definitive agreement with respect to a Superior Company Acquisition Proposal to the extent permitted by, and subject to the applicable terms and conditions of, Section 6.4(e); provided that, prior to or concurrently with such termination, the Company shall pay or cause to be paid to Parent the Company Termination Fee under Section 8.3(a);

(ii) at any time prior to the Parent’s receipt of the Parent Stockholder Approval, (A) the Parent Board or a committee thereof effects a Parent Change of Recommendation (regardless of whether such Parent Change of Recommendation was permitted under Section 6.5(e)(i) or Section 6.5(e)(ii)); or (B) Parent breaches any of Parent’s obligations under Section 6.5 in any material respect; provided, however, that in no event shall the Company be entitled to terminate this Agreement pursuant to this Section 8.1(d)(ii) following Parent’s receipt of the Parent Stockholder Approval; or

(iii) any of Parent or Merger Sub shall have breached, or failed to perform or comply with, any of their respective covenants or agreements hereunder, or any of Parent’s or Merger Sub’s respective representations or warranties hereunder fails to be accurate, which failure (1) would give rise to the failure of a condition in Section 7.3 to be satisfied and (2) is not reasonably capable of being cured by Parent or Merger Sub, as applicable, by the Outside Date (as it may be extended under Section 8.1(b)(i)) or, if capable of being cured by Parent or Merger Sub, as applicable, by the Outside Date (as it may be extended under Section 8.1(b)(i)), is not cured by Parent or Merger Sub, as applicable, within thirty (30) days after the Company delivers written notice of such failure to Parent; provided, however, that the Company shall not have the right to terminate this Agreement under this Section 8.1(d)(iii) if the Company has breached, or failed to perform or comply with, any of its covenants or agreements hereunder, or any of the Company’s representations or warranties hereunder fails to be accurate, which failure would give rise to the failure of a condition in Section 7.2.

Section 8.2 Effect of Termination. This Agreement may be terminated only pursuant to Section 8.1. In order to terminate this Agreement pursuant to Section 8.1 (other than in the case of termination pursuant to Section 8.1(a)), the Party desiring to terminate this Agreement shall give written notice of such termination to the other Parties in accordance with Section 9.4, specifying the subsection of Section 8.1 pursuant to which such termination is effected. If this Agreement is terminated pursuant to Section 8.1, this Agreement shall immediately become void and of no effect, and no Party (or any other Person) shall have any further Liability, whether arising before, at, or after such termination arising out of or related to this Agreement or the transactions contemplated hereby or the negotiation, execution, performance, or subject matter hereof, except that (a) the last two sentences of Section 6.7(a), the last two sentences of Section 6.7(b), this Section 8.2, Section 8.3, and Article IX (other than Section 9.11) and the Parties’ Liabilities thereunder, shall survive such termination and remain in full force and effect in accordance with their terms and (b) except as provided in Section 8.3(d), no such termination shall relieve any Party from Liability for any fraud in the making of such Party’s representations and warranties set forth in Article IV and Article V, as applicable, or any Willful Breach by such Party occurring prior to such termination. No termination hereof shall affect the Parties’ respective obligations under the Confidentiality Agreement, all of which obligations shall survive any termination hereof under their terms.

Section 8.3 Termination Fee; Expense Reimbursements.

(a) Company Termination Fee Payable to Parent. If this Agreement is terminated by:

(i) Parent pursuant to Section 8.1(c)(ii);

(ii) either Parent or the Company pursuant to Section 8.1(b)(i) or Section 8.1(b)(iv) or Parent terminates pursuant to Section 8.1(c)(iii) (solely, in the case of Section 8.1(c)(iii), with respect to material covenant breaches), and in such case (A) after the execution of this Agreement and prior to the Company Stockholders Meeting, a Company Acquisition Proposal shall have been publicly disclosed and not withdrawn and (B) within twelve (12) months after such termination, any Company Acquisition Proposal is consummated or the Company enters into a definitive agreement with respect to any Company Acquisition Proposal that is subsequently consummated (provided that for purposes of this Section 8.3(a)(ii) the references to “twenty percent (20%)” in the definition of Company Acquisition Proposal shall be deemed to be references to “fifty percent (50%)”); or

(iii) the Company pursuant to Section 8.1(d)(i),

then, in any such case, the Company shall pay to Parent, by wire transfer of immediately available funds in accordance with wiring instructions delivered by Parent to the Company, a fee of $25,000,000 in cash (the “Company Termination Fee”), in the case of clause (i), no later than two (2) Business Days after the date of such termination; in the case of clause (ii), prior to or concurrently with the execution of such definitive agreement; and, in the case of clause (iii), prior to or concurrently with such termination. Notwithstanding anything herein to the contrary, in no event shall the Company be required to pay to Parent a Company Termination Fee more than once.

(b) Parent Termination Fee. If this Agreement is terminated by:

(i) The Company pursuant to Section 8.1(d)(ii);

(ii) either Parent or the Company pursuant to Section 8.1(b)(i) or Section 8.1(b)(iii) or the Company pursuant to Section 8.1(d)(iii) (solely, in the case of Section 8.1(d)(iii), with respect to material covenant breaches), and in such case (A) after the execution of this Agreement and prior to the Parent Stockholders Meeting, a Parent Acquisition Proposal shall have been publicly disclosed and not withdrawn and (B) within twelve (12) months after such termination, any Parent Acquisition Proposal is consummated or Parent enters into a definitive agreement with respect to any Parent Acquisition Proposal that is subsequently consummated (provided that for purposes of this Section 8.3(b)(ii) the references to “twenty percent (20%)” in the definition of Company Acquisition Proposal shall be deemed to be references to “fifty percent (50%)”); or

(iii) Parent pursuant to Section 8.1(c)(i),

then, in any such case, Parent shall pay to the Company, by wire transfer of immediately available funds in accordance with wiring instructions delivered by Company to the Parent, a fee of $30,000,000 in cash (the “Parent Termination Fee”), in the case of clause (i), no later than two (2) Business Days after the date of such termination; in the case of clause (ii), prior to or concurrently with the execution of such definitive agreement; and, in the case of clause (iii), prior to or concurrently with such termination. Notwithstanding anything herein to the contrary, in no event shall Parent be required to pay to the Company a Parent Termination Fee more than once.

(c) Antitrust Termination Fee. If this Agreement is terminated by Parent or the Company pursuant to (i) Section 8.1(b)(ii) but only if the applicable Legal Restraint is final and non-appealable and arises in connection with the HSR Act or (ii) Section 8.1(b)(i) and at the time of such termination all conditions to Closing set forth in Section 7.1 and Section 7.2 (other than (1) the HSR Clearance and (2) any other condition that by its nature is to be satisfied at the Closing; provided that such conditions were then capable of being satisfied if the Closing had taken place) have been satisfied or waived, Parent shall pay to the Company, by wire transfer of immediately available funds in accordance with wiring instructions delivered by Company to the Parent, a fee of $35,000,000 in cash (the “Antitrust Termination Fee” and together with the Company Termination Fee and the Parent Termination Fee, each a “Termination Fee”), no later than two (2) Business Days after the date of such termination. In no event shall Parent be required to pay the Antitrust Termination Fee on more than one occasion and in no event shall Parent be required to pay the Parent Termination Fee if the Antitrust Termination Fee has been paid, or pay the Antitrust Termination Fee if the Parent Termination Fee has been paid.

(d) Each of the Parties agrees, on behalf of itself and its respective Affiliates, successors and assigns, that (i) the liabilities and damages that may be incurred or suffered by any Party in circumstances in which a Termination Fee is payable are uncertain and difficult to ascertain, (ii) any applicable Termination Fee shall be deemed to be a payment of liquidated damages and not a penalty and such amount and payment represents a reasonable estimate of probable liabilities and damages incurred or suffered by the receiving Party in these circumstances, and (iii) such Termination Fee is not excessive or unreasonably large, given the Parties’ intent and dealings with each other, and shall not be argued by any Party to be or be construed as a penalty, and each Party expressly waives any right to argue, assert or claim any of the foregoing in any dispute among the Parties and/or any of their respective Affiliates, successors or assigns, arising out of this Agreement.

(e) Other Agreements.

(i) The covenants and agreements under this Section 8.3 are an integral part of the transactions contemplated hereby, and without such covenants and agreements, the Parties would not have entered into this Agreement. If the Company or Parent fails to promptly pay promptly any Termination Fee due and payable pursuant to this Section 8.3 and in order to obtain such payment, Company or Parent (as applicable) commences an Action that results in a judgment against the other Party for any amount owed under this Section 8.3, the Company or Parent (as applicable) shall reimburse the prevailing Party for its reasonable costs and expenses (including reasonable attorneys’ fees) in connection with such Action, together with interest on such amount at the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received.

(ii) Notwithstanding anything herein to the contrary (including Section 8.2), if this Agreement is terminated under circumstances in which the Company or Parent (as applicable) is required to pay a Termination Fee and such fee is paid: (1) payment by such Party of its Termination Fee, together with any costs and expenses owed pursuant to Section 8.3(e)(i), shall be such Party’s sole and exclusive remedy for any Actions, Liabilities, and Losses suffered or incurred by such Party or any of its Affiliates or Representatives that may be based on this Agreement, arise out of this Agreement, or relate hereto or the negotiation, execution, performance, or subject matter hereof, or the termination hereof or any matter forming the basis for such termination, (2) upon payment of such Termination Fee, together with any costs and expenses owed pursuant to Section 8.3(e)(i), the Party paying the Termination Fee shall have no further Liability arising out of or related to this Agreement or the transactions contemplated hereby or the negotiation, execution, performance, or subject matter hereof, or the termination hereof or any matter forming the basis for such termination, (3) the receiving Party shall not have, and expressly waives and relinquishes, any other right, remedy, or recourse (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity) that may be based on this Agreement, arise out of this Agreement, or relate hereto or the negotiation, execution, performance, or subject matter hereof, or the termination hereof or any matter forming the basis for such termination, (4) the maximum aggregate Liability of the Company and its Affiliates and Representatives to Parent arising out of or related to this Agreement or the transactions contemplated hereby or the negotiation, execution, performance, or subject matter hereof, or the termination hereof or any matter forming the basis for such termination, shall not exceed the Company Termination Fee, together with any costs and expenses owed by the Company pursuant to Section 8.3(e)(i), and neither Parent nor any of its Affiliates and Representatives shall seek to recover monetary damages in excess of such amount, other than (in each case) any Liability for actual fraud, and (5) the maximum aggregate Liability of Parent and its Affiliates and Representatives to the Company arising out of or related to this Agreement or the transactions contemplated hereby or the negotiation, execution, performance, or subject matter hereof, or the termination hereof or any matter forming the basis for such termination, shall not exceed the Parent Termination Fee or the Antitrust Termination Fee, as applicable, together with any costs and expenses owed by Parent pursuant to Section 8.3(e)(i), and neither Parent nor any of its Affiliates and Representatives shall seek to recover monetary damages in excess of such amount, other than (in each case) any Liability for actual fraud.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Amendment and Modification. This Agreement may be amended, modified, and supplemented in any and all respects, whether before or after the Company Stockholder Approval or the Parent Stockholder Approval has been obtained, only by the written agreement of each of the Parties; provided, however, that this Agreement shall not be amended, modified, or supplemented after the Company Stockholder Approval or the Parent Stockholder Approval has been obtained unless, to the extent required by applicable Law or the rules and regulations of NYSE or NASDAQ, as applicable, approved by the Company Stockholders or the Parent Stockholders, as applicable.

Section 9.2 Extension; Waiver. At any time prior to the Effective Time, each Party may (a) extend the time for the performance of any obligation or other act of the other Parties, (b) waive any inaccuracies in the representations and warranties hereunder of the other Parties, or (c) subject to the proviso of Section 9.1, waive compliance with any covenant or agreement hereunder of the other Parties or any of its conditions to the Closing in Article VII; provided that any such extension or waiver shall be set forth in an instrument in writing signed on behalf of such extending or waiving Party. Except as required by applicable Law, no waiver hereof shall require the approval of the Company Stockholders or the Parent Stockholders. The failure of any Party to assert any of its rights hereunder or otherwise shall not be a waiver of such rights, and no single or partial exercise by any Party of any of its rights hereunder shall preclude any other or further exercise of such rights or any other rights hereunder.

Section 9.3 No Survival of Representations and Warranties. None of the representations and warranties, covenants and agreements herein or in any schedule, instrument, or other document delivered hereunder shall survive the consummation of the Merger, except for covenants and agreements that contemplate performance after the Effective Time or otherwise expressly by their terms survive the Effective Time.

Section 9.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (a) when delivered personally by hand, (b) when sent by electronic or facsimile transmission (with confirmation of transmission), or (c) one (1) Business Day following the day sent by an internationally recognized overnight courier, in each case, at the following addresses (or to such other address as a Party may have specified by notice given to the other Party under this provision):

(a)	if to Parent or Merger Sub, to:

MasterBrand, Inc.

3300 Enterprise Parkway, Suite 300

Beachwood, OH 44122

Attention:  Chief Legal Officer

Email:    legal@masterbrand.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, NY

Attention:  Marie Gibson and June Dipchand

Email:    marie.gibson@skadden.com

    june.dipchand@skadden.com

(b)	if to the Company, to:

American Woodmark Corporation

561 Shady Elm Road

Winchester, VA 22602

Attention:  Scott Culbreth, President and Chief Executive Officer

Email:     sculbreth@woodmark.com

with a copy (which shall not constitute notice) to:

McGuireWoods LLP

Gateway Plaza

800 East Canal Street

Richmond, VA 23219-3916

Attention:  James M. Anderson III

Email:    jmanderson@mcguirewoods.com

and

McGuireWoods LLP

201 North Tyron Street, Suite 3000

Charlotte, NC 28202

Attention:  John B. Hoke

E-mail:   jbhoke@mcguirewoods.com

Section 9.5 Counterparts. This Agreement may be executed in two (2) or more counterparts, all of which together shall be considered one and the same agreement and shall become effective when two (2) or more counterparts have been executed by each of the Parties and delivered to the other Parties (including by facsimile or via portable document format (pdf)), it being understood that all Parties need not sign the same counterpart.

Section 9.6 Entire Agreement; Third-Party Beneficiaries. This Agreement and the Confidentiality Agreement (a) are the entire agreement and supersede all prior agreements and understandings, both written and oral, among the Parties related to the subject matter hereof and thereof and (b) are not intended to confer any rights, benefits, remedies, or Liabilities on any Person other than the Parties and their respective successors and permitted assigns, except (i) following the Effective Time, (1) any cash in lieu of fractional shares pursuant to Section 3.3, and (2) any dividends or other distributions payable under Section 3.5(d), and (ii) as provided in Section 6.9(e).

Section 9.7 Severability. If any term, provision, covenant, or restriction hereof is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants, and restrictions hereof shall remain in full force and effect and shall in no way be affected, impaired, or invalidated. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 9.8 Assignment. Neither this Agreement nor any of the rights, interests, covenants, or agreements hereunder shall be assigned by any of the Parties, in whole or in part (whether by operation of Law or otherwise), without the prior written consent of the other Parties, and any such assignment without such consent shall be null and void, except that Merger Sub may assign, in its sole discretion, any or all of its rights, interests, and obligations hereunder to any entity that is wholly owned, directly or indirectly, by Parent; provided that no such assignment shall relieve the assigning Party of its obligations hereunder or impair or delay the consummation of the Merger or any of the other transactions contemplated hereby. This Agreement shall be binding on, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

Section 9.9 Applicable Law; Jurisdiction; WAIVER OF JURY TRIAL. This Agreement, and all Actions and causes of action (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity), that may be based on this Agreement, arise out of this Agreement, or relate hereto or the negotiation, execution, performance, or subject matter hereof, shall be governed by the Laws of the State of Delaware applicable to agreements made and to be performed solely therein, without giving effect to principles of conflicts of law. For any Action or cause of action arising out of or related to this Agreement or the transactions contemplated hereby or the negotiation, execution, performance, or subject matter hereof, each Party (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, to the extent such court does not have jurisdiction, the United States District Court for the District of Delaware or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware, (ii) agrees that all such Actions and causes of action shall be heard and determined exclusively pursuant to clause (i) of this Section 9.9, (iii) waives any objection to laying venue in any such Actions or cause of action in such courts, (iv) waives any objection that any such court is an inconvenient forum or does not have jurisdiction over any Party, and (v) agrees that service of process upon such Party in any such Action or cause of action shall be effective if such process is given as a notice under Section 9.4. EACH PARTY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR CAUSE OF ACTION THAT MAY BE BASED ON THIS AGREEMENT, ARISE OUT OF THIS AGREEMENT OR RELATE HERETO OR THE NEGOTIATION, EXECUTION, PERFORMANCE OR SUBJECT MATTER HEREOF.

Section 9.10 Remedies. The Parties acknowledge and agree that irreparable damage would occur in the event that any provision hereof was not performed under their specific terms or were otherwise breached and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that, at any time prior to the termination hereof under Article VIII, each Party shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches hereof by another Party and to enforce specifically the performance of the terms and provisions of this Agreement, without proof of actual damages (and each Party waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which a Party is entitled at law or in equity. Each Party further agrees not to assert (i) that a remedy of specific enforcement is unenforceable, invalid, contrary to Law, or inequitable for any reason or (ii) that a remedy of monetary damages would provide an adequate remedy for any such breach. If any Party brings any Action to enforce specifically the performance of terms and provisions of this Agreement prior to the valid termination of this Agreement, the Outside Date shall be automatically extended until such Action is fully and finally resolved. The Parties acknowledge and agree that in no event shall a party be entitled to (i) obtain both specific performance pursuant to this Section 9.10 and a Termination Fee or (ii) seek specific performance after a Termination Fee has been paid in full; provided that nothing herein shall prevent Parent from simultaneously seeking specific performance and, in the alternative, payment of the Company Termination Fee.

Section 9.11 Publicity. Parent and the Company shall consult with each other before issuing, and shall provide each other a reasonable opportunity to review and comment on (and reasonably consider such comments), any press release or any public statement primarily relating to this Agreement or the transactions contemplated hereby, in each case, except for (a) any action pursuant to and in compliance with Section 6.4, (b) any press release or other public statement that is consistent in all material respects with previous press releases or public statements made by a Party as permitted by this Section 9.11, including in investor conference calls, filings with the SEC (including communications filed pursuant to Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act), Q&As or other publicly disclosed documents, (c) as such Party may reasonably determine is required by applicable Law or the rules of NYSE or NASDAQ, as applicable (provided that, to the extent not prohibited by applicable Law or the rules of NYSE or NASDAQ, as applicable, and reasonably practicable, the disclosing Party under this clause (c) shall provide the non-disclosing Party a reasonable opportunity to review and comment on any such disclosure), or (d) in connection with any dispute between the Parties relating to this Agreement. Notwithstanding the foregoing, Parent and the Company shall issue a mutually acceptable initial joint press release announcing this Agreement.

Section 9.12 Expenses. Except as otherwise provided herein, all fees and expenses incurred by the Parties shall be borne solely by the Party that has incurred such fees and expenses, except that each of Parent and the Company shall be responsible for fifty percent (50%) of the filing or registration fees payable in connection with (a) the filing of the Form S-4 with the SEC and (b) the filing of the premerger notification and report forms under the HSR Act.

Section 9.13 Construction.

(a) No Strict Construction. The Parties agree that they have been represented by counsel during the negotiation and execution hereof and, therefore, waive the application of any applicable Law, holding, or rule of construction providing that ambiguities in a Contract or other document shall be construed against the Party drafting such Contract or document. Each Party has participated in the drafting and negotiation hereof. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of authorship of any provision hereof.

(b) Time Periods. When calculating the period of time prior to which, within which, or following which any act is to be done or step taken pursuant hereto, (i) the date that is the reference date in calculating such period shall be excluded and (ii) if the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day.

(c) Dollars. Unless otherwise specifically indicated, any reference herein to “$” means United States dollars.

(d) Gender and Number. Any reference herein to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(e) Articles, Sections, and Headings. When a reference is made herein to an Article or a Section, such reference shall be to an Article or a Section hereof unless otherwise indicated. The table of contents and headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation hereof.

(f) Include. Whenever the words “include,” “includes,” or “including” are used herein, they shall be deemed to be followed by the words “without limitation.”

(g) Hereof. The words “hereof,” “hereto,” “hereby,” “herein,” and “hereunder” and words of similar import when used herein shall refer to this Agreement as a whole and not to any particular provision hereof.

(h) Extent. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”

(i) Contracts; Laws. (i) Any Contract referred to herein or in the Disclosure Schedule means such Contract as from time to time amended, modified, or supplemented prior to the Closing, unless otherwise specifically indicated, and (ii) any Law defined or referred to herein means (1) such Law as from time to time amended, modified, or supplemented prior to the date hereof, unless otherwise specifically indicated, and (2) any rules and regulations promulgated under such Law by a Governmental Authority.

(j) Persons. References to a person are also to its successors and permitted assigns.

(k) Exhibits, Schedules and Disclosure Schedules. The Exhibits and Schedules hereto and the Disclosure Schedules are incorporated and made a part hereof and are an integral part hereof. The Disclosure Schedules shall be organized into sections that correspond to the Sections hereof. Any information disclosed in any section of a Disclosure Schedule corresponding to a Section in Article IV or Article V shall qualify such Section and any other Section in Article IV or Article V, as applicable, if the relevance of such information to such other Section is reasonably apparent on its face. Each capitalized term used in any Exhibit, Schedule or in the Disclosure Schedules but not otherwise defined therein has the meaning given to such term herein.

(l) Made Available. Any document or information shall be deemed to have been “made available” to Parent or the Company, as applicable, only if such document or information (i) was uploaded to the “ArcadiaDataroom” or “Maple Dataroom” electronic data room, respectively, maintained by in connection with the transactions contemplated hereby (including in any “clean room” areas of such data room) prior to 3:00 p.m., Eastern Time, on the date hereof or (ii) is publicly available on EDGAR.

(m) Or. Where the context permits, the word “or” shall not be exclusive and shall mean “and/or.”

Section 9.14 Definitions.

(a) As used herein, each of the following underlined and capitalized terms has the meaning specified in this Section 9.14(a):

“Action” means any suit, action, proceeding, inquiry, arbitration, mediation, audit, administrative charge or claim, hearing or subpoena, civil investigative demand, or other request for information (in each case, whether civil, criminal, administrative, investigative, formal or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority or mediator.

“Affiliate” means, with respect to any Person, another Person that directly or indirectly, through one (1) or more intermediaries, controls, is controlled by, or is under common control with such first Person; provided that, for purposes of the foregoing, “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

“Anti-Corruption Laws” means any Laws concerning or relating to bribery or corruption (governmental or commercial), including, without limitation, the U.S. Foreign Corrupt Practices Act of 1977, as amended, the U.K. Bribery Act 2010, and all national and international Laws enacted to implement the Organisation for Economic Cooperation and Development’s Convention on Combating Bribery of Foreign Officials in International Business Transactions.

“Antitrust Laws” means the HSR Act, the Sherman Antitrust Act of 1890, as amended, the Clayton Antitrust Act of 1914, as amended, and any other Laws that are designed to prohibit, restrict, or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Beneficially Own” means, for any Person with respect to any Equity Security, such Person’s having or sharing, directly or indirectly, through any Contract, relationship, or otherwise, (a) the power to vote, or to direct the voting of, such Equity Security or (b) the power to dispose of, or to direct the disposition of, such Equity Security, and shall otherwise be interpreted consistent with the term “beneficial ownership,” as defined in Rule 13d-3 under the Exchange Act.

“Benefit Plan” means each (a) employee benefit plan (as defined in Section 3(3) of ERISA), (b) bonus, stock option, stock purchase, restricted stock, equity or equity-based award, phantom equity, incentive, deferred compensation, retirement, pension, profit sharing, retiree medical, life insurance, supplemental retirement, vacation, medical, dental, vision, prescription or fringe benefit, relocation or expatriate benefit, perquisite, disability or sick leave benefit, employee assistance, supplemental unemployment benefit or other benefit plans, programs, arrangements, commitments, contracts, agreements and/or practices, and (c) employment, termination, severance, change in control, salary continuation, transaction bonus, retention or other plans, programs, arrangements, commitments, contracts, agreements, and/or practices, in each case, for active, retired or former employees, officers, directors, or natural person service providers, whether or not any such plans, programs, arrangements, commitments, contracts, agreements and/or practices (referred to in (a), (b) or (c) above) are in writing or are otherwise exempt from the provisions of ERISA.

“Business Day” means any day except a Saturday, a Sunday, or any other day on which the SEC or the banking institutions in New York, New York, are authorized or required by Law to be closed.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” means any collective bargaining agreement, labor agreement, or any other agreement or arrangement with a labor union, labor organization, or other employee representative body.

“Company Benefit Plan” means any Benefit Plan (a) to which any Company Entity is a party, (b) sponsored, maintained or contributed to, or required to be maintained or contributed to (or with respect to which an obligation to contribute has been undertaken) by any Company Entity, or (c) with respect to which any Company Entity or any of their ERISA Affiliates has or could reasonably be expected to have any Liability.

“Company Board” means the board of directors of the Company.

“Company Common Stock” means the common stock, no par value, of the Company.

“Company Disclosure Schedule” means the disclosure schedule delivered to Parent by the Company concurrently with the Company’s execution and delivery hereof.

“Company Entities” means the Company and the Company Subsidiaries.

“Company Equity Award” means each Company Stock Option, Company PSU, Company RSU and Company RSTU.

“Company Intellectual Property” means any Intellectual Property owned or purported to be owned, in whole or in part, by any of the Company Entities.

“Company IT Assets” means computers, computer systems, Software, firmware, middleware, software-as-a-service, servers, workstations, routers, hubs, switches, data communications lines, networks, platforms, interfaces, applications, websites and all other information technology equipment and systems, in each case, that are owned or used by any Company Entity.

“Company Material Adverse Effect” means any event, change, effect, development, or occurrence that (a) would prevent, materially delay, or materially impede the Company’s ability to consummate the Merger or (b) has a material adverse effect on the business, assets, Liabilities, condition (financial or otherwise), or results of operations of the Company Entities, taken as a whole; provided, however, that, solely for purposes of a Company Material Adverse Effect under this clause (b), any event, change, effect, development, or occurrence arising out of any of the following shall not be such a Company Material Adverse Effect or be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur:

(i) any change in general U.S. or global economic conditions;

(ii) any change in the general conditions of the building products industry or industries in which the Company operates;

(iii) any change in general U.S. or global regulatory, legislative or political conditions or in securities, credit, financial, debt or other capital markets in the United States or elsewhere in the world (including changes in interest or exchange rates, trade disputes or the imposition of trade restrictions, tariffs or similar taxes);

(iv) any change in applicable Law or GAAP (or authoritative interpretations or the enforcement thereof) after the date hereof;

(v) any change in geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage, or terrorism;

(vi) any pandemic, epidemic or disease outbreak or other comparable events;

(vii) any hurricane, earthquake, flood, or other natural disaster;

(viii) the public announcement, pendency, or anticipated consummation of the transactions contemplated by this Agreement;

(ix) any Company Stockholder Litigation; or

(x) any decline, in and of itself, in the trading price or trading volume of the Company Common Stock, any failure by the Company to meet any internal or published projections, forecasts, estimates, or predictions of revenues, earnings or other financial or operating metrics for any period or any reduction in the credit rating of the Company or any of the Company Subsidiaries (provided that any event, change, effect, development, or occurrence giving rise to or contributing to such decline, failure, or reduction that is not otherwise excluded from the definition of Company Material Adverse Effect may be a Company Material Adverse Effect and may be taken into account in determining whether a Company Material Adverse Effect has occurred or whether a Company Material Adverse Effect would reasonably be expected to occur); provided, however, that any event, change, effect, development, or occurrence referred to in clauses (i)–(vii) may be a Company Material Adverse Effect and may be taken into account in determining whether a Company Material Adverse Effect has occurred or whether a Company Material Adverse Effect would reasonably be expected to occur, in each case, to the extent that such event, change, effect, development, or occurrence has a disproportionate adverse effect on the Company Entities, taken as a whole, relative to the adverse effects thereof on other companies operating in the industries in which the Company Entities operate (in which case, only the incremental disproportionate adverse effect may be taken into account when determining whether a Company Material Adverse Effect has occurred, or whether a Company Material Adverse Effect would reasonably be expected to occur).

“Company PSU” means each restricted stock unit subject to vesting based on service and performance goals granted pursuant to either of the Company Stock Plans.

“Company Registered Intellectual Property” means all Company Intellectual Property that is registered or subject to a pending application for registration with a Governmental Authority.

“Company RSU” means each restricted stock unit subject to vesting solely based on service (and not on performance) granted pursuant to either of the Company Stock Plans.

“Company RSTU” means each cash-settled restricted stock tracking unit granted pursuant to either of the Company Stock Plans.

“Company Software” means all Software that is owned or purported to be owned by, or used or held for use in the conduct of the business of, the Company Entities.

“Company Stock Options” means each option to purchase shares of Company Common Stock granted pursuant to either of the Company Stock Plans.

“Company Stock Plan” means (a) the American Woodmark Corporation 2016 Employee Stock Incentive Plan, as amended, and (b) the American Woodmark Corporation 2023 Employee Stock Incentive Plan, as amended.

“Company Stockholders” means the holders of Company Common Stock.

“Company Subsidiary” means each of the Subsidiaries of the Company, as listed on Section 4.1(c) of the Company Disclosure Schedule.

“Confidentiality Agreement” means the Confidentiality Agreement, dated April 25, 2025, by and between Parent and the Company.

“Constituent Documents” means, for any Person, the charter, the certificate or articles of incorporation or formation, bylaws, limited liability company or operating agreement or comparable organizational documents of such Person, as the same may be amended, supplemented or otherwise modified from time to time.

“Contract” means any written or oral agreement, commitment, instrument, note, bond, debenture, mortgage, indenture, deed of trust, license, lease, or other binding obligation or arrangement, and, as used herein, “Contract” shall include any series of related agreements, commitments, instruments, notes, bonds, debentures, mortgages, indentures, deeds of trust, licenses, or leases. All purchase orders made under or pursuant to a master agreement shall, together with such master agreement, constitute a Contract.

“Customs and Trade Laws” means all applicable export, import, customs and trade, and anti-boycott Laws or programs administered, enacted or enforced by any Governmental Authority, including but not limited to: (a) the U.S. Export Administration Regulations, the U.S. International Traffic in Arms Regulations, and the import Laws administered by U.S. Customs and Border Protection; (b) the anti-boycott Laws administered by the U.S. Departments of Commerce and Treasury; and (c) any other similar export, import, anti-boycott, or other customs and trade Laws or programs in any relevant jurisdiction.

“Disclosure Schedule” means the Company Disclosure Schedule or the Parent Disclosure Schedule.

“DOJ” means the United States Department of Justice.

“EDGAR” means the SEC’s Electronic Data Gathering, Analysis and Retrieval (EDGAR) database.

“Environmental Claim” means any Action or investigation alleging liability relating to or arising out of any Environmental Law or Environmental Permit, including those relating to an actual or alleged Release of, or human exposure to, any Hazardous Materials or violation of any Environmental Law or Environmental Permit.

“Environmental Laws” means all Laws relating to pollution or protection of the environment or (to the extent relating to exposure to Hazardous Materials) human health and safety, including laws relating to releases or threatened releases of Hazardous Materials into the indoor or outdoor environment (including air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, release, transport, reporting or handling of Hazardous Materials and all Laws relating to endangered or threatened species of fish, wildlife and plants, and the management or use of natural resources.

“Environmental Permit” means any Permit required or issued pursuant to applicable Environmental Laws.

“Equity Securities” means, for any Person, any (a) shares or units of capital stock or voting securities, membership or limited liability company interests or units, partnership interests or other ownership interests (whether voting or nonvoting) in such Person, (b) other interest or participation (including phantom shares, units or interests or stock appreciation rights) in such Person that confers on the holder thereof the right to receive a share of the profits and losses of, or distribution of assets of, such Person or a payment from such Person based on or resulting from the value or price of any of the interests in the foregoing clause (a), (c) subscriptions, calls, warrants, options, market stock units, stock performance units, restricted stock units, derivative contracts, forward sale contracts or commitments of any kind or character relating to, or entitling any Person or entity to purchase or otherwise acquire any of the interests in the foregoing clauses (a) and (b) from such Person, or (d) securities convertible into or exercisable or exchangeable for any of the interests in the foregoing clauses (a)–(c).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, for any Person, each trade or business, whether or not incorporated, that, together with such Person, would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA or Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934.

“Existing Company Credit Facility” means the Company’s Second Amended and Restated Credit Agreement, dated as of October 10, 2024, among the Company, the lenders party thereto from time to time, and Wells Fargo National Bank, as administrative agent, as amended or supplemented prior to the date hereof.

“FTC” means the United States Federal Trade Commission.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any U.S. or foreign federal, state, provincial or local governmental authority, court, government or self-regulatory organization, commission, arbitrator (public or private), tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

“Hazardous Materials” means (a) any petrochemical or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls, radon gas, and per- and polyfluoroalkyl substances (including PFAs, PFOA, PFOS, Gen X, and PFBs), (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “restricted hazardous materials,” “extremely hazardous substances,” “toxic substances,” “contaminants” or “pollutants” or words of similar meaning and regulatory effect, or (c) any other chemical, material or substance, which is controlled, limited, or regulated by any applicable Environmental Law or which may result in liability under any applicable Environmental Law arising from injury to persons, property or resources.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” means, for any Person, (a) the aggregate indebtedness for borrowed money, including any accrued interest, fees and cost or penalty associated with prepaying such indebtedness and any such obligations evidenced by bonds, debentures, notes or similar obligations, (b) obligations under any sale and leaseback transaction, synthetic lease, (c) obligations related to hedging, swaps or similar arrangements and (d) all guarantee obligations of such Person for obligations of the kind referred to in the foregoing clauses (a)–(c).

“Intellectual Property” means all intellectual property rights throughout the world, including all U.S. and foreign (a) patents, patent applications, statutory invention registrations, invention disclosures and all related continuations, continuations-in-part, divisionals, reissues, reexaminations, substitutions, renewals and extensions thereof, (b) trademarks, service marks, corporate names, trade names, domain names, social media accounts, usernames and other online identifiers, logos, certification marks, brand names, slogans, trade dress, design rights and other similar designations of source or origin (in each case, whether registered or unregistered), together with the goodwill symbolized by any of the foregoing, (c) copyrights (whether registered or unregistered), any equivalent rights in published and unpublished works of authorship regardless of the medium and copyrightable subject matter, databases and database rights, and rights data and in collections of data, (d) trade secrets and other confidential information, ideas, know-how, inventions, proprietary processes, and information, formulae, models and methodologies, (e) all computer programs, software (whether source code, object code, or other form), algorithms, architecture, scripts, data files, plugins, libraries, tools and APIs including any implementations, databases, or compilations thereof (“Software”), and (f) all applications and registrations for any of the foregoing.

“IRS” means the United States Internal Revenue Service or any successor agency thereto.

“Knowledge” means the actual knowledge of (a) for Parent, the individuals listed in Section 9.14(a) of the Parent Disclosure Schedule under the heading “Knowledge” (the “Parent Knowledge Persons”) and (b) for the Company, the individuals listed in Section 9.14(a) of the Company Disclosure Schedule under the heading “Knowledge” (the “Company Knowledge Persons”), in each case, after due inquiry; provided that none of the Parent Knowledge Persons or Company Knowledge Persons shall have any personal liability or obligations arising out of this Agreement or the transactions contemplated hereby regarding such knowledge.

“Laws” means any law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, Order, or other similar requirements enacted, adopted, promulgated, or issued by a Governmental Authority (including all Antitrust Laws and Environmental Laws).

“Lien” means any lien, security interest, deed of trust, mortgage, pledge, encumbrance, restriction on transfer, proxies, voting trusts or agreements, hypothecation, assignment, claim, right of way, defect in title, encroachment, easement, restrictive covenant, charge, deposit arrangement or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any restriction on the voting interest of any security, any restriction on the transfer of any security (except for those imposed by applicable securities Laws) or other asset or any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Loss” means any loss, damage, Liability, deficiency, claim, interest, award, judgment, penalty, cost, or expense.

“NASDAQ” means the Nasdaq Stock Market or any successor thereto.

“NYSE” means the New York Stock Exchange or any successor thereto.

“Order” means any order, writ, injunction, decree, judgment, award, settlement or stipulation issued, promulgated, made, rendered or entered into by, with or under any Governmental Authority (in each case, whether temporary, preliminary or permanent).

“Parent Benefit Plan” means any Benefit Plan (a) to which any Parent Entity is a party, (b) sponsored, maintained or contributed to, or required to be maintained or contributed to (or with respect to which an obligation to contribute has been undertaken), by any Parent Entity or (c) with respect to which any Parent Entity or any of their ERISA Affiliates has any Liability.

“Parent Board” means the board of directors of Parent.

“Parent Common Stock” means the common stock, par value $0.01 per share, of Parent.

“Parent Disclosure Schedule” means the disclosure schedule delivered to the Company concurrently with Parent’s execution and delivery hereof.

“Parent Entities” means Parent and the Parent Subsidiaries.

“Parent Equity Award” means each Parent Stock Option, Parent RSU, and Parent Performance Share Award.

“Parent Intellectual Property” means any Intellectual Property owned or purported to be owned, in whole or in part, by any of the Parent Entities.

“Parent IT Assets” means computers, computer systems, Software, firmware, middleware, software-as-a-service, servers, workstations, routers, hubs, switches, data communications lines, networks, platforms, interfaces, applications, websites and all other information technology equipment and systems, in each case, that are owned or used by any Parent Entity.

“Parent Material Adverse Effect” means any event, change, effect, development, or occurrence that (a) would prevent, materially delay, or materially impede Parent’s ability to consummate the Merger or (b) has a material adverse effect on the business, assets, Liabilities, condition (financial or otherwise), or results of operations of the Parent Entities, taken as a whole; provided, however, that, solely for purposes of a Parent Material Adverse Effect under this clause (b), any event, change, effect, development, or occurrence arising out of any of the following shall not be such a Parent Material Adverse Effect or be taken into account in determining whether a Parent Material Adverse Effect has occurred or would reasonably be expected to occur:

(i) any change in general U.S. or global economic conditions;

(ii) any change in the general conditions of the building products industry or industries in which Parent and the Parent Subsidiaries operate;

(iii) any change in general U.S. or global regulatory, legislative or political conditions or in securities, credit, financial, debt or other capital markets in the United States or elsewhere in the world (including changes in interest or exchange rates, trade disputes or the imposition of trade restrictions, tariffs or similar taxes);

(iv) any change in applicable Law or GAAP (or authoritative interpretations or the enforcement thereof) after the date hereof;

(v) any change in geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage, or terrorism;

(vi) any pandemic, epidemic or disease outbreak or other comparable events;

(vii) any hurricane, earthquake, flood, or other natural disaster;

(viii) the public announcement, pendency, or anticipated consummation of the transactions contemplated by this Agreement;

(ix) any Stockholder Litigation with respect to Parent or Merger Sub; or

(x) any decline, in and of itself, in the trading price or trading volume of the Parent Common Stock, any failure by Parent to meet any internal or published projections, forecasts, estimates, or predictions of revenues, earnings, or other financial or operating metrics for any period, or any reduction in the credit rating of Parent or any of the Parent Subsidiaries (provided that any event, change, effect, development, or occurrence giving rise to or contributing to such decline, failure, or reduction that is not otherwise excluded from the definition of Parent Material Adverse Effect may be a Parent Material Adverse Effect and may be taken into account in determining whether a Parent Material Adverse Effect has occurred or whether a Parent Material Adverse Effect would reasonably be expected to occur); provided, however, that any event, change, effect, development, or occurrence referred to in clauses (i)–(vii) may be a Parent Material Adverse Effect and may be taken into account in determining whether a Parent Material Adverse Effect has occurred or whether a Parent Material Adverse Effect would reasonably be expected to occur, in each case, to the extent that such event, change, effect, development or occurrence has a disproportionate adverse effect on the Parent Entities, taken as a whole, relative to the adverse effects thereof on other companies operating in the industries in which the Parent Entities operate (in which case, only the incremental disproportionate adverse effect may be taken into account when determining whether a Parent Material Adverse Effect has occurred, or whether a Parent Material Adverse Effect would reasonably be expected to occur).

“Parent Performance Share Award” means each performance share award granted pursuant to the Parent Stock Plan.

“Parent Registered Intellectual Property” means all Parent Intellectual Property that is registered or subject to a pending application for registration with a Governmental Authority.

“Parent RSU” means each restricted stock unit granted pursuant to the Parent Stock Plan.

“Parent Software” means all Software that is owned or purported to be owned by, or used or held for use in the conduct of the business of, the Parent Entities.

“Parent Specified Debt Agreements” means that certain (x) Amended and Restated Credit Agreement, dated as of June 27, 2024 (as amended, restated, amended and restated, extended, supplemented, or otherwise modified from time to time), among Parent, the lenders party thereto from time to time, and JPMorgan Chase Bank, N.A., as administrative agent, and (y) Indenture, dated as of June 27, 2024, as supplemented by the Supplemental Indenture, dated as of December 11, 2024, by and among Parent, the subsidiary guarantors party thereto and U.S. Bank Trust Company, National Association, as trustee, paying agent and registrar, relating to the Company’s 7.00% Senior Notes due 2032 issued in an initial aggregate principal amount of $700.0 million.

“Parent Stock Issuance” means the issuance of shares of Parent Common Stock in connection with the Merger.

“Parent Stock Option” means each option to purchase shares of Parent Common Stock granted pursuant to the Parent Stock Plan.

“Parent Stock Plan” means the Parent’s 2022 Long-Term Incentive Plan.

“Parent Stockholder Approval” means the affirmative vote at the Parent Stockholders Meeting, with respect to the Parent Stock Issuance, of the holders of a majority of the total number of votes of Parent Common Stock represented and entitled to vote thereon.

“Parent Stockholders” means the holders of Parent Common Stock.

“Parent Subsidiary” means any Subsidiary of Parent (excluding the Company Entities).

“Permit” means any permit, license, registration, certificate, franchise, qualification, waiver, authorization, approval, or similar right issued, granted, or obtained by or from any Governmental Authority.

“Permitted Liens” means (a) statutory Liens for material Taxes, assessments or other governmental charges (i) not yet due or payable or that are being contested in good faith by appropriate proceedings or (ii) that are due but not yet delinquent and for which adequate reserves have been established in accordance with GAAP, (b) Liens or imperfections of title relating to Liabilities reflected in (i) for any Company Entity, the Company SEC Financial Statements or (ii) for any Parent Entity, the Parent SEC Financial Statements, in each case, publicly filed prior to the date hereof, (c) for any Company Entity, Liens under the Existing Company Credit Facility that will be removed at or before the Closing, (d) for any real property, defects or imperfections of title, easements, covenants, rights of way, restrictions and encumbrances that are of public record as of the date hereof that do not, individually or in the aggregate, materially impair the continued ownership (or leasing or licensing, as applicable), use and operation of the property to which they relate in the business as currently conducted, (e) mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar Liens granted or that arise in the ordinary course of business, (f) zoning, subdivision, and other applicable Laws, ordinances and regulations that do not, individually or in the aggregate, materially impair the continued ownership (or leasing or licensing, as applicable), use and operation of the property to which they relate in the business as currently conducted, (g) non-exclusive licenses of Intellectual Property granted in the ordinary course of business.

“Person” means any natural person, corporation, partnership, limited liability company, association, trust, or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Personal Information” means (a) any data and other information that relates to or is reasonably capable of identifying a natural person, directly or indirectly, and (b) any data or information that is considered “personal data,” “personal information,” “personally identifiable information,” “nonpublic personal information” or any similar term under any applicable Law.

“Privacy Requirements” means (a) each Law applicable to privacy, information security, data protection or the Processing of Personal Information, together with any guidance issued by a Governmental Authority that pertains to any such applicable Law; (b) all binding industry standards (including, if applicable, the Payment Card Industry Data Security Standard (PCI DSS)); (c) all internal and public-facing policies relating to privacy, information security, data protection or the Processing of Personal Information; and (d) obligations in any Contract relating to privacy, information security, data protection or the Processing of Personal Information.

“Process” or “Processing” means, with respect to data (including Personal Information), any operation or set of operations performed on data, whether or not by automatic means, such as the receipt, collection, retention, retrieval, use, access, storage, recording, organization, structuring, adaptation or alteration, combination, analysis, processing, monitoring, recording, distribution, dissemination, transfer, transmission, import, export, protection (including security measures), maintenance, creation, erasure, disposal, destruction or disclosure of or other activity regarding such information.

“Real Property” means Leased Real Property and Owned Real Property.

“Release” means any release, spill, emission, leaking, pumping, emitting, depositing, discharging, injecting, escaping, leaching, dispersing, dumping, pouring, disposing or migrating into, onto or through the environment (including air, surface water, ground water, land surface or subsurface strata).

“Representatives” means, for any Person, such Person’s officers, directors, employees, consultants, agents, financial advisors, attorneys, accountants, other advisors and other representatives.

“Sanctioned Jurisdiction” means, at any time, a country or territory that is itself the subject or target of comprehensive Sanctions (at the time of this Agreement, Iran, Cuba, Syria, North Korea, the Crimea, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic regions of Ukraine, and the non-government controlled oblasts of Zaporizhzhia and Kherson).

“Sanctioned Person” means any Person that is the subject or target of Sanctions or party-specific export controls, including any Person (a) appearing on any list of any Sanctions or export-control-related list of restricted Persons maintained by the U.S. Department of the Treasury, the U.S. Department of State, or the U.S. Department of Commerce; (b) any Person located, organized, or ordinarily resident in a Sanctioned Jurisdiction.

“Sanctions” means the economic, trade or financial sanctions Laws, embargoes or restrictive measures administered, enacted or enforced from time to time by the United States.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Subsidiary” means, for any Person, any corporation, limited liability company, partnership or other entity, whether incorporated or unincorporated, (a) of which at least a majority of the Equity Securities is Beneficially Owned or, directly or indirectly, controlled by such Person or by any one (1) or more of its Subsidiaries or by such Person and one (1) or more of its Subsidiaries.

“Tax Authority” means any Governmental Authority responsible for the imposition or collection of any Tax, including the IRS.

“Tax Return” means any report, return, document, declaration or other information filed or required to be filed with any Governmental Authority related to Taxes (whether or not a payment is required to be made related to such filing), including information returns and any schedule or attachment thereto, and including any amendments thereof.

“Taxes” means any and all federal, state, local, non-U.S. or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto, whether disputed or not) imposed by any Governmental Authority, including taxes or other similar charges on or related to income, business, franchises, windfall or other profits, gross receipts, property, capital, sales, use, transfer, inventory, license, capital stock, payroll, employment, unemployment, social security, workers’ compensation, severance, stamp, occupation, premium or net worth, occupancy, gift, estate, recording, lease, turnover, welfare, fuel, natural resources, production, environmental, disability, registration, alternative or add-on minimum, base erosion minimum, and taxes or other similar charges in the nature of excise, withholding, ad valorem, value added, estimated taxes or custom duties and tariffs.

“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any similar foreign, state or local law.

“Willful Breach” means a material breach of, or a material failure to perform that is the consequence of an act or omission by a Party with the actual knowledge of the Parent Knowledge Persons or Company Knowledge Persons, as applicable, that the taking of such act or failure to take such act would, or would reasonably be expected to, cause such material breach or material failure.

(b) In addition to the defined terms in Section 9.14(a), as used herein, each capitalized term listed below has the meaning specified in the Section set forth opposite such term.

Acceptable Company Confidentiality Agreement	Section 6.4(g)(i)
Acceptable Parent Confidentiality Agreement	Section 6.5(g)(i)
Adjusted PSU	Section 3.7(c), Section 3.7(d)
Agreement	Preamble
Antitrust Termination Fee	Section
Articles of Merger	Section 1.2(b)
Assumed Equity Awards	Section 3.7(f)
Assumed RSU	Section 3.7(b)
Bankruptcy and Equitable Exceptions	Section 4.3(a)
Book-Entry Share	Section 3.1(b)
Capitalization Date	Section 4.2(b)
Certificate	Section 3.1(b)
Closing	Section 1.1
Closing Date	Section 1.1
Company	Preamble
Company Acquisition Proposal	Section 6.4(g)(ii)
Company Balance Sheet	Section 4.6(a)
Company Balance Sheet Date	Section 4.6(a)
Company Capital Stock	Section 4.2(a)
Company Change of Recommendation	Section 6.4(d)
Company Designees	Section 2.3(a)
Company Directors	Section 6.17
Company Financial Advisor	Section 4.21
Company Indemnification Agreements	Section 6.9(a)
Company Intervening Event	Section 6.4(g)(iii)
Company Knowledge Persons	Def. of ‘Knowledge’
Company Leased Real Property	Section 4.13(c)
Company Material Adverse Effect	Section 7.2(a)
Company Material Contract	Section 4.15(a)
Company Policy	Section 4.18(c)
Company Preferred Stock	Section 4.2(a)
Company Qualified Plan	Section 6.13(c)
Company Real Property Lease	Section 4.13(c)
Company Recommendation	Section 4.3(b)
Company Recommendation Change Notice	Section 6.4(e)(i)(3)
Company Record Date	Section 6.3(c)
Company SEC Documents	Section 4.5(a)
Company SEC Financial Statements	Section 4.5(b)

Company Stockholder Approval	Section 4.3(a)
Company Stockholders Meeting	Section 6.3(c)
Company Termination Fee	Section
Consent	Section 4.4(b)
Continuing Employee	Section 6.13(a)
Converted Share	Section 3.1(a)(i)
Effective Time	Section 1.2(b)
Exchange Agent	Section 3.5(a)
Exchange Fund	Section 3.5(b)(i)
Exchange Ratio	Section 3.1(a)(i)
Filing	Section 4.4(b)
Form S-4	Section 6.3(a)
Form S-4 Effectiveness Time	Section 6.3(b)
HSR Clearance	Section 7.1(e)
Indemnified Person	Section 6.9(g)
Intended Tax Treatment	Recitals
Joint Proxy Statement	Section 6.3(a)
Legal Restraint	Section 7.1(c)
Liabilities	Section 4.6(a)
Material Customer	Section 4.15(a)(ii)
Material Supplier	Section 4.15(a)(ii)
Maximum Amount	Section 6.9(c)
Merger Consideration	Section 3.1(a)(i)
Merger Sub	Preamble
Outside Date	Section 8.1(b)(i)
Outstanding Company Equity Securities	Section 4.2(b)
Outstanding Parent Equity Securities	Section 5.2(b)
Owned Real Property	Section 4.13(b)
Parent	Preamble
Parent Acquisition Proposal	Section 6.5(g)(ii)
Parent Balance Sheet	Section 5.6(a)
Parent Balance Sheet Date	Section 5.6(a)
Parent Capital Stock	Section 5.2(a)
Parent Change of Recommendation	Section 6.5(d)
Parent Designees	Section 2.3(a)
Parent Intervening Event	Section 6.5(g)(iii)
Parent Knowledge Persons	Def. of ‘Knowledge’
Parent Material Adverse Effect	Section 7.3(a)
Parent Material Contract	Section 4.15(a)
Parent Plans	Section 6.13(b)
Parent Qualified Plan	Section 6.13(c)
Parent Recommendation	Section 5.3(b)
Parent Recommendation Change Notice	Section 6.5(e)(i)(3)
Parent Record Date	Section 6.3(d)
Parent SEC Documents	Section 5.5(a)
Parent SEC Financial Statements	Section 5.5(b)

Parent Stockholders Meeting	Section 6.3(d)
Parent Termination Fee	Section
Parent Welfare Company Benefit Plans	Section 6.13(b)
Parties	Preamble
Payoff Amount	Section 6.10(a)
Payoff Letter	Section 6.10(a)
Pre-Signing Company Reports	Article IV
Pre-Signing Parent Reports	Article V
Regulatory Action	Section 6.8(d)
SCC	Section 1.2(b)
Software	Def. of ‘Intellectual Property’
Stock Award Reference Date	Section 6.14
Stockholder Litigation	Section 6.15
Superior Company Acquisition Proposal	Section 6.4(g)(iv)
Superior Parent Acquisition Proposal	Section 6.5(g)(iv)
Surviving Corporation	Section 1.2(a)
Takeover Laws	Section 4.3(c)
Transfer Taxes	Section 6.16(f)
VSCA	Recitals

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, each of the undersigned has duly executed and delivered this Agreement all as of the date first written above.

MASTERBRAND, INC.

By:	/s/ R. David Banyard, Jr.
Name: R. David Banyard, Jr.
Title: President and Chief Executive Officer

MAPLE MERGER SUB, INC.

By:	/s/ R. David Banyard, Jr.
Name: R. David Banyard, Jr.
Title: President

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

IN WITNESS WHEREOF, each of the undersigned has duly executed and delivered this Agreement all as of the date first written above.

AMERICAN WOODMARK CORPORATION

By:	/s/ Scott Culbreth
Name: Scott Culbreth
Title: President and Chief Executive Officer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

Exhibit A

Plan of Merger

merging

Maple Merger Sub, Inc.,

a Virginia corporation

with and into

American Woodmark Corporation,

a Virginia corporation

ARTICLE I

THE MERGER

Section 1.1 The Merger.

(a) Surviving Corporation. On the terms and subject to the conditions set forth in this Plan of Merger and in accordance with the Virginia Stock Corporation Act (the “VSCA”), Maple Merger Sub, Inc., a Virginia corporation (“Merger Sub”), shall be merged with and into American Woodmark Corporation, a Virginia corporation (the “Company”), at the Effective Time (the “Merger”), and the separate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

(b) Effective Time. The parties to the Merger shall file with the State Corporation Commission of the Commonwealth of Virginia (the “SCC”) articles of merger relating to the Merger containing this Plan of Merger attached as an exhibit thereto (the “Articles of Merger”), executed and acknowledged in accordance with Section 13.1-720 of the VSCA, and shall make all other filings or recordings required under the VSCA or by the SCC in connection with the Merger. The Merger shall become effective at the time that the SCC issues its certificate of merger with respect to the Articles of Merger, or at such later time or date as Parent and the Company shall agree in writing and specify in the Articles of Merger; provided, however, that in no event shall such time or date be more than 15 days following the filing of the Articles of Merger with the SCC (the time the Merger becomes effective being the “Effective Time”).

(c) Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in Section 13.1-721 of the VSCA. The effects of the Merger on the capital stock of the Company and Merger Sub shall be as set forth in Article II.

(d) Articles of Incorporation and Bylaws. At the Effective Time, (i) the articles of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated in its entirety as set forth in Exhibit A attached hereto and as so amended and restated shall be the articles of incorporation of the Surviving Corporation from and after the Effective Time; and (ii) the bylaws of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated in their entirety to be the same as the bylaws of Merger Sub in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be “American Woodmark Corporation” and, as so amended and restated, shall be the bylaws of the Surviving Corporation from and after the Effective Time.

ARTICLE II

EFFECT ON CAPITAL STOCK OF THE MERGER

Section 2.1 Effect on Capital Stock of the Company and Merger Sub.

(a) At the Effective Time, by virtue of the Merger and without any action by any Party or any other Person:

(i) each share of common stock, no par value, of the Company (the “Company Common Stock”) issued and outstanding immediately prior to the Effective Time (each, a “Converted Share”) shall be (1) automatically canceled and shall cease to exist and (2) converted into the right to receive, subject to Section 2.3, 5.15 (such ratio, as may be adjusted under Section 2.2, the “Exchange Ratio”) validly issued, fully paid and non-assessable shares of Parent Common Stock (the “Merger Consideration”); and

(ii) each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b) From and after the Effective Time, each holder of (i) a certificate that immediately prior to the Effective Time represented any share of Company Common Stock (each, a “Certificate”) or (ii) any share of Company Common Stock held in book-entry form (each, a “Book-Entry Share”) shall cease to have any rights with respect thereto, except the right to receive (i) the Merger Consideration, (ii) any cash in lieu of fractional shares under Section 2.3, and (iii) any dividends or other distributions payable under the Agreement.

Section 2.2 Certain Adjustments. Notwithstanding anything herein to the contrary, if, from the date hereof until the Effective Time, the outstanding shares of Parent Common Stock or Company Common Stock or the securities convertible into or exercisable for shares of Parent Common Stock or shares of Company Common Stock are changed into a different number of shares or a different class by reason of any reclassification, stock split (including a reverse stock split), recapitalization, split-up, combination, exchange of shares, readjustment or other similar transaction, or if a stock dividend on the outstanding shares of Parent Common Stock or Company Common Stock shall be declared with a record date within such period, then the Exchange Ratio and any other similarly dependent items, as the case may be, shall be appropriately adjusted to provide Parent and the holders of Company Common Stock (including Company Equity Awards) the same economic effect as contemplated by Section 2.1 and Section 2.6 prior to such event. Nothing in this Section 2.2 shall be construed to permit any Party to take any action that is otherwise prohibited or restricted by any other provision of this Plan of Merger.

Section 2.3 Fractional Shares. No certificate or scrip representing fractional shares of Parent Common Stock shall be issued upon the conversion of any Converted Share into the right to receive the Merger Consideration under Section 2.1(a)(i), and such fractional shares shall not entitle the holder thereof to (a) any whole or fractional share of Parent Common Stock, (b) vote any whole or fractional share of Parent Common Stock, or (c) any other rights of a holder of shares of Parent Common Stock. Each holder of Converted Shares that otherwise would have been entitled to receive a fraction of a share of Parent Common Stock under Section 2.1(a)(i) shall, in lieu thereof, be entitled to receive from the proceeds from the sales on NYSE by the Exchange Agent of aggregated fractional shares, rounded to the nearest whole cent and without interest, an amount equal to such holder’s proportionate interest in the proceeds from such sales.

Section 2.4 No Appraisal Rights. In accordance with Section 13.1-730 of the VSCA, no appraisal rights shall be available to the holders of Company Common Stock in connection with the Merger.

Section 2.5 Exchange of Company Common Stock

(a) Prior to the Effective Time, Parent shall enter into a customary exchange agent agreement with a financial institution designated by Parent and reasonably acceptable to the Company (the “Exchange Agent”).

(b) (i) At or prior to the Effective Time, Parent shall deposit (or cause to be deposited) with the Exchange Agent the aggregate number of shares of Parent Common Stock into which Converted Shares are to be converted under Section 2.1(a)(i) and (ii) after the Effective Time, on the appropriate payment date, if applicable, Parent shall deposit or cause to be deposited with the Exchange Agent an amount of cash equal to the amount of any dividends or other distributions payable under the Agreement on the shares of Parent Common Stock deposited under the foregoing clause (i) (such shares of Parent Common Stock and cash (if any) deposited with the Exchange Agent under the foregoing clauses (i) and (ii), the “Exchange Fund”). The Parties intend that the Exchange Agent shall deliver the Merger Consideration to the holders of Converted Shares out of the Exchange Fund pursuant to the exchange agent agreement contemplated by Section 2.5(a). The Parties intend that the Exchange Fund shall not be used for any purpose other than in accordance with this Section 2.5.

Section 2.6 Stock-Based Awards.

(a) Company Stock Options. As of the Effective Time, each Company Stock Option that is outstanding immediately prior to the Effective Time shall, without any further action on the part of the holder thereof, be assumed by Parent and become, as of the Effective Time, an option (each, an “Assumed Stock Option”) to purchase, on the same terms and conditions (including applicable vesting, exercise and expiration provisions, but excluding performance based vesting conditions applicable to such Company Stock Option immediately prior to the Effective Time, which shall cease to apply from and after the Effective Time) as applicable to each such Company Stock Option as of immediately prior to the Effective Time, shares of Parent Common Stock, except that (i) the number of shares of Parent Common Stock subject to such Assumed Stock Option shall equal the product of (x) the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time with the achievement of the applicable performance metrics for any open performance period determined based on actual performance through the Effective Time, as determined reasonably and in good faith by the Compensation Committee of the Company Board and subject to Parent’s approval, multiplied by (y) the Exchange Ratio, rounded down to the nearest whole share, and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such

Assumed Stock Option shall equal the quotient determined by dividing (x) the exercise price per share of Company Common Stock at which such Company Stock Option was exercisable immediately prior to the Effective Time by (y) the Exchange Ratio, rounded up to the nearest whole cent. Notwithstanding anything to the contrary set forth in this Section 2.6(a), to the extent that any Company Stock Option is not earned based on the achievement of actual performance as determined in accordance with this Section 2.6(a), such Company Stock Option shall, as of immediately prior to the Effective Time, be automatically cancelled without consideration therefor and shall be of no further force and effect.

(b) Company RSUs.

(i) Immediately prior to the Effective Time, each Company RSU that, pursuant to its terms as in effect as of the date hereof, provides for automatic accelerated vesting upon the consummation of the transactions contemplated hereby shall, without any further action on the part of the holder thereof, be converted as of the Effective Time into the right to receive a number of shares of Parent Common Stock equal to the product of (i) the number of shares of Company Common Stock subject to such Company RSU immediately prior to the Effective Time, multiplied by (ii) the Exchange Ratio (with a cash payment in respect of any fractional shares in accordance with Section 2.3)), less applicable Tax withholdings.

(ii) As of the Effective Time, each Company RSU (other than Company RSUs that are covered by Section 2.6(b)(i)) outstanding immediately prior to the Effective Time shall, without any further action on the part of the holder thereof, be converted into a restricted stock unit with respect to shares of Parent Common Stock (each, an “Assumed RSU”) with the same terms and conditions as were applicable to such Company RSU immediately prior to the Effective Time (including with respect to vesting and termination-related provisions), except that such Assumed RSU shall relate to such number of shares of Parent Common Stock as is equal to the product of (i) the number of shares of Company Common Stock subject to such Company RSU immediately prior to the Effective Time, multiplied by (ii) the Exchange Ratio, with any fractional shares rounded down to the nearest whole share.

(c) Company PSUs. As of the Effective Time, each Company PSU that is outstanding immediately prior to the Effective Time shall, without any further action on the part of the holder thereof, be converted into a restricted stock unit with respect to shares of Parent Common Stock (each, an “Assumed PSU”) with the same terms and conditions as were applicable to such Company PSU immediately prior to the Effective Time (other than the performance-based vesting conditions applicable to such Company PSU immediately prior to the Effective Time, which shall cease to apply from and after the Effective Time), except that such Assumed PSU shall relate to such number of shares of Parent Common Stock equal to the product of (i) the number of shares of Company Common Stock subject to such Company PSU immediately prior to the Effective Time with the achievement of the applicable performance metrics for any open performance period determined (x) with respect to the September 2023 Company PSUs, based on actual performance through the Effective Time, as determined reasonably and in good faith by the Compensation Committee of the Company Board and subject to Parent’s approval, and (y) for Company PSUs not covered by clause (x) of this Section 2.6(c), at the superior performance level, multiplied by (ii) the Exchange Ratio, with any fractional shares rounded down to the nearest whole share. Notwithstanding anything to the contrary set forth in this Section 2.6(c), to the extent that any Company PSU covered by clause (x) of this Section 2.6(c) is not earned based on the achievement of actual performance as determined in accordance with this Section 2.6(c), such Company PSU shall, as of immediately prior to the Effective Time, be automatically cancelled without consideration therefor and shall be of no further force and effect.

(d) Company RSTUs. As of the Effective Time, each Company RSTU that is outstanding immediately prior to the Effective Time shall, without any further action on the part of the holder thereof, be assumed by Parent and become a cash-settled restricted stock tracking unit (each, an “Assumed RSTU”) with the same terms and conditions as were applicable to such Company RSTU immediately prior to the Effective Time (other than any performance-based vesting conditions applicable to such Company RSTU immediately prior to the Effective Time, which shall cease to apply from and after the Effective Time), except that such Assumed RSTU shall be based on such number of shares of Parent Common Stock equal to the product of (i) the number of shares of Company Common Stock related to such Company RSTU immediately prior to the Effective Time with the achievement of any applicable performance metrics for any open performance period determined at the superior performance level, multiplied by (ii) the Exchange Ratio, with any fractional amounts rounded down to the nearest whole share.

ARTICLE III

AMENDMENT

Section 3.1 Amendment and Modification. This Plan of Merger may be amended, modified, and supplemented in any and all respects, whether before or after the Company Stockholder Approval or the Parent Stockholder Approval has been obtained, only by the written agreement of each of the Parties; provided, however, that this Plan of Merger shall not be amended, modified, or supplemented after the Company Stockholder Approval or the Parent Stockholder Approval has been obtained unless, to the extent required by applicable law, including to effect any of the changes listed in Section 13.1-716F of the VSCA or the rules and regulations of NYSE or NASDAQ, as applicable, approved by the Company Stockholders or the Parent Stockholders, as applicable.

ARTICLE IV

DEFINITIONS

Section 4.1 Definitions. As used in this Plan of Merger, the following terms shall have the meanings below:

“Agreement” means the Agreement and Plan of Merger by and among Parent, Merger Sub and the Company, dated as of August 5, 2025.

“Company Board” means the board of directors of the Company.

“Company Equity Award” means each Company Stock Option, Company PSU, Company RSU and Company RSTU.

“Company PSU” means each restricted stock unit subject to vesting based on service and performance goals granted pursuant to either of the Company Stock Plans.

“Company RSU” means each restricted stock unit subject to vesting solely based on service (and not on performance) granted pursuant to either of the Company Stock Plans.

“Company RSTU” means each cash-settled restricted stock tracking unit granted pursuant to either of the Company Stock Plans.

“Company Stockholder Approval” means adoption of the Agreement and Plan of Merger by the holders of more than two-thirds of the outstanding shares of Company Common Stock that are entitled to vote thereon at the Company stockholders meeting.

“Company Stock Options” means each option to purchase shares of Company Common Stock granted pursuant to either of the Company Stock Plans.

“Company Stock Plan” means (a) the American Woodmark Corporation 2016 Employee Stock Incentive Plan, as amended, and (b) the American Woodmark Corporation 2023 Employee Stock Incentive Plan, as amended.

“NASDAQ” means the Nasdaq Stock Market or any successor thereto.

“NYSE” means the New York Stock Exchange or any successor thereto.

“Parent” means MasterBrand, Inc., a Delaware corporation.

“Parent Common Stock” means the common stock, par value $0.01 per share, of Parent.

“Parent Stockholder Approval” means the affirmative vote at the Parent stockholders meeting, with respect to the Parent Stock Issuance, of the holders of a majority of the total number of votes of Parent Common Stock represented and entitled to vote thereon.

“Parent Stock Issuance” means the issuance of shares of Parent Common Stock in connection with the Merger.

“Party” means the Company, Parent or Merger Sub, as the case may be.

“Person” means any natural person, corporation, partnership, limited liability company, association, trust, or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“September 2023 Company PSUs” means those Company PSUs granted by the Company on September 5, 2023.